Filed pursuant to Rule 424(b)(1)
Registration No. 333-170176
PROSPECTUS
4,000,000 Shares

Common Shares
We are offering 4,000,000 common shares of beneficial interest, $0.01 par value per share, or common shares. Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “CLDT”. The last reported sale price of our common shares on the NYSE on February 2, 2011 was $16.10 per share.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, among other reasons, ownership of our outstanding common shares by any person is limited to 9.8% by value or number of shares, whichever is more restrictive, subject to certain exceptions. In addition, our declaration of trust contains various other restrictions on the ownership and transfer of our common shares.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of risks that you should consider before investing in our common shares.

	Per Share	Total

Price to the public	$16.00	$64,000,000
Underwriting discounts and commissions	$0.72	$2,880,000
Proceeds to us (before expenses)	$15.28	$61,120,000

We have granted the underwriters the option to purchase up to an additional 600,000 common shares from us, at the offering price, less the underwriting discount, within 30 days of the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Barclays Capital, on behalf of the underwriters, expects to deliver the common shares on or about February 8, 2011.
Joint Book-Running Managers

Barclays Capital	UBS Investment Bank

Joint Lead Manager

FBR Capital Markets

Co-Managers

Morgan Keegan
Credit Agricole CIB
Piper Jaffray
Stifel Nicolaus Weisel
JMP Securities

Prospectus dated February 2, 2011

The names of the brands under which our hotels operate are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents, employees, accountants or attorneys:

•	have approved any disclosure in which they or the names of their brands appear; or

•	are responsible or liable for any of the content of this document.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date specified herein. Our business, financial condition and prospects may have changed since such dates.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, references to “our company,” “we,” “us,” and “our” mean Chatham Lodging Trust and our subsidiaries and references to our “operating partnership” mean Chatham Lodging, L.P. Unless otherwise indicated, the information contained in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to 600,000 additional common shares.

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay and select-service hotels. In April 2010, we raised net proceeds of approximately $158.7 million in our initial public offering of common shares, or IPO, and an additional $10 million through a concurrent private placement of our common shares to Jeffrey H. Fisher, our Chairman, President and Chief Executive Officer. Since the completion of our IPO, we have acquired 13 hotels with an aggregate of 1,650 rooms in nine states for approximately $209 million and have entered into a contract to purchase a hotel located in the greater Pittsburgh, Pennsylvania area for approximately $25 million. We have funded our acquisitions to date with the net proceeds of our IPO and private placement, through the assumption of debt and with borrowings under our senior secured revolving credit facility. We expect to finance the acquisition of the hotel we have under contract to purchase from the net proceeds of this offering and through the assumption of $7.3 million in debt. Our portfolio includes upscale extended-stay hotels that operate under the Homewood Suites by Hilton® brand (seven hotels) and Residence Inn by Marriott® brand (three hotels), as well as premium-branded select-service hotels that operate under the Courtyard by Marriott® brand (one hotel), Hampton Inn and Suites by Hilton® brand (one hotel) and SpringHill Suites by Marriott® brand (one hotel).

We focus our hotel investments primarily in the 25 largest metropolitan markets in the United States. We believe that current market conditions will continue to create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management.

Our management team, led by Mr. Fisher, has extensive experience acquiring, developing, financing, repositioning, managing and selling hotels. Prior to forming Chatham Lodging Trust, Mr. Fisher served as chairman, chief executive officer and president of Innkeepers USA Trust, or Innkeepers, a New York Stock Exchange-listed hotel REIT, from its inception in 1994 through its sale in June 2007. In addition, Peter Willis, our Executive Vice President and Chief Investment Officer, and Dennis M. Craven, our Executive Vice President and Chief Financial Officer, served in similar positions at Innkeepers.

In addition to the hotel we have under contract to purchase, we have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities. As of February 1, 2011, we were actively reviewing potential hotel acquisitions having an aggregate transaction value in excess of $200 million, based on our preliminary discussions with sellers and our internal assessment of the properties’ values. Our management team sourced these potential acquisitions through its extensive relationships with hotel owners, management companies, franchisors, brokers, banks, insurance companies, public institutions, fund managers, REITs, private investors and developers.

Our acquisition of these properties is subject to us negotiating and executing with the sellers mutually acceptable definitive and binding purchase and sale agreements with respect to the properties, which we expect will contain a number of conditions to closing the acquisitions, including:

(i)	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the properties,

(ii)	our completion of satisfactory due diligence with respect to the properties,

(iii)	lender approval of our assumption of existing indebtedness with respect to certain of the properties, and

(iv)	satisfaction of customary closing conditions.

There can be no assurance that the sellers of the properties discussed above will be willing to proceed with the transactions, that we will be able to negotiate and execute satisfactory definitive purchase and sale agreements with the sellers, that our due diligence will be satisfactory or that the conditions to closing will be satisfied.

Upon completion of this offering and the application of the net proceeds as described in “Use of Proceeds,” we expect to have approximately $85 million of borrowing capacity under our credit facility, available to invest in additional hotel properties.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

Our Hotels

The following table sets forth certain operating information for each of our hotels. The operating data includes periods prior to our acquisition of these hotels.

				Number		Purchase		Nine Months Ended
		Date of	Year	of	Purchase	Price per	Assumed	September 30, 2010
Property	Location	Acquisition	Opened	Rooms	Price	Room	Debt	Occupancy	ADR	RevPAR
	(Unaudited)

Homewood Suites by Hilton Boston-Billerica/ Bedford/ Burlington	Billerica, Massachusetts	April 23, 2010	1999	147	$12.5 million	$85,714	—	72.2%	$111.36	$80.40
Homewood Suites by Hilton Minneapolis-Mall of America	Bloomington, Minnesota	April 23, 2010	1998	144	$18.0 million	$125,000	—	86.9%	$108.82	$94.58
Homewood Suites by Hilton Nashville-Brentwood	Brentwood, Tennessee	April 23, 2010	1998	121	$11.3 million	$93,388	—	76.0%	$100.45	$76.30
Homewood Suites by Hilton Dallas-Market Center	Dallas, Texas	April 23, 2010	1998	137	$10.7 million	$78,102	—	65.7%	$98.63	$64.80
Homewood Suites by Hilton Hartford-Farmington	Farmington, Connecticut	April 23, 2010	1999	121	$11.5 million	$95,041	—	68.2%	$110.42	$75.34
Homewood Suites by Hilton Orlando-Maitland	Maitland, Florida	April 23, 2010	2000	143	$9.5 million	$66,433	—	67.6%	$94.90	$64.14
Hampton Inn & Suites Houston-Medical Center	Houston, Texas	July 2, 2010	1997	120	$16.5 million	$137,500	—	76.3%	$113.27	$86.42
Residence Inn Long Island Holtsville	Holtsville, New York	August 3, 2010	2004	124	$21.3 million	$171,774	—	84.2%	$119.48	$100.66
Courtyard Altoona	Altoona, Pennsylvania	August 24, 2010	2001	105	$11.3 million	$107,619	$7.0 million	71.6%	$99.51	$71.23
Springhill Suites Washington	Washington, Pennsylvania	August 24, 2010	2000	86	$12.0 million	$139,535	$5.4 million	85.6%	$103.00	$88.15
Residence Inn White Plains	White Plains, New York	September 23, 2010	1982	133	$21.2 million	$159,398	—	86.4%	$138.12	$119.32
Residence Inn New Rochelle	New Rochelle, New York	October 5, 2010	2000	124	$21.0 million	$169,355	—	87.8%	$149.63	$131.43
Homewood Suites by Hilton Carlsbad (North San Diego County)	Carlsbad, California	November 3, 2010	2008	145	$32.0 million	$220,690	—	88.7%	$134.86	$119.65
Total/Weighted Average				1,650	$208.9 million	$126,606	$12.4 million	78.2%	$115.74	$90.46

(1)	Occupancy represents the average daily occupancy rate for the period presented.

(2)	ADR represents average daily rate.

(3)	RevPAR represents room revenue per available room, calculated as total revenue divided by available room nights.

Recent Developments

Hotel Under Contract

The following table sets forth certain operating information with respect to the hotel we have under contract to purchase.

		Year			Nine Months Ended
		Opened/	Purchase	Assumed	September 30, 2010
Property	Location	Renovated	Price	Debt	Occupancy	ADR	RevPAR
(Unaudited)

Greater Pittsburgh hotel	Pittsburgh, Pennsylvania	2000	$24.9 million	$7.3 million	76.9%	$118.83	$91.40

The closing of the purchase of the greater Pittsburgh hotel is subject to satisfaction of customary closing requirements and conditions. There is no assurance that this acquisition will be consummated in a timely manner or at all.

Credit Facility

On October 12, 2010, we entered into an $85 million senior secured revolving credit facility to fund future acquisition, redevelopment and expansion activities. Subject to the consent of the lenders, we may increase the credit facility by an additional $25 million, for an aggregate principal amount of $110 million. The credit facility has a three-year term and bears interest at our choice of (i) LIBOR (subject to a floor of 1.25%) plus a margin between 3.25% and 4.25%, depending on our leverage ratio, or (ii) a base rate based on the federal funds rate or the administrative agent’s then current “prime rate” plus a margin between 2.25% to 3.25%, depending on our leverage ratio. See “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. We intend to repay amounts outstanding under the credit facility from time to time with the proceeds received from periodic issuances of common and preferred shares, long-term debt financings and cash flows from operations.

Other Matters

Although our audited consolidated financial statements for the year ended December 31, 2010 are not yet complete, we currently anticipate reporting pro forma revenue per available room, or RevPAR, for our 13 hotels of $83.27 for the three months ended December 31, 2010, a 3.5% increase over RevPAR of $80.48 for these 13 hotels for the three months ended December 31, 2009. RevPAR for the three months ended December 31, 2009 and, for a portion of the three months ended December 31, 2010 with respect to the Residence Inn by Marriott in New Rochelle, New York and the Homewood Suites by Hilton in Carlsbad (North San Diego County), California, reflects operations of the hotels prior to our ownership. RevPAR for a portion of the three months ended December 31, 2010 also reflects the adverse impact of 389 rooms (or approximately 24% of our total portfolio) that were out of service during part of this period due to accelerated renovations at three of our 13 hotels. These renovations, as well as renovations at two additional hotels that begin in the first quarter of 2011, are expected to continue throughout the first quarter of 2011. Together, we expect these renovations to account for a total of 670 rooms, or 41% of our total rooms. As a result of these ongoing renovations, we expect our portfolio RevPAR will continue to be adversely impacted through the first quarter of 2011.

We have prepared our anticipated RevPAR for the three months ended December 31, 2010 in good faith based on our internal reporting. However, our anticipated RevPAR for the three months ended December 31, 2010 is derived from our anticipated total revenue for the three months ended December 31, 2010, an amount that has not been audited and is subject to revision based on the completion of the accounting and financial reporting processes necessary to finalize our consolidated financial statements as of and for the year ended December 31, 2010. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to our anticipated RevPAR for the three months ended December 31, 2010. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to that information. We cannot assure you that, upon completion of such accounting and financial reporting processes and finalizing the financial statements as of and for the year ended December 31, 2010, we will not report RevPAR for the three months ended December 31, 2010 materially different than as set forth above. This information should be read in conjunction with the consolidated financial statements and the related notes and “Management Discussion and Analysis of Financial Condition and Results Of Operations” for prior periods included elsewhere in this prospectus.

On September 27, 2010, we declared our first dividend, a third quarter dividend of $0.175 per common share, which was paid on October 29, 2010 to shareholders of record as of October 15, 2010. On December 16, 2010, we declared our second dividend, a fourth quarter dividend of $0.175 per common share, which was paid on January 14, 2011 to shareholders of record as of December 31, 2010.

On September 9, 2010, we appointed Dennis M. Craven as our Executive Vice President and Chief Financial Officer. See “Management — Trustees and Executive Officers.”

Market Opportunity

We believe current market conditions will continue to create attractive opportunities to acquire hotel properties at prices that represent significant discounts to replacement cost and that provide potential for significant long-term value appreciation. Operating performance of the U.S. hotel industry declined significantly in 2008 and 2009 due to challenging economic conditions created by declining gross domestic product, or GDP, high levels of unemployment, low consumer confidence, a significant decline in home prices and a reduction in the availability of credit. While the U.S. hotel industry has shown improvement since the time of our IPO, industry operating performance remains significantly below pre-2008 levels. In addition to facing weakened operating performance, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. We believe that the combination of a decline in operating performance and reduction in the availability of debt financing has caused hotel values to decline in recent years and will continue to lead to increased hotel loan foreclosures and distressed hotel property sales. In addition, we believe that the supply of new hotels is likely to remain low for the next several years due to limited availability of debt financing. Hotel industry operating performance historically has correlated with U.S. GDP growth, and a number of economists and government agencies currently predict that the U.S. economy will grow over the next several years. We believe that U.S. GDP growth, coupled with limited supply of new hotels, will lead to increases in lodging industry RevPAR and hotel operating profits. We believe that our management team’s significant experience in acquiring hotels, our growth oriented capital structure, and our focused business strategy will position us to take advantage of hotel investment opportunities created by current market conditions.

Competitive Strengths

Experienced management team:  We believe that our senior executive officers, who have extensive lodging industry experience, will help drive our company’s growth. Our management team is led by Mr. Fisher, who has over 24 years of experience in the lodging industry, including 13 years as founder and chief executive officer of Innkeepers. Mr. Fisher has longtime relationships with hotel owners, developers, management companies, franchisors, brokers, financiers, research analysts and institutional investors.

Strong acquisition and growth record:  Our management team has executed our initial acquisition growth strategy, having acquired 13 premium-branded upscale extended-stay and select-service hotels since our IPO. Additionally, prior to our formation, Mr. Fisher oversaw the growth of Innkeepers through a $46.9 million IPO in 1994 and served as its chairman and chief executive officer until it was sold in 2007 for a total enterprise value of $1.5 billion.

Prudent capital structure:  We believe that many potential buyers of hotel properties typically utilize significant levels of debt to fund acquisitions and thus may be limited in their ability to make acquisitions under current market conditions. In addition, we believe many potential buyers of hotel properties already have high leverage levels that could limit their ability to acquire additional properties. Upon completion of this offering and application of the net proceeds, as described in “Use of Proceeds,” we expect to have approximately $85 million of borrowing capacity under our credit facility, available to invest in additional hotel properties and to fund renovations at our existing properties, and only $12.7 million in debt. We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness, net of cash, to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges).

Longtime relationships with leading lodging franchise and management companies:  Mr. Fisher has longtime relationships with several leading hotel franchise and management companies, having acquired and developed a significant number of hotels that operate under premium hotel brands, including but not limited to Marriott’s Residence Inn® and Courtyard by Marriott® brands as well as Hilton’s Homewood Suites® and Hampton Inn® brands, among others.

Strategy and Investment Criteria

Our primary objective is to generate attractive returns for our shareholders through investing in hotel properties at prices that provide strong returns on invested capital, paying dividends and generating long-term value appreciation. We believe we can create long-term value by pursuing the following strategies:

•	Disciplined acquisition of hotel properties: We invest primarily in premium-branded upscale extended-stay and select-service hotels with a focus on the 25 largest metropolitan markets in the United States. We focus on acquiring hotel properties at prices below replacement cost in markets that have strong demand generators and where we expect demand growth will outpace new supply. We also seek to acquire properties that we believe are undermanaged or undercapitalized. We currently do not intend to engage in new hotel development.

•	Opportunistic hotel repositioning: We employ value-added strategies, such as re-branding, renovating, or changing management, when we believe such strategies will increase the operating results and values of the hotels we acquire.

•	Aggressive asset management: Although as a REIT we cannot operate our hotels, we proactively manage our third-party hotel managers in seeking to maximize hotel operating performance. Our asset management activities seek to ensure that our third-party hotel managers effectively utilize franchise brands’ marketing programs, develop effective sales management policies and plans, operate properties efficiently, control costs, and develop operational initiatives for our hotels that increase guest satisfaction. As part of our asset management activities, we regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital.

•	Flexible selection of hotel management companies: We are flexible in our selection of hotel management companies and select managers that we believe will maximize the performance of our hotels. We utilize both brand-affiliated management companies and independent management companies, including Island Hospitality Management Inc., or IHM, a hotel management company 90% owned by Mr. Fisher that currently manages five of our hotels. We believe this strategy increases the universe of potential acquisition opportunities we can consider because many hotel properties are encumbered by long-term management contracts.

•	Selective investment in hotel debt: We may consider selectively investing in debt secured by hotel property if we believe we can foreclose on or acquire ownership of the underlying hotel property in the relative near term. We do not intend to invest in any debt where we do not expect to gain ownership of the underlying property or to originate any debt financing.

Summary Risk Factors

An investment in our common shares involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 10 of this prospectus before you decide whether to invest in our common shares. Some of the risks include the following:

•	We were organized in October 2009 and have limited operating history.

•	The closing of our purchase of the hotel we have under contract is subject to customary closing conditions and may not be consummated in a timely manner or at all.

•	Our success depends upon the efforts and expertise of our management team. The loss of their services, and our inability to find suitable replacements, could have an adverse impact on our business.

•	A substantial part of our business strategy is based on our belief that lodging industry fundamentals will improve. If these fundamentals do not improve when or as we expect, or deteriorate, our ability to execute our business strategy and our financial condition, operating results and cash flow may be adversely affected.

•	We rely on third-party hotel management companies to operate our hotel properties under the terms of hotel management agreements. Even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory RevPAR or profits, we may not be able to force the hotel management company to change its method of operating our hotels.

•	Our hotel management agreements require us, through the wholly-owned subsidiaries of our taxable REIT subsidiaries, or TRSs, to bear the operating risks of our hotel properties. We refer to our TRSs and their wholly-owned subsidiaries as our TRS lessees. Any increases in hotel operating expenses or decreases in revenues may have a significant adverse impact on our operating results and cash flow.

•	Because our chief executive officer, Mr. Fisher, owns 90% of IHM, a hotel management company that currently manages five of our hotels and that we may engage to manage certain additional hotels we acquire in the future, conflicts of interest may arise as to the terms of management agreements between us and IHM.

•	To qualify and maintain our qualification for taxation as a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, each year to our shareholders and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. As a result, our ability to fund capital expenditures, acquisitions and hotel redevelopment through retained earnings is very limited. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities. Consequently, after investing the net proceeds of this offering, we will rely upon the availability of debt or equity capital to fund investments in hotel properties and capital improvements. There can be no assurance that we will be able to obtain such financing on favorable terms or at all. We also may not generate sufficient cash flow to fund distributions required to maintain our qualification as a REIT.

•	Funding distributions to shareholders from the net proceeds of this offering could be dilutive to our financial results.

•	If we fail to qualify, or lose our qualification, as a REIT, we will be subject to federal income tax on our taxable income. Our hotel properties leased by our TRS lessees must be operated by “eligible independent contractors,” as defined in the Internal Revenue Code of 1986, as amended, or the Code, in order for the rental income from our TRS leases to qualify as rents from real property under the applicable REIT gross income tests.

Complex constructive ownership rules under the Code apply in determining whether a person qualifies as an eligible independent contractor.

•	We will incur a 100% excise tax on transactions with any of our TRSs, including our TRS lessees, that are not conducted on an arm’s-length basis.

•	Subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. In addition, our declaration of trust and bylaws contain other provisions that may delay, defer or prevent an acquisition of control of our company by a third party without our board of trustees’ approval, even if our shareholders believe the change of control is in their best interests.

•	Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties for reasonable prices in response to changing economic, financial and investment conditions is limited. In addition, because some of our hotel management agreements may be long-term and may not terminate in the event of a sale, our ability to sell hotel properties may be further limited.

Our Organizational Structure

We were formed as a Maryland real estate investment trust in October 2009. We are the sole general partner of Chatham Lodging, L.P., the subsidiary through which we conduct substantially all of our operations and make substantially all of our investments and which we refer to as our operating partnership. Upon completion of this offering, we will contribute to our operating partnership the net proceeds of this offering in exchange for additional limited partnership interests in our operating partnership. In the future we may issue limited partnership interests in our operating partnership as consideration for the purchase of hotel properties or in connection with our Equity Incentive Plan.

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification under the Code, we cannot directly operate any of our hotel properties. Instead, we must lease our hotel properties. Accordingly, we lease each of our hotel properties to one of our TRS lessees, which are wholly owned by our operating partnership. Our TRS lessees pay rent to us that can qualify as “rents from real property,” provided that the TRS lessees engage “eligible independent contractors” to manage our hotels. A TRS is a corporate subsidiary of a REIT that jointly elects with the REIT to be treated as a TRS of the REIT and that pays federal income tax at regular corporate rates on its taxable income. We expect that all of our hotel properties will continue to be leased to one of our wholly owned TRS lessees, which pay us rent out of the revenue of the hotels and engage multiple eligible independent contractors to manage our hotels.

The following chart shows the structure of our company:

(1)	Includes grants of an aggregate of 40,000 restricted common shares to our independent trustees. Also includes 10,450 restricted common shares awarded to each of Messrs. Willis and Craven pursuant to our Equity Incentive Plan as part of our 2010 compensation program.

(2)	Includes 15,650 restricted common shares awarded to Mr. Fisher pursuant to our Equity Incentive Plan as part of our 2010 compensation program.

(3)	Upon completion of our IPO, we issued an aggregate of 231,525 long-term incentive plan, or LTIP, units in our operating partnership to Messrs. Fisher and Willis. In addition, we issued 26,250 LTIP units to Mr. Craven upon commencement of his employment in September 2010. See “Compensation Discussion and Analysis — Equity Incentive Plan.”

(4)	Includes IHM.

Tax Status

Upon filing our federal income tax return for our short taxable year ended December 31, 2010, we will elect to be taxed as a REIT for federal income tax purposes. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of beneficial interest. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code and that our current and intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2010 and continuing thereafter.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS lessees will be fully subject to federal, state and local corporate income tax.

Distribution Policy

We intend over time to make regular quarterly distributions to our common shareholders. In order to qualify and maintain our qualification for taxation as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. On September 27, 2010, we declared our first dividend, a third quarter dividend of $0.175 per common share, which was paid on October 29, 2010 to shareholders of record as of October 15, 2010. On December 16, 2010, we declared our second dividend, a fourth quarter dividend of $0.175 per common share, which was paid on January 14, 2011 to shareholders of record as of December 31, 2010. Distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our board of trustees. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments represent ownership of equity interests in hotel properties, which generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with qualifying and maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

Restrictions on Ownership of Our Common Shares

In order to help us qualify as a REIT, among other reasons, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as an “eligible independent contractor” under the REIT rules. Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of these limits and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT.

The Offering

Common shares offered	4,000,000 common shares (plus up to 600,000 additional common shares that we may issue and sell upon exercise of the underwriters’ over-allotment option).

Common shares outstanding upon completion of this offering	13,220,854 common shares(1)

Use of proceeds	We will contribute the net proceeds of this offering to our operating partnership. We intend to use approximately $42.5 million of the net proceeds of this offering to pay down debt under our credit facility and approximately $18 million of the net proceeds of this offering to complete the acquisition of a hotel located in the greater Pittsburgh, Pennsylvania area, which we currently have under contract to purchase.

Our operating partnership will use the remaining net proceeds to invest in additional hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes, including renovations and upgrades of guest rooms and common areas at certain of our hotels. Prior to the full investment of the net offering proceeds in hotel properties, we intend to invest in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in hotel properties. See “Use of Proceeds.”

New York Stock Exchange symbol	“CLDT”

Ownership and transfer restrictions	Our declaration of trust, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.”

Risk Factors	Investing in our common shares involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common shares.

(1)	Includes 40,000 restricted common shares issued to our independent trustees concurrent with the closing of our IPO under our Equity Incentive Plan and an aggregate of 36,550 restricted common shares awarded to Messrs. Fisher, Willis and Craven pursuant to our Equity Incentive Plan. Excludes (i) an aggregate of 257,775 common shares underlying LTIP units in our operating partnership that were issued to Messrs. Fisher and Willis in connection with our IPO and to Mr. Craven upon joining our company, (ii) 211,730 common shares reserved for issuance under our Equity Incentive Plan and (iii) 600,000 common shares issuable upon exercise of the underwriters’ over-allotment option.

Our Information

Our principal executive offices are located at 50 Cocoanut Row, Suite 216, Palm Beach, Florida 33480. Our telephone number is (561) 802-4477.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus, including in “Management Discussion and Analysis of Financial Condition and Results of Operations.” If any of the risks discussed in this prospectus occurs, our business, prospects, financial condition, cash flows, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have limited operating history, which may affect our ability to generate sufficient operating cash flows to make or sustain distributions to our shareholders.

We were organized in October 2009 and have limited operating history. Our ability to make or sustain distributions to our shareholders depends on many factors, including the availability of acquisition opportunities that satisfy our investment strategies and our success in identifying and consummating them on favorable terms, readily accessible short-term and long-term financing on favorable terms and conditions in the financial markets, the real estate market, the hotel industry and the economy. We cannot assure you that we will be able to acquire properties with attractive returns or will not seek properties with greater risk to obtain the same level of returns or that the value of our properties in the future will not decline substantially.

The purchase of the property we have under contract may not be consummated in a timely manner or at all.

We have entered into an agreement to purchase a hotel located in the greater Pittsburgh, Pennsylvania area. The closing of the purchase of this hotel is subject to satisfaction of customary closing requirements and conditions and there is no assurance that it will be consummated in a timely manner or at all. This transaction, whether or not it is successful, requires substantial time and attention from management. Furthermore, this potential acquisition requires significant expense, including expenses for due diligence, legal fees and related overhead. To the extent we do not acquire this hotel, these expenses will not be offset by revenues from this property. If we do not consummate this acquisition in a timely manner or at all, our financial results would be adversely affected.

Although we are in various stages of reviewing and negotiating a number of potential hotel properties for potential acquisition, we have not yet committed a substantial portion of the net proceeds from this offering to any specific hotel property and, therefore, you will be unable to evaluate the allocation of a substantial amount of the net proceeds from the offering or the economic merits of some of our acquisitions prior to making an investment decision.

We have not yet committed a substantial portion of the net proceeds of this offering to specific hotel properties and you will be unable to evaluate the economic merits of investments we make with a substantial portion of the net proceeds before making an investment decision to purchase our common shares. As a result, we will have broad authority to invest the net proceeds of this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. These factors will increase the uncertainty, and thus the risk, of investing in our common shares. Our failure to apply the net proceeds of this offering effectively or find suitable hotel properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Until appropriate investments can be identified, we may invest the net proceeds of the offering in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve our hotel properties. We may be unable to invest the net proceeds on acceptable terms, or at all, which could delay shareholders receiving an appropriate return on their investment. We cannot assure you that we will be able to identify properties that meet our investment criteria, that we will successfully consummate any investment opportunities we identify, or that investments we may make will generate income or cash flow.

Because our senior executive officers have broad discretion to invest the proceeds of the offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior executive officers have broad discretion, within the general investment criteria established by our board of trustees, to invest the net proceeds of the offering and to determine the timing of such investment. Our senior executive officers may therefore make investments where the returns are substantially below expectations or which result in net losses.

Our investment policies are subject to revision from time to time in our board’s discretion, which could diminish shareholder returns below expectations.

Our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

We depend on the efforts and expertise of our key executive officers whose continued service is not guaranteed.

We depend on the efforts and expertise of our chief executive officer, as well as our other senior executives, to execute our business strategy. The loss of their services, and our inability to find suitable replacements, could have an adverse effect on our business.

If we are unable to successfully manage our growth, our operating results and financial condition could be adversely affected.

Our ability to grow our business depends upon our senior executive officers’ business contacts and their ability to successfully hire, train, supervise and manage additional personnel. We may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to manage any future growth effectively, our operating results and financial condition could be adversely affected.

Our future growth depends on obtaining new financing and if we cannot secure financing in the future, our growth will be limited.

The success of our growth strategy depends on access to capital through use of excess cash flow, borrowings or subsequent issuances of common shares or other securities. Acquisitions of new hotel properties will require significant additional capital and existing hotels require periodic capital improvement initiatives to remain competitive. We may not be able to fund acquisitions or capital improvements solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to satisfy the requirements for qualification as a REIT for federal income tax purposes. As a result, our ability to fund capital expenditures for acquisitions through retained earnings is very limited. Our ability to grow through acquisitions of hotels will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on capital markets conditions. We cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

We must rely on third-party management companies to operate our hotels in order to qualify as a REIT under the Code and, as a result, we have less control than if we were operating the hotels directly.

In order for us to qualify as a REIT, third parties must operate our hotels. We lease each of our hotels to our TRS lessees. The TRS lessees, in turn, have entered into management agreements with third party management companies to operate our hotels. While we expect to have some input into operating decisions for those hotels leased by our TRS lessees and operated under management agreements, we have less control than if we were managing the hotels ourselves. Even if we believe that our hotels are not being operated efficiently, we may not be able to require an operator to change the way it operates our hotels. Jeffrey H. Fisher, our chief executive officer, controls IHM, a hotel management company that currently manages five of our hotels and may manage additional hotels that we acquire in the future. See “— Conflicts of interest could result in future business transactions between us and affiliates owned by our Chief Executive Officer” below.

Our management agreements could adversely affect the sale or financing of hotel properties and, as a result, our operating results and ability to make distributions to our shareholders could suffer.

While we would prefer to enter into flexible management contracts that will provide us with the ability to replace hotel managers on relatively short notice and with limited cost, we may enter into, or acquire properties subject to, management contracts that contain more restrictive covenants. For example, the terms of some management agreements may restrict our ability to sell a property unless the purchaser is not a competitor of the manager and assumes the related management agreement and meets specified other conditions. Also, the terms of a long-term management agreement encumbering our properties may reduce the value of the property. If we enter into or acquire properties subject to any such management agreements, we may be precluded from taking actions that would otherwise be in our best interest or could cause us to incur substantial expense, which could adversely affect our operating results and our ability to make distributions to shareholders. Moreover, the management agreements that we use in connection with hotels managed by IHM were not negotiated on an arm’s-length basis due to Mr. Fisher’s control of IHM and therefore may not contain terms as favorable to us as we could obtain in an arm’s-length transaction with a third party. See “Conflicts of interest could result in future business transactions between us and affiliates owned by our Chief Executive Officer” below.

Our franchisors could cause us to expend additional funds on upgraded operating standards, which may reduce cash available for distribution to shareholders.

Our hotels operate under franchise agreements, and we may become subject to the risks that are found in concentrating our hotel properties in one or several franchise brands. Our hotel operators must comply with operating standards and terms and conditions imposed by the franchisors of the hotel brands under which our hotels operate. Pursuant to certain of the franchise agreements, certain upgrades are required every five to six years, and the franchisors may also impose upgraded or new brand standards, such as substantially upgrading the bedding, enhancing the complimentary breakfast or increasing the value of guest awards under its ‘frequent guest’ program, which can add substantial expense for the hotel. The franchisors also may require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial and may reduce cash available for distribution to our shareholders.

Our franchisors may cancel or fail to renew our existing franchise licenses, which could adversely affect our operating results and our ability to make distributions to shareholders.

Our franchisors periodically inspect our hotels to confirm adherence to the franchisors’ operating standards. The failure of a hotel to maintain standards could result in the loss or cancellation of a franchise license. We rely on our operators to conform to operational standards. In addition, when the term of a franchise expires, the franchisor has no obligation to issue a new franchise. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the affected hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise or adverse developments with respect to a franchise brand under which our hotels operate could also have a material adverse effect on our financial condition, results of operations and cash available for distribution to shareholders.

Fluctuations in our financial performance, capital expenditure requirements and excess cash flow could adversely affect our ability to make and maintain distributions to our shareholders.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our shareholders (determined before the deduction for dividends paid and excluding any net capital gains). In the event of downturns in our operating results and financial performance or unanticipated capital improvements to our hotels (including capital improvements that may be required by franchisors), we may be unable to declare or pay distributions to our shareholders, or maintain our then-current dividend rate. The timing and amount of distributions are in the sole discretion of our board of trustees, which considers, among other factors, our financial performance, debt service obligations and applicable debt covenants (if any), and capital expenditure requirements. We cannot assure you we will generate sufficient cash in order to continue to fund distributions.

Among the factors which could adversely affect our results of operations and distributions to shareholders are reductions in hotel revenues; increases in operating expenses at the hotels leased to our TRS lessees; increased debt service requirements, including those resulting from higher interest rates on variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Hotel revenue can decrease for a number of reasons, including increased competition from new hotels and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at hotels and could directly affect us negatively by:

•	reducing the hotel revenue that we recognize with respect to hotels leased to our TRS lessees; and

•	correspondingly reducing the profits (or increasing the loss) of hotels leased to our TRS lessees. We may be unable to reduce many of our expenses in tandem with revenue declines, (or we may choose not to reduce them for competitive reasons), and certain expenses may increase while our revenue declines.

Future debt service obligations could adversely affect our overall operating results and may require us to liquidate our properties, which could adversely affect our ability to make distributions to our shareholders and our share price.

We intend to use secured and unsecured debt to finance long-term growth. While we intend to target overall debt levels, net of cash, of not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges), our board of trustees may change this financing policy at any time without shareholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring additional debt could subject us to many risks, including the risks that:

•	operating cash flow will be insufficient to make required payments of principal and interest;

•	our leverage may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and

•	the terms of our debt may limit our ability to make distributions to our shareholders.

If we violate covenants in our debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we are unable to repay our debt obligations in the future, we may be forced to refinance debt or dispose of or encumber our assets, which could adversely affect distributions to shareholders.

If we do not have sufficient funds to repay our outstanding debt at maturity, or before maturity in the event we breach our debt agreements and our lenders exercise their right to accelerate repayment, we may be required to refinance the debt through additional debt or additional equity financings. Covenants applicable to our existing and future debt could impair our planned investment strategy and, if violated, result in a default. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses. We have placed mortgages on certain of our hotel properties to secure our credit facility, have assumed mortgages on two other hotels we acquired, and may place additional mortgages on certain of our hotels to secure other debt. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our hotel properties that are pledged to secure our obligations to foreclosure.

Interest expense on our debt may limit our cash available to fund our growth strategies and shareholder distributions.

Higher interest rates could increase debt service requirements on debt under our credit facility and any floating rate debt that we incur in the future and could reduce the amounts available for distribution to our shareholders, as well as reduce funds available for our operations, future business opportunities, or other purposes. Interest expense on our credit facility is based on floating interest rates.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make shareholder distributions.

We may obtain in the future one or more forms of interest rate protection — in the form of swap agreements, interest rate cap contracts or similar agreements — to hedge against the possible negative effects of interest rate fluctuations. However, such hedging implies costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder. Furthermore, any such hedge agreements would subject us to the risk of incurring significant non-cash losses on our hedges due to declines in interest rates if our hedges were not considered effective under applicable accounting standards.

Joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and disputes between us and our joint venture partners.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner would have full control over the partnership or joint venture. Disputes between us and partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

We may from time to time make distributions to our shareholders in the form of our common shares, which could result in shareholders incurring tax liability without receiving sufficient cash to pay such tax.

Although we have no current intention to do so, we may in the future distribute taxable dividends that are payable in cash and common shares at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, if a significant number of our shareholders determine to sell common shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common shares.

Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our trustees, officers and employees.

We have adopted a policy that any transaction, agreement or relationship in which any of our trustees, officers or employees has a direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Other than this policy, however, we have not adopted and may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest. See “Investment Policies and Policies with Respect to Certain Activities — Conflict of Interest Policy”.

Conflicts of interest could result in future business transactions between us and affiliates owned by our Chief Executive Officer.

Our chief executive officer, Mr. Fisher, owns 90% of IHM, a hotel management company that currently manages five of our hotels and may manage additional hotels that we acquire in the future. Because Mr. Fisher is our Chief Executive Officer and controls IHM, conflicts of interest may arise between us and Mr. Fisher as to whether and on what terms new management contracts will be awarded to IHM, whether and on what terms management agreements will be renewed upon expiration of their terms, enforcement of the terms of the management agreements and whether hotels managed by IHM will be sold. See “Certain Relationships and Related Transactions”.

Risks Related to the Lodging Industry

The lodging industry has experienced recent significant declines and failure of the lodging industry to exhibit improvement may adversely affect our ability to execute our business strategy.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our future hotel properties and therefore the net operating profits of our TRSs. The current global economic downturn has led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

A substantial part of our business strategy is based on the belief that the lodging markets in which we invest will experience improving economic fundamentals in the future. We anticipate that recovery will lag an improvement in economic conditions. However, we cannot predict the severity or length of the global economic downturn or the extent to which lodging industry fundamentals will improve. In the event conditions in the industry do not improve when and as we expect, or deteriorate, our ability to execute our business strategy would be adversely affected, which could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Our ability to make distributions to our shareholders may be affected by various operating risks common in the lodging industry.

Hotel properties are subject to various operating risks common to the hotel industry, many of which are beyond our control, including:

•	competition from other hotel properties in our prospective markets, some of which may have greater marketing and financial resources;

•	an over-supply or over-building of hotel properties in our prospective markets, which could adversely affect occupancy rates and revenues;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	necessity for periodic capital reinvestment to repair and upgrade hotel properties;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

•	adverse effects of a downturn in the economy or in the hotel industry; and

•	risk generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRSs and the rental income we receive from our TRSs, which in turn could adversely affect our ability to make distributions to our shareholders.

Competition for acquisitions may reduce the number of properties we can acquire.

We compete for hotel investment opportunities with competitors that may have a different tolerance for risk or have substantially greater financial resources than are available to us. This competition may generally limit the number of hotel properties that we are able to acquire and may also increase the bargaining power of hotel owners seeking to sell, making it more difficult for us to acquire hotel properties on attractive terms, or at all.

Competition for guests may lower our hotels’ revenues and profitability.

The upscale extended-stay and mid-price segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation, and reservation systems, among many other factors. Many competitors will have substantially greater marketing and financial resources than our operators or us. New hotels create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to shareholders.

The seasonality of the hotel industry may cause fluctuations in our quarterly revenues that cause us to borrow money to fund distributions to shareholders.

Some hotel properties have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in revenues. Quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in order to offset these fluctuations in revenue and to make distributions to shareholders.

The cyclical nature of the lodging industry may cause the return on our investments to be substantially less than we expect.

The lodging industry is highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affects levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Decline in lodging demand, or a continued growth in lodging supply, could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our shareholders.

Due to our concentration in hotel investments, a downturn in the lodging industry would adversely affect our operations and financial condition.

Our entire business is related to the hotel industry. Therefore, a downturn in the hotel industry, in general, will have a material adverse effect on our revenues, net operating profits and cash available to distribute to shareholders.

The ongoing need for capital expenditures at our hotel properties may adversely affect our financial condition and limit our ability to make distributions to our shareholders.

Hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders require us to set aside amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	possibility that revenues will be reduced temporarily while rooms or restaurants offered are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

•	disputes with franchisors/managers regarding compliance with relevant management/franchise agreements.

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our shareholders.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our properties are franchised. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Future terrorist attacks or changes in terror alert levels could adversely affect travel and hotel demand.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries over the past several years, often disproportionately to the effect on the overall economy. The impact that terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined but any such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and our results of operations and financial condition.

Potential future outbreaks of contagious diseases, such as H1N1, could have a material adverse effect on our revenues and results of operations due to decreased travel, especially in areas significantly affected by the disease.

The widespread outbreak of infectious or contagious disease in the United States, such as the H1N1 influenza, could reduce travel and adversely affect the hotel industry generally and our business in particular.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our shareholders.

We maintain comprehensive insurance on each of our hotel properties, including liability, terrorism, fire and extended coverage, of the type and amount customarily obtained for or by hotel property owners. There can be no assurance that such coverage will continue to be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods and losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing may not be insurable or may not be insurable on reasonable economic terms. Lenders may require such insurance and failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, insurance coverage may not be sufficient to cover the full current market value or replacement cost of the lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we invested in a hotel property, as well as the anticipated future revenue from that particular hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with environmental laws and governmental regulations could adversely affect our operating results and our ability to make distributions to shareholders.

Under various federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner’s liability therefor as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect the owner’s ability to sell the real estate or to borrow funds using such property as collateral, which could have an adverse effect on our return from such investment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by release of hazardous substances and for property contamination. For instance, a person exposed to asbestos while working at or staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental issues restrict the use of a property or place conditions on various activities. One example is laws that require a business using chemicals to manage them carefully and to notify local officials if regulated spills occurs.

Although it is our policy to require an acceptable Phase I environmental survey for all real property in which we invest, such surveys are limited in scope and there can be no assurance that there are no hazardous or toxic substances on such property that we would purchase. We cannot assure you:

•	that future laws, ordinances or regulations will not impose material environmental liability; or

•	that the current environmental condition of a hotel will not be affected by the condition of properties in the vicinity of the hotel (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Compliance with the Americans with Disabilities Act and other changes in governmental rules and regulations could substantially increase our cost of doing business and adversely affect our operating results and our ability to make distributions to our shareholders.

Our hotel properties are subject to the Americans with Disabilities Act of 1990, or the ADA. Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although we intend to continue to acquire assets that are substantially in compliance with the ADA, we may incur additional costs of complying with the ADA at the time of acquisition and from time-to-time in the future to stay in compliance with any changes in the ADA. A number of additional federal, state and local laws exist that also may require modifications to our investments, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. If we were required to make substantial modifications at our properties to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

The Employee Free Choice Act could substantially increase our cost of doing business and adversely affect our operating results and our ability to make distributions to shareholders.

A number of members of the U.S. Congress and President Obama have stated that they support the Employee Free Choice Act, which, if enacted, would discontinue the current practice of having an open process where both the union and the employer are permitted to educate employees regarding the pros and cons of joining a union before having an election by secret ballot. Under the Employee Free Choice Act, employees would only hear the union’s side of the argument before making a commitment to join the union. The Employee Free Choice Act would permit unions to quietly collect employee signatures supporting the union without notifying the employer and permitting the employer to explain its views before a final decision is made by the employees. Once a union has collected signatures from a majority of the employees, the employer would have to recognize, and bargain with, the union. If the employer and the union fail to reach agreement on a collective bargaining contract within a certain number of days, both sides would be forced to submit their respective proposals to binding arbitration and a federal arbitrator would be permitted to create an employment contract binding on the employer. If the Employee Free Choice Act is enacted, a number of the hotel properties we own or seek to acquire could become unionized.

Generally, unionized hotel employees are subject to a number of work rules that could decrease operating margins at the unionized hotels. If that is the case, we believe that the unionization of hotel employees at hotels that we acquire may result in a significant decline in hotel profitability and value, which could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

General Risks Related to Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our hotel properties and adversely affect our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions may be limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, such as those that occurred on September 11, 2001.

We may seek to sell hotel properties in the future. There can be no assurance that we will be able to sell any hotel property on acceptable terms.

Currently, little credit is available to purchasers of hotel properties and financing structures such as CMBS, which have been used to finance many hotel acquisitions in recent years, have been reduced. If financing for hotel properties is not available or is not available on attractive terms, it will adversely impact the ability of third parties to buy our hotels. As a result, we may hold our hotel properties for a longer period than we would otherwise desire and may sell hotels at a loss.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to shareholders.

Increases in our property taxes would adversely affect our ability to make distributions to our shareholders.

Hotel properties are subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. In particular, our property taxes could increase following our hotel purchases as the acquired hotels are reassessed. If property taxes increase, our financial condition, results of operations and our ability to make distributions to our shareholders could be materially and adversely affected and the market price of our common shares could decline.

Our hotel properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of mold to which hotel guests or employees could be exposed at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which could be costly. In addition, exposure to mold by guests or employees, management company employees or others could expose us to liability if property damage or health concerns arise.

Risks Related to Our Organization and Structure

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated

Our bylaws obligate us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Provisions of Maryland law may limit the ability of a third party to acquire control of our Company and may result in entrenchment of management and diminish the value of our common shares.

Certain provisions of the Maryland General Corporation Law (“MGCL”) applicable to Maryland real estate investment trusts may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“Business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares) or an affiliate of any interested shareholder for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

•	“Control share” provisions that provide that our “control shares” (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price.

Provisions of our declaration of trust may limit the ability of a third party to acquire control of our Company and may result in entrenchment of management and diminish the value of our common shares.

Our declaration of trust authorizes our board of trustees to issue up to 500,000,000 common shares and up to 100,000,000 preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may authorize the issuance of additional shares or establish a series of common or preferred shares that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if shareholders believe that a change of control is in their interest.

Failure to make required distributions would subject us to tax.

In order for federal corporate income tax not to apply to earnings that we distribute, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined before the deductions for dividends paid and excluding any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under the Code. Our only source of funds to make these distributions comes from distributions that we will receive from our operating partnership. Accordingly, we may be required to borrow money, sell assets, use the proceeds from this offering or make taxable distributions of our capital shares or debt securities, to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% nondeductible excise tax in a particular year.

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would subject us to federal income tax and potentially to state and local taxes.

We intend to elect to be taxed as a REIT for federal income tax purposes, commencing with our short taxable year ended December 31, 2010 upon the filing of our federal income tax return for that year. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our shares of beneficial interest. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify, which would negatively impact the value of our common shares.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses that could adversely affect our operating results and our ability to make distributions to shareholders.

Our leases with our TRS lessees require our TRS lessees to pay us rent based in part on revenues from our hotels. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, which would adversely affect our TRS lessees’ ability to pay us rent due under the leases, including but not limited to the increases in wage and benefit costs, repair and maintenance expenses, energy costs, property taxes, insurance costs and other operating expenses.

Increases in these operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

The formation of our TRS lessees increases our overall tax liability.

Our TRS lessees are subject to federal, state and local income tax on their taxable income, which consists of the revenues from the hotel properties leased by our TRS lessees, net of the operating expenses for such hotel properties and rent payments to us. Accordingly, although our ownership of our TRS lessees allows us to participate in the operating income from our hotel properties in addition to receiving rent, that operating income is fully subject to income tax. The after-tax net income of our TRS lessees is available for distribution to us.

Our ownership of TRSs is limited and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from hotels that are operated by eligible independent contractors pursuant to hotel management agreements. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to federal, foreign, state and local income tax on their taxable income, and their after-tax net income is available for distribution to us but is not required to be distributed to us. We believe that the aggregate value of the stock and securities of our TRSs is and will continue to be less than 25% of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

If our leases with our TRS lessees are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we will be required to satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRS lessees, which we anticipate will constitute substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We have structured our leases, and intend to structure any future leases, so that the leases will be respected as true leases for federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs and likely would fail to qualify as a REIT status.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% currently (through the end of 2012). Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease substantially all of our hotels to our TRS lessees. A TRS lessee will not be treated as a “related party tenant,” and will not be treated as directly operating a lodging facility, which is prohibited, to the extent the TRS lessee leases properties from us that are managed by an “eligible independent contractor.”

We believe that the rent paid by our TRS lessee is qualifying income for purposes of the REIT gross income tests and that our TRSs qualify to be treated as taxable REIT subsidiaries for federal income tax purposes, but there can be no assurance that the IRS will not challenge this treatment or that a court would not sustain such a challenge. If the IRS were successful in challenging this treatment, it is possible that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for federal income tax purposes, unless certain relief provisions applied.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the hotel management companies that enters into a management contract with our TRS lessees must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS lessees to be qualifying income for our REIT income test requirements. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own more than 35% of our outstanding shares (by value) and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the manager, taking into account only owners of more than 5% of our shares and, with respect to ownership interests in such managers that are publicly traded, only holders of more than 5% of such ownership interests. Complex ownership attribution rules apply for purposes of these 35% thresholds. Although we intend to monitor ownership of our shares by our property managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common shares.

In order to satisfy the requirements for REIT qualification, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year beginning with our 2011 taxable year. To assist us to satisfy the requirements for our REIT qualification, our declaration of trust contains an ownership limit on each class and series of our shares. Under applicable constructive ownership rules, any common shares owned by certain affiliated owners generally will be added together for purposes of the common share ownership limit, and any shares of a given class or series of preferred shares owned by certain affiliated owners generally will be added together for purposes of the ownership limit on such class or series.

If anyone transfers shares in a way that would violate the ownership limit, or prevent us from qualifying as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the ownership limit or the other restrictions on transfer in our declaration of trust bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRSs.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

The ability of our board of trustees to change our major policies may not be in your interest.

Our board of trustees determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to shareholders and our continued qualification as a REIT. Our board may amend or revise these and other policies and guidelines from time to time without the vote or consent of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our investors could lose confidence in our reported financial information, which could harm our business and the market value of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their opinion on our internal control over financial reporting. While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate control over our financial reporting and financial processes. Furthermore, as we rapidly grow our business and acquire new hotel properties with existing internal controls that may not be consistent with our own, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common shares. In particular, we will need to establish, or cause our third party hotel managers to establish, controls and procedures to ensure that hotel revenues and expenses are properly recorded at our hotels. The existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. Any such failure could cause investors to lose confidence in our reported financial information and adversely affect the market value of our common shares or limit our access to the capital markets and other sources of liquidity.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities that constitute qualified real estate assets and securities of our TRSs) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities that constitute qualified real estate assets and securities of our TRSs) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

We are generally required to distribute to our shareholders at least 90% of our taxable income each year for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by the risk factors described in this prospectus. We currently do not expect to use the proceeds from this offering to make distributions to our shareholders. Subject to satisfying the requirements for REIT qualification, we intend over time to make regular quarterly distributions to our shareholders. Our board of trustees has the sole discretion to determine the timing, form and amount of any distributions to our shareholders. Our board of trustees makes determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, satisfaction of the requirements for REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our shareholders are:

•	our inability to invest the proceeds of the offering;

•	our inability to realize attractive returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to continue to make distributions to our shareholders or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common shares. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results and may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares. We also could use borrowed funds or proceeds from the sale of assets to fund distributions.

In addition, distributions that we make to our shareholders are generally taxable to our shareholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder’s investment in our common shares.

The trading price of our common shares may be less than the offering price.

The public offering price for the shares in this offering has been determined by us and the underwriters. We cannot assure you that the price at which the common shares will sell in the public market after the completion of this offering will not be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially, which may limit your ability to liquidate your investment.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our shares in public trading markets is the annual yield from distributions on our common or preferred shares as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common shares or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza, avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes.

Because we have a limited equity market capitalization and our common shares are traded in low volumes, the stock market price of our common shares is susceptible to fluctuation to a greater extent than companies with larger market capitalization. As a result, your ability to liquidate your investment may be limited and the sale of common shares in this offering could cause the stock market price of our common shares to decline.

The number of shares available for future sale could adversely affect the market price of our common shares.

We cannot predict the effect, if any, of future sales of common shares, or the availability of common shares for future sale, on the market price of our common shares. Sales of substantial amounts of common shares (including shares issued to our trustees and officers), or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares.

We also may issue from time to time additional common shares or limited partnership interests in our operating partnership in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares or may impair our ability to raise capital through a sale of additional equity securities. Upon completion of this offering, we expect to have 13,220,854 common shares outstanding, including the common shares sold in this offering, or 13,820,854 common shares outstanding if the underwriters’ over-allotment option is exercised in full. Our Equity Incentive Plan provides for grants of equity based awards up to an aggregate of 565,359 common shares.

Future offerings of debt or equity securities ranking senior to our common shares or incurrence of debt (including under our credit facility) may adversely affect the market price of our common shares.

If we decide to issue debt or equity securities in the future ranking senior to our common shares or otherwise incur indebtedness (including under our credit facility), it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to our shareholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our common shares and may result in dilution to owners of our common shares. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could reduce the market price of our common shares and dilute the value of our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the proceeds of this offering;

•	market trends in our industry, interest rates, real estate values, the debt financing markets or the general economy or the demand for commercial real estate loans;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements;

•	changes in the value of our properties;

•	our expected portfolio of properties;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to satisfy the requirements for REIT qualification under the Code;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our shareholders in the future;

•	general volatility of the capital markets and the market price of our common shares; and

•	degree and nature of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $60,500,000 after deducting the underwriting discounts and commissions and other estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $69,668,000.

We will contribute the net proceeds of this offering to our operating partnership in exchange for additional limited partnership interests in our operating partnership.

Our operating partnership intends to use approximately $42.5 million of the net proceeds of this offering to pay down debt under our credit facility, which bears interest at a rate of approximately 4.5% per annum as of February 1, 2011 and will mature on October 12, 2013. We intend to use approximately $18 million of the net proceeds of this offering to complete the acquisition of a hotel located in the greater Pittsburgh, Pennsylvania area, which we currently have under contract to purchase.

We will use the remaining net proceeds to invest in hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes, including renovations and upgrades of guest rooms and common areas of certain of our hotels, which we believe will enhance their competitive position as economic and lodging industry conditions improve. We generally intend to invest the remaining net proceeds as promptly as we can identify hotel acquisition opportunities that are consistent with our investment strategy. However, we cannot predict if or when we will identify and acquire hotels that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering. Prior to the full investment of the offering proceeds in hotel properties, we intend to invest in interest-bearing short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These investments are expected to provide a lower net return than we seek to achieve from investments in our hotel properties.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of September 30, 2010;

•	our pro forma capitalization as of September 30, 2010, giving effect to (i) borrowings of $42.8 million under our credit facility, (ii) completion of our acquisitions of the Residence Inn by Marriott® in New Rochelle, New York, the Homewood Suites by Hilton® in Carlsbad (North San Diego County), California and (iii) the probable acquisition of a hotel located in the greater Pittsburgh, Pennsylvania area, which we currently have under contract to purchase, to be financed from the net proceeds of this offering and through the assumption of $7.3 million in debt; and

•	our pro forma capitalization as of September 30, 2010, as adjusted to give effect to the sale of our common shares in this offering, at an offering price of $16.00 per share, not including shares subject to the underwriters’ over-allotment option, and net of the underwriting discounts and commissions and other estimated offering expenses payable by us in connection with this offering, and the application of $42.5 million of the net proceeds thereof to pay down borrowings under our credit facility.

The following table should be read in conjunction with the section captioned “Management Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2010
			Pro Forma
	Actual	Pro Forma	As Adjusted
		(Unaudited)
	(Dollars in thousands)

Borrowings under revolving credit facility	—	$42,800	300
Mortgage loans payable	12,410	19,750	19,750

Total debt	12,410	62,550	20,050

Shareholders’ equity
Common shares, $0.01 par value, 500,000,000 shares authorized, 9,208,750 shares issued and outstanding, actual; 13,208,750 shares issued and outstanding, as adjusted(1)	92	92	132
Additional paid-in capital	168,966	168,966	229,426
Retained deficit	(2,542)	(2,542)	(2,542)

Total shareholders’ equity	166,516	166,516	227,016

Noncontrolling interest in operating partnership	275	275	275

Total capitalization	$179,201	$229,341	$247,341

(1)	Excludes (i) 478,359 common shares reserved for issuance under our Equity Incentive Plan and (ii) 600,000 common shares issuable upon exercise of the underwriters’ over-allotment option.

DISTRIBUTION POLICY

We intend over time to make regular quarterly distributions to holders of our common shares. In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

•	the sum of certain items of non-cash income (as determined under Sections 857 of the Code).

Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the income and excise tax on undistributed REIT taxable income. See “Material U.S. Federal Income Tax Considerations.”

•	Distributions are authorized by our board of trustees and declared by us based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the net proceeds of this offering;

•	any debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to pay distributions to our shareholders depend, in part, upon our receipt of distributions from our operating partnership, which depends upon receipt of rent payments from our TRS lessees and the management of our hotels by the third-party hotel management companies that our TRS lessees have engaged to operate our hotels. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments consists of ownership of equity interests in hotel properties, which generates depreciation and other non-cash charges against our income, a portion of our distributions may constitute a return of capital for federal income tax purposes. To the extent not inconsistent with our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

Our ability to pay distributions is restricted by the terms of our credit facility, which limits the amount of our quarterly distributions to the amount necessary to enable us to (1) maintain our REIT qualification and (2) avoid incurring income and excise taxes.

In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results and may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares. We also could use borrowed funds or proceeds from the sale of assets to pay distributions.

MARKET PRICE OF OUR COMMON SHARES

Our common shares are traded on the NYSE under the symbol “CLDT.” As of February 2, 2011, we had 9,220,854 common shares outstanding and three registered shareholders of record of our common shares. This figure does not include beneficial owners who hold shares in nominee name. On February 2, 2011, the closing price of our common shares, as reported on the NYSE, was $16.10. The following table sets forth, for the periods indicated, the high and low sale prices of our common shares since completion of our IPO, as reported on the NYSE, and the dividends paid by us with respect to those periods.

2010	High	Low	Dividends

Second quarter (commencing April 16, 2010 to June 30, 2010)	$20.70	$17.45	—
Third quarter	$18.92	$14.25	$0.175
Fourth quarter	$19.46	$16.11	$0.175

2011

First quarter (through February 2, 2011)	$17.57	$16.01

SELECTED FINANCIAL DATA

The following table presents selected historical financial information as of and for the nine months ended September 30, 2010. The selected historical financial information as of and for the period from inception through December 31, 2009 has been derived from our historical financial statements audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The selected historical financial information as of and for the nine months ended September 30, 2010 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of September 30, 2010 and the results of our operations and cash flow for the nine months ended September 30, 2010. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full year. The selected historical financial data should be read in conjunction with “Management Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

The following table presents unaudited selected pro forma consolidated balance sheet data as of September 30, 2010, which has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on September 30, 2010:

(i)	the acquisition of the Residence Inn by Marriott® in New Rochelle, New York, which was completed on October 5, 2010; and

(ii)	the sale of 4,000,000 common shares in this offering at a public offering price of $16.00 per share, not including shares subject to the underwriters’ over-allotment option and net of underwriting discounts and commissions and offering costs.

The unaudited selected pro forma consolidated operating data in the table below for the nine months ended September 30, 2010 and the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the transactions described in items (i) and (ii) above, assuming such transactions and our initial public offering were completed on January 1, 2009, but does not include the estimated effect of our acquisition of the Homewood Suites by Hilton® in Carlsbad (North San Diego County), California for approximately $32 million or our anticipated acquisition of a hotel located in the greater Pittsburgh, Pennsylvania area, which we currently have under contract to purchase, for approximately $25 million, including the assumption of $7.3 million in debt.

The following selected historical and pro forma financial data should be read in conjunction with (i) our historical audited financial statements as of and for the period ended December 31, 2009 and the notes thereto appearing elsewhere in this prospectus, (ii) our historical unaudited financial statements as of and for the nine months ended September 30, 2010 and the notes thereto appearing elsewhere in this prospectus (iii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited consolidated financial statements of our hotels and the notes thereto appearing elsewhere in this prospectus and (v) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following selected unaudited pro forma financial data does not purport to be, and should not be viewed as, indicative of our future results of operations or financial condition.

	Historical	Pro Forma
	Nine Months	Year Ended	Nine Months
	Ended	December 31,	Ended
Property	September 30, 2010	2009	September 30, 2010
	(In thousands, except share and per share data)

Statement of Operations Data:
Total revenues	$13,041	$47,236	$37,144
Hotel operating expenses	7,592	29,062	22,463
Corporate general and administrative	2,340	3,387	3,168
Hotel property acquisition costs	2,165	—	—
Property taxes and insurance	718	3,345	2,672
Depreciation and amortization	1,200	6,821	5,153
Total operating expenses	14,015	42,615	33,456
Operating income (loss)	(974)	4,621	3,688
Interest expense	(19)	(752)	(556)
Interest income	109	—	109
Income (loss) before income tax expense	(884)	3,869	3,241
Income tax expense	(46)	(276)	(124)
Net income (loss) attributable to common shareholders	$(930)	$3,593	$3,117
Income (loss) per common share, basic and diluted	$(0.17)	$0.39	$0.34
Weighted average number of common shares, basic and diluted	5,448,663	9,208,750	9,208,750

	Historical	Pro Forma
	As of September 30,	As of September 30,
	2010	2010
	(Unaudited)
	(In thousands)	(Unaudited)
		(In thousands)

Balance Sheet Data:
Investment in hotel properties, net	$154,040	$174,755
Cash and cash equivalents	26,845	66,083
Restricted cash	5,689	5,689
Hotel receivables (net of allowance for doubtful accounts)	859	905
Deferred costs, net	1,047	1,109
Prepaid expenses and other assets	592	762

Total assets	$189,072	$249,303

Mortgage loans payable	$12,410	$12,410
Accounts payable and accrued expenses	3,039	3,075
Accrued underwriter fees	5,175	5,175
Distributions payable	1,657	1,657

Total liabilities	22,281	22,317

Total shareholders’ equity	166,516	226,711

Noncontrolling interest in operating partnership	275	275

Total liabilities and equity	$189,072	$249,303

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the information provided under the section of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-looking Statements,” and “Business” and our audited balance sheet and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay and select-service hotels. In April 2010, we raised net proceeds of approximately $158.7 million in our IPO and an additional $10 million through a concurrent private placement of our common shares to Mr. Fisher. Since the completion of our IPO, we have acquired 13 hotels with an aggregate of 1,650 rooms in nine states for approximately $209 million and have entered into a contract to purchase a hotel located in the greater Pittsburgh, Pennsylvania area for approximately $25 million. We have funded our acquisitions to date with the net proceeds of our IPO and private placement, through the assumption of debt and with borrowings under our credit facility. We expect to finance the acquisition of the hotel we have under contract to purchase from the net proceeds of this offering and through the assumption of $7.3 million in debt. Our portfolio includes upscale extended-stay hotels that operate under the Homewood Suites by Hilton® brand (seven hotels) and Residence Inn by Marriott® brand (three hotels), as well as premium-branded select-service hotels they operate under the Courtyard by Marriott® brand (one hotel), Hampton Inn and Suites by Hilton® brand (one hotel) and SpringHill Suites by Marriott® brand (one hotel).

Upscale extended-stay hotels typically have the following characteristics:

•	their principal customer base includes business travelers who are on extended assignments and corporate relocations;

•	their services and amenities include complimentary breakfast and evening hospitality hour, high-speed internet access, in-room movie channels, limited meeting space, daily linen and room cleaning service, 24-hour front desk, guest grocery services, and an on-site maintenance staff; and

•	their physical facilities include large suites, quality construction, full separate kitchens in each guest suite, quality room furnishings, pool, and exercise facilities.

We also invest in premium-branded select-service hotels such as Courtyard by Marriott®, Hampton Inn and Suites® and SpringHill Suites by Marriott®. The service and amenity offerings of these hotels typically include complimentary breakfast, high-speed internet access, local calls, in-room movie channels, and daily linen and room cleaning service. We focus primarily on hotels in the 25 largest metropolitan markets in the United States. We believe that current market conditions will continue to create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management.

Our management team, led by Mr. Fisher, has extensive experience acquiring, developing, financing, repositioning, managing and selling hotels. Prior to forming Chatham Lodging Trust, Mr. Fisher served as chairman, chief executive officer and president of Innkeepers USA Trust, or Innkeepers, a New York Stock Exchange-listed hotel real estate investment trust, or REIT, from its inception in 1994 through its sale in June 2007. In addition, Peter Willis, our Executive Vice President and Chief Investment Officer, and Dennis M. Craven, our Executive Vice President and Chief Financial Officer, served in similar positions at Innkeepers.

In addition to the hotel we have under contract to purchase, we have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities. As of February 1, 2011, we were actively reviewing potential hotel acquisitions having an aggregate transaction value in excess of $200 million, based on our preliminary discussions with sellers and our internal assessment of the properties’ values. Our management team sourced these potential acquisitions through their extensive relationships with hotel owners, management companies, franchisors, brokers, banks, insurance companies, public institutions, fund managers, REITs, private investors and developers.

Our acquisition of these properties is subject to us negotiating and executing with the sellers mutually acceptable definitive and binding purchase and sale agreements with respect to the properties, which we expect will contain a number of conditions to closing the acquisitions, including:

(i)	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the properties,

(ii)	our completion of satisfactory due diligence with respect to the properties,

(iii)	lender approval of our assumption of existing indebtedness with respect to certain of the properties, and

(iv)	satisfaction of customary closing conditions.

There can be no assurance that the sellers of the properties discussed above will be willing to proceed with the transactions, that we will be able to negotiate and execute satisfactory definitive purchase and sale agreements with the sellers, that our due diligence will be satisfactory or that the conditions to closing will be satisfied.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

For us to qualify as a REIT under the Code, we cannot operate the hotels that we acquire. Therefore, our operating partnership and its subsidiaries lease our hotel properties to our TRS lessees, who in turn have engaged eligible independent contractors to manage our hotels. Each of these lessees is owned by a TRS for federal income tax purposes and is consolidated into our financial statements for accounting purposes. However, since both our operating partnership and our TRS lessees are controlled by us, our principal source of funds on a consolidated basis is from the operations of our hotels. The earnings of our TRS lessees are subject to taxation as regular C corporations, reducing such lessees’ ability to pay dividends, our funds from operations and the cash available for distribution to our shareholders.

Results of Operations

Industry outlook

Operating performance for the U.S. lodging industry declined 16.7% in 2009, as reported by Smith Travel Research, due to the challenging economic conditions created by declining GDP, high levels of unemployment, low consumer confidence, the significant decline in home prices and a reduction in available credit. We believe that the hotel industry’s performance is correlated to the performance of the economy overall, and with key economic indicators such as GDP growth, employment trends, corporate profits and consumer confidence improving, we expect a rebound in the performance of the hotel industry. After 19 consecutive months of declining year over year RevPAR, monthly RevPAR has been higher year over year beginning in March 2010, as reported by Smith Travel Research.

While the U.S. hotel industry has shown improvement since the time of our IPO and we are encouraged by these improvements, industry operating performance remains significantly below pre-2008 levels. In addition to facing weakened operating performance, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. We believe that the combination of a decline in operating performance and reduction in the availability of debt financing has caused hotel values to decline in recent years and will continue to lead to increased hotel loan foreclosures and distressed hotel property sales. In addition, we believe that the supply of new hotels is likely to remain low for the next several years due to limited availability of debt financing. Hotel industry operating performance historically has correlated with U.S. GDP growth, and a number of economists and government agencies currently predict that the U.S. economy will grow over the next several years. We believe that U.S. GDP growth, coupled with limited supply of new hotels, will lead to increases in lodging industry RevPAR and hotel operating profits.

Three months and nine months ended September 30, 2010

Prior to April 21, 2010, operations had not commenced because we were in our developmental stage. For the third quarter and year to date of 2010, we had a net loss of $0.3 million, or a loss of $0.03 per diluted share, and $0.9 million, or a loss of $0.17 per diluted share, respectively. For the quarter, FFO, Adjusted FFO, EBITDA and Adjusted EBITDA were $0.5 million, $2.0 million, $0.9 million and $2.3 million, respectively. Year to date, FFO, Adjusted FFO, EBITDA and Adjusted EBITDA were $0.3 million, $2.7 million, $0.9 million and $3.3 million, respectively.

Results of operations for the three and nine months ended September 30, 2010 include the operating activities of the 11 hotels owned at September 30, 2010 since their acquisition.

Revenues

Total revenue was $8.4 million and $13.0 million for the quarter and year to date, respectively. Since all of our hotels are select service or limited service hotels, room revenue is the primary revenue source as these hotels do not have a meaningful food and beverage source or large group conference facilities. As such, room revenue was $8.1 million and $12.7 million for the quarter and year to date, respectively, which revenue comprised 97% of total revenue for the quarter and year to date. Other operating revenue, comprised of meeting room, gift shop, in-room movie and other ancillary amenities revenue, was $0.2 million and $0.3 million for the quarter and year to date, respectively.

Since room revenue is the primary component of total revenue, our revenue results are dependent on maintaining and improving occupancy, ADR and RevPAR at our hotels. Occupancy, ADR, and RevPAR results are presented in the following table based on the period since our acquisition of the hotels:

	Quarter Ended	Year to Date
	September 30, 2010	September 30, 2010

Portfolio
ADR	$107.93	$106.32
Occupancy	74.3%	75.7%
RevPAR	$80.21	$80.49

Hotel Operating Expenses

Hotel operating expenses were $4.9 million and $7.6 million for the quarter and year to date, respectively. As a percentage of total revenue, hotel operating expenses were 59% and 58% for the quarter and year to date, respectively. Direct hotel operating expenses included rooms expense of $1.9 million and $3.0 million for the quarter and year to date, respectively. Other direct expenses, which include management and franchise fees, insurance, utilities, repairs and maintenance, advertising and sales, and corporate general and administrative expenses, were $3.0 million and $4.6 million for the quarter and year to date, respectively.

Depreciation and Amortization

Depreciation and amortization expense was $0.8 million and $1.2 million for the quarter and year to date, respectively. Depreciation is recorded on our hotel buildings over 40 years from the date of acquisition. Depreciable lives of hotel furniture, fixtures and equipment are generally three to ten years between the date of acquisition and the date that the furniture, fixtures and equipment will be replaced. Amortization of franchise fees is recorded over the term of the respective franchise agreement.

Real Estate and Personal Property Taxes

Total real estate and personal property taxes expenses were $0.5 million and $0.7 million for the quarter and year to date, respectively.

Corporate General and Administrative

Corporate general and administrative expenses principally consist of employee-related costs, including base payroll and amortization of restricted stock and LTIP unit awards. These expenses also include corporate operating costs, professional fees and trustees’ fees. Total corporate general and administrative expenses were $1.4 million and $2.3 million for the quarter and year to date, respectively. Payroll related costs were $0.4 million and $0.6 million and share-based compensation was $0.4 million and $0.6 million for the quarter and year to date, respectively. During the quarter, payroll costs included expenses of $0.2 million and share-based compensation included an expense of $0.1 million related to the termination of the former chief financial officer. Organization costs of $0 and $0.1 million are included in corporate general and administrative expenses for the quarter and year to date, respectively, and we do not expect these costs to recur as the costs were related to our start-up as an organization.

Hotel Property Acquisition Costs

We incurred acquisition costs of $1.2 million and $2.2 million for the quarter and year to date, respectively. These expenses represent costs associated with the purchase of the eleven hotels owned at September 30, 2010, costs associated with the purchase of two hotels acquired subsequent to the end of the quarter, as well as costs for potential hotel acquisitions. These acquisition-related costs are expensed when incurred rather than capitalized. Including the acquisitions completed subsequent to the end of the quarter, year to date acquisition costs were approximately 1% of total assets.

Interest Income

Interest income on cash and cash equivalents was $0.1 million for both the quarter and year to date.

Interest Expense

Interest expense was $19 thousand for both the quarter and year to date. In connection with the acquisition of two hotels during the quarter, we assumed two loans with a combined aggregate principal balance of approximately $12.4 million. The average interest rate of the two fixed rate loans is 5.9%.

Income Tax Expense

Income tax expense was $0 and $46 thousand for the quarter and year to date, respectively. Our TRSs are subject to income taxes and this expense is based on the taxable income of the TRSs for the periods at a tax rate of approximately 40%.

Material Trends or Uncertainties

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either the capital resources or the revenues or income to be derived from the acquisition and operation of properties, loans and other permitted investments, other than those referred to in “Risk Factors”.

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of our operating performance prescribed by GAAP.

We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it measures our performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing our operating performance between periods and between REITs.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO, including hotel property acquisition costs and costs associated with the departure of our former chief financial officer, which are referred to as “Other charges included in general and administrative expenses” below. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

The following is a reconciliation between net loss to FFO and Adjusted FFO for the nine months ended September 30, 2010 (in thousands, except share data):

For the
Nine Months Ended
September 30,
2010

FFO:
Net loss attributable to common shareholders	$(930)
Depreciation	1,200

FFO	270
Hotel property acquisition costs	2,165
Other charges included in general and administrative expenses	270

Adjusted FFO	$2,705

We calculate EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; and depreciation and amortization (including amortization of non-cash share-based compensation). We believe EBITDA is useful to investors in evaluating our operating performance because it helps investors compare our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. In addition, we use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

We further adjust EBITDA for certain additional items, including hotel property acquisition costs and costs associated with the departure of our former chief financial officer, which are referred to as “Other charges included in general and administrative expenses” below and which we believe are not indicative of the performance of our underlying hotel properties. We believe that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

The following is a reconciliation between net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2010 (in thousands):

For the
Nine Months Ended
September 30,
2010

EBITDA:
Net loss attributable to common shareholders	$(930)
Interest expense	19
Income tax expense	46
Depreciation and amortization	1,200
Share-based compensation	630

EBITDA	965
Hotel property acquisition costs	2,165
Other charges included in general and administrative expenses	183

Adjusted EBITDA	$3,313

Although we present FFO, EBITDA and Adjusted EBITDA because we believe they are useful to investors in comparing our operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period using EBITDA;

•	Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters we consider not to be indicative of the underlying performance of our hotel properties; and

•	other companies in our industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA and Adjusted EBITDA are not measures of our liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using FFO, Adjusted FFO, EBITDA and Adjusted EBITDA only supplementally. Our consolidated financial statements and the notes to those statements included elsewhere in this prospectus are prepared in accordance with GAAP.

Sources and Uses of Cash

Our principal sources of cash include net cash from operations and proceeds from debt and equity issuances. Our principal uses of cash include acquisitions, capital expenditures, operating costs, corporate expenditures, debt repayments and distributions to equity holders.

For the nine months ended September 30, 2010, net cash flows provided by operations were $1.7 million, as our net loss of $930 thousand was due in significant part to non-cash expenses, including $1.2 million of depreciation and amortization and $630 thousand of share-based compensation expense. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our hotels resulted in net cash inflow of $834 thousand. Net cash flows used in investing activities were $148.6 million, which represents the acquisition of the eleven hotels as well as additional improvements in those hotels of $0.9 million and $5.7 million of funds placed into escrows for future acquisitions and lender or manager required escrows. Net cash flows provided by financing activities were $173.7 million, comprised primarily from proceeds generated from the IPO and our concurrent private placement of common shares to our Chief Executive Officer, net of underwriting fees and offering costs paid or payable to third parties of $173.9 million.

As of September 30, 2010, we had cash and cash equivalents of approximately $26.8 million. Subsequent to September 30, 2010, we used $19.0 million of cash and cash equivalents and $2.0 million of restricted cash to fund the acquisition of the Residence Inn by Marriott® in New Rochelle, New York and paid $5.2 million of deferred underwriting fees once we had invested 85% of the IPO proceeds in hotel properties. Payment of the deferred underwriting fees was made on October 21, 2010. On October 29, 2010, we paid $1.7 million in third quarter dividends on our common shares and distributions on our LTIP units.

Liquidity and Capital Resources

We intend to limit the outstanding principal amount of our consolidated indebtedness, net of cash, to not more than 35% of the investment in our hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges) measured at the time we incur debt, and a subsequent decrease in hotel property values will not necessarily cause us to repay debt to comply with this limitation. Our board of trustees may modify or eliminate this policy at any time without the approval of our shareholders. Upon completion of this offering, we expect to have approximately $85 million of borrowing capacity under our credit facility, available to fund additional investments in hotel properties. There can be no assurance that we will continue to make investments in properties that meet our investment criteria.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund dividends in accordance with the requirements for qualification as a REIT under the Code. We expect to meet our long-term liquidity requirements, such as hotel property acquisitions, through the cash we will have available upon completion of this offering and subsequent borrowings and expect to fund other investments in hotel properties and scheduled debt maturities through long-term secured and unsecured borrowings and the issuance of additional equity or debt securities.

On October 12, 2010, we entered into a senior secured revolving credit facility to fund future acquisition, redevelopment and expansion activities. Currently, we have $42.8 million of outstanding borrowings under this credit facility. We intend to repay amounts outstanding under the credit facility from time to time with periodic common and preferred share issuances, long-term debt financings and cash flows from operations.

The following chart summarizes certain terms of our credit facility.

Lenders	Facility Amount	Interest Rate	Term	Security

Barclays Capital; Regions Capital Markets; Credit Agricole Corporate and Investment Bank; UBS Securities LLC and US Bank National Association	$85,000,000(1)	Our choice of (i) LIBOR(2) (floor of 1.25%) + a margin between 3.25% and 4.25%, depending on our leverage ratio(3); or (ii) base rate(4) + 2.25% to 3.25%, depending on our leverage ratio(3)	3 years (October 12, 2013)	All borrowing base properties(5), including any related personal property, and the equity interests of certain of our subsidiaries

(1)	Subject to the consent of the lenders, we may increase the facility amount by an additional $25 million, for an aggregate principal amount of $110 million.

(2)	LIBOR means London Interbank Offered Rate.

(3)	Leverage ratio is the ratio of our consolidated total debt to the total value of our assets for the four fiscal quarters most recently ended at the time of calculation.

(4)	Base rate means for any day a fluctuating annual rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the administrative agent bank’s then-current “prime rate” and (c) one-month LIBOR (subject to a 1.25% floor) plus 1.00%.

(5)	Borrowing base properties are subject to lender approval as set forth in the credit facility agreements.

Subject to certain terms and conditions set forth in the credit agreement, the operating partnership may increase the original principal amount of the credit agreement by an additional $25.0 million. Pursuant to the credit agreement, we and certain of our indirect subsidiaries guaranteed to the lenders all of the obligations of the operating partnership under the credit agreement, any notes and the other loan documents, including any obligations under hedging arrangements. From time to time, the operating partnership may be required to cause additional subsidiaries to become guarantors under the credit agreement.

Availability under the credit agreement is based on the least of the following: (i) the aggregate commitments of all lenders, (ii) a percentage of the “as-is” appraised value of qualifying borrowing base properties (subject to certain concentration limitations and other deductions) and (iii) a percentage of net operating income from qualifying borrowing base properties (subject to certain limitations and other deductions). The credit agreement is secured by each borrowing base property, including all personal property assets related thereto, and the equity interests of borrowing base entities and certain other of our subsidiaries. There are currently seven properties in the borrowing base under the credit agreement.

The credit agreement provides for revolving credit loans to us. All borrowings under the credit agreement will bear interest at a rate per annum equal to, at our option, (i) the greater of (A) 1.25% plus a margin that fluctuates based upon our leverage ratio or (B) the Eurodollar Rate (as defined in the credit agreement) plus a margin that fluctuates based upon our leverage ratio; or (ii) the greatest of (A) 2.25%, (B) the prime lending rate as set forth on the Reuters Screen RTRTSY1 (or such other comparable publicly available rate if such rate no longer appears on the Reuters Screen RTRTSY1), (C) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus 1/2 of 1%, or (D) 1% plus the Eurodollar Rate (as defined in the credit agreement). The credit agreement also permits the issuance of letters of credit and provides for swing line loans.

The credit agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum leverage ratio, a minimum fixed charge coverage ratio and minimum net worth financial covenants, limitations on (i) liens, (ii) incurrence of debt, (iii) investments, (iv) distributions, and (v) mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the credit agreement could result in all loans and other obligations becoming immediately due and payable and the credit facility being terminated and allow the lenders to exercise all rights and remedies available to them with respect to the collateral.

We intend to repay $42.5 million in borrowings under our credit facility out of the net proceeds from this offering. We may fund future acquisitions with the remaining net proceeds of this offering or with borrowings under our credit facility.

We intend to continue to invest in hotel properties only as suitable opportunities arise. In the near-term, we intend to fund future investments in properties with the net proceeds of this offering. Longer term, we intend to finance our investments with the net proceeds from additional issuances of common and preferred shares, issuances of units of limited partnership interest in our operating partnership or other securities or borrowings. The success of our acquisition strategy may depend, in part, on our ability to access additional capital through issuances of equity securities. There can be no assurance that we will continue to make investments in properties that meet our investment criteria.

Quantitative and Qualitative Disclosure About Market Risk

Interest rate risk

We may be exposed to interest rate changes primarily as a result of our assumption of long-term debt in connection with our acquisitions. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With respect to variable rate financing, we will assess interest rate risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

At September 30, 2010, our consolidated debt was comprised only of fixed interest rate loans. The following table provides information about our financial instruments that are sensitive to changes in interest rates. The fair value of our fixed rate debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market interest rates. The following table provides information about our financial instruments that are sensitive to changes in interest rates (in thousands):

	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value

Liabilities
Fixed-rate:
Debt	$80	$334	$354	$375	$398	$10,894	$12,435	$12,346
Average interest rate	5.90%	5.90%	5.90%	5.90%	5.90%	5.91%	5.91%

Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our management companies to raise room rates.

Seasonality

Depending on a hotel’s location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our credit facility to make distributions to our equity holders. We also could utilize proceeds from this offering to fund distributions.

Debt

During the third quarter, we assumed $12.4 million of fixed rate mortgage loans in connection with two hotel acquisitions. The carrying value of the mortgage debt was approximately equal to the fair value of the debt on the date of assumption. The weighted average interest rate of the two loans is approximately 5.9%. In connection with our acquisition of a hotel located in the greater Pittsburgh, Pennsylvania area, which we currently have under contract to purchase, we expect to assume a $7.3 million loan carrying an interest rate of 6.5% that matures in September 2021.

Financial Covenants

The two mortgage loans we assumed contain financial covenants concerning the maintenance of a minimum debt service coverage ratio based on hotel EBITDA. The loan encumbering the Altoona hotel requires a minimum ratio of 1.5x and the hotel’s ratio is 1.8x. The loan encumbering the Washington hotel requires a minimum ratio of 1.65x and the hotel’s ratio is 2.6x. We are in compliance with these covenants at September 30, 2010.

Dividend Policy

We are required to distribute at least 90% of our annual taxable income, excluding net capital gains, to our stockholders in order to maintain our qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by us to pay dividends on our common shares are provided through distributions from the Operating Partnership.

Our current policy on common dividends is generally to distribute, over time, 100% of our annual taxable income. The amount of any dividends will be determined by our board of trustees. On September 27, 2010, we declared our first dividend, a third quarter dividend of $0.175 per common share and LTIP unit. The dividends to our common shareholders and the distributions to our LTIP unit holders were paid on October 29, 2010 to holders of record as of October 15, 2010. On December 16, 2010, we declared our second dividend, a fourth quarter dividend of $0.175 per common share and LTIP Unit, which was paid on January 14, 2011 to shareholders of record as of December 31, 2010.

Contractual Obligations

On October 12, 2010, we, as parent guarantor, and the operating partnership, as borrower, entered into a $85.0 million, three-year, secured revolving credit agreement with the lenders party thereto, Barclays Capital and Regions Capital Markets as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent, Credit Agricole Corporate and Investment Bank, UBS Securities LLC and US Bank National Association acting as co-documentation agents.

On October 5, 2010, we acquired the 124-room Residence Inn by Marriott® in New Rochelle, New York for $21 million, plus customary pro-rated amounts and closing costs, from New Roc Hotels, LLC. The hotel is managed by IHM pursuant to a 5-year management agreement. On November 3,

2010, we acquired the 145-room Homewood Suites by Hilton® Carlsbad in Carlsbad, California for $32 million, plus customary pro-rated amounts and closing costs, from Royal Hospitality Washington, LLC and Lee Estates, LLC. The hotel is managed by IHM pursuant to a 5-year management agreement. On January 31, 2011, we entered into a contract to acquire a hotel located in the greater Pittsburgh, Pennsylvania area for a total purchase price of approximately $25 million, which includes the assumption of approximately $7.3 million in debt on the property. The acquisition of this hotel is subject to customary closing requirements and conditions, and there is no assurance that this acquisition will be consummated in a timely manner or at all.

Critical Accounting Policies

We consider the following policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require management judgment. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates and assumptions.

Investment in Hotel Properties

We allocate the purchase prices of hotel properties acquired based on the fair value of the acquired real estate, furniture, fixtures and equipment, identifiable intangible assets and assumed liabilities. In making estimates of fair value for purposes of allocating the purchase price, we utilize a number of sources of information that are obtained in connection with the acquisition of a hotel property, including valuations performed by independent third parties and information obtained about each hotel property resulting from pre-acquisition due diligence. Hotel property acquisition costs, such as transfer taxes, title insurance, environmental and property condition reviews, and legal and accounting fees, are expensed in the period incurred.

Our investment in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings, 15 years for building improvements, seven years for land improvements and three to ten years for furniture, fixtures and equipment. Renovations and/or replacements at the hotel properties that improve or extend the life of the assets are capitalized and depreciated over their useful lives, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from our accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

We will periodically review its hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management will perform an analysis to determine if the estimated undiscounted future cash flows, without interest charges, from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized. We do not believe that there are any facts or circumstances indicating impairment in the carrying value of any of our hotel properties.

We will consider a hotel property as held for sale when a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash, no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner and the sale is expected to occur within one year. If these criteria are met, depreciation and amortization of the hotel property will cease and an impairment loss if any will be recognized if the fair value of the hotel property, less the costs to sell, is lower than the carrying amount of the hotel property.

We will classify the loss, together with the related operating results, as discontinued operations in the consolidated statements of operations and classify the assets and related liabilities as held for sale in the consolidated balance sheets. As of September 30, 2010, we had no hotel properties held for sale.

Revenue Recognition

Revenues from hotel operations are recognized when rooms are occupied and when services are provided. Revenues consist of amounts derived from hotel operations, including sales from room, meeting room, gift shop, in-room movie and other ancillary amenities. Sales, use, occupancy, and similar taxes are collected and presented on a net basis (excluded from revenues) in the accompanying consolidated statements of operations.

Share-Based Compensation

We measure compensation expense for the restricted share awards based upon the fair market value of our common shares at the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period and is included in general and administrative expense in the accompanying consolidated statements of operations. We will pay dividends on nonvested restricted shares.

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our short taxable year ended December 31, 2010. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States, or GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we currently distribute our taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to shareholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Recently Issued Accounting Standards

In June 2009, the FASB issued an accounting standard that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. We are evaluating the effect of this accounting standard on future acquisitions.

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification, or the Codification, the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. The adoption of this accounting standard did not have a significant impact on our financial statements.

Off-balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

BUSINESS

Overview

We are a self-advised hotel investment company organized in October 2009 to invest in premium-branded upscale extended-stay and select-service hotels. In April 2010, we raised net proceeds of approximately $158.7 million in our IPO and an additional $10 million through a concurrent private placement of our common shares to Mr. Fisher. Since the completion of our IPO, we have acquired 13 hotels with an aggregate of 1,650 rooms in nine states for approximately $209 million and have entered into a contract to purchase a hotel located in the greater Pittsburgh, Pennsylvania area for approximately $25 million. We have funded our acquisitions to date with the net proceeds of our IPO and private placement, through the assumption of debt and with borrowings under our credit facility. We expect to finance the acquisition of the hotel we have under contract to purchase from the net proceeds of this offering and through the assumption of $7.3 million in debt. Our portfolio includes upscale extended-stay hotels that operate under the Homewood Suites by Hilton® brand (seven hotels) and Residence Inn by Marriott® brand (three hotels), as well as premium-branded select-service hotels that operate under the Courtyard by Marriott® brand (one hotel), Hampton Inn and Suites by Hilton® brand (one hotel) and SpringHill Suites by Marriott® brand (one hotel).

We focus our hotel investments primarily in the 25 largest metropolitan markets in the United States. We believe that current market conditions will continue to create attractive opportunities to acquire high quality hotels at cyclically low prices that will benefit from an improving economy and our aggressive asset management.

Our management team, led by our chief executive officer, Mr. Fisher, has extensive experience acquiring, developing, financing, repositioning, managing and selling hotels. Prior to forming Chatham Lodging Trust, Mr. Fisher served as chairman, chief executive officer and president of Innkeepers USA Trust, or Innkeepers, a New York Stock Exchange-listed REIT, from its inception in 1994 through its sale in June 2007. In addition, Peter Willis, our Executive Vice President and Chief Investment Officer, and Dennis M. Craven, our Executive Vice President and Chief Financial Officer, served in similar positions at Innkeepers.

In addition to the hotel we have under contract to purchase, we have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities. As of February 1, 2011, we were actively reviewing potential hotel acquisitions having an aggregate transaction value in excess of $200 million, based on our preliminary discussions with sellers and our internal assessment of the properties’ values. Our management team sourced these potential acquisitions through their extensive relationships with hotel owners, management companies, franchisors, brokers, banks, insurance companies, public institutions, fund managers, REITs, private investors and developers.

Our acquisition of these properties is subject to us negotiating and executing with the sellers mutually acceptable definitive and binding purchase and sale agreements with respect to the properties, which we expect will contain a number of conditions to closing the acquisitions, including:

(i)	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the properties,

(ii)	our completion of satisfactory due diligence with respect to the properties,

(iii)	lender approval of our assumption of existing indebtedness with respect to certain of the properties, and

(iv)	satisfaction of customary closing conditions.

There can be no assurance that the sellers of the properties discussed above will be willing to proceed with the transactions, that we will be able to negotiate and execute satisfactory definitive purchase and sale agreements with the sellers, that our due diligence will be satisfactory or that the conditions to closing will be satisfied.

Upon completion of this offering and the application of the net proceeds as described in “Use of Proceeds,” we expect to have approximately $85 million of borrowing capacity under our credit facility, available to invest in additional hotel properties.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes.

Market Opportunity

We believe current market conditions will continue to create attractive opportunities to acquire hotel properties at prices that represent significant discounts to replacement cost and that provide potential for significant long-term value appreciation. Operating performance of the U.S. hotel industry declined significantly in 2008 and 2009 due to challenging economic conditions created by declining gross domestic product, or GDP, high levels of unemployment, low consumer confidence, a significant decline in home prices and a reduction in the availability of credit. While the U.S. hotel industry has shown improvement since the time of our IPO, industry operating performance remains significantly below pre-2008 levels. In addition to facing weakened operating performance, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. We believe that the combination of a decline in operating performance and reduction in the availability of debt financing has caused hotel values to decline in recent years and will continue to lead to increased hotel loan foreclosures and distressed hotel property sales. In addition, we believe that the supply of new hotels is likely to remain low for the next several years due to limited availability of debt financing. Hotel industry operating performance historically has correlated with U.S. GDP growth, and a number of economists and government agencies currently predict that the U.S. economy will grow over the next several years. We believe that U.S. GDP growth, coupled with limited supply of new hotels, will lead to increases in lodging industry RevPAR and hotel operating profits. We believe that our management team’s significant experience in acquiring hotels, our growth oriented capital structure, and our focused business strategy will position us to take advantage of hotel investment opportunities created by current market conditions.

As shown in the table below, monthly RevPAR for U.S. hotels began to grow on a year-over-year basis in March 2010 after 19 consecutive months of decline.

Source: Smith Travel Research.

In addition to facing a decline in operating results, hotel owners have been adversely impacted by a significant decline in the availability of debt financing. As shown in the table below, the CMBS market historically provided a significant amount of debt financing to the real estate industry, especially from 2004 through 2007, but new issuances from 2008 through December 31, 2010 remain significantly below historical levels.

Source: Commercial Mortgage Alert (CMAlert.com).

Note: Includes U.S. agency and non-agency issuance.

Given weak current operating conditions in the lodging sector and limited availability of debt to fund new development projects, we believe that growth in new hotel room supply is likely to remain low for the next several years as shown in the chart below.

Source: Smith Travel Research (1996-2010); Colliers PKF Hospitality Research, December 2010 — February 2011 Edition of “Hotel Horizons® Econometric Forecasts of U.S. Hotel Markets,” (2011E-2014E).

Hotel industry operating performance historically has correlated with overall GDP growth. As shown below, U.S. real GDP is projected to grow over the next several years.

Source: U.S. Real GDP from Bureau of Economic Analysis (1988-2009) and IMF World Economic and Financial Surveys (2010E-2014E).

We believe that a recovery in U.S. GDP growth, coupled with limited growth in new hotel room supply, will lead to significant increases in lodging industry RevPAR and operating profit.

Source: Smith Travel Research (1996-2010); Colliers PKF Hospitality Research, December 2010 — February 2011 Edition of “Hotel Horizons® Econometric Forecasts of U.S. Hotel Markets,” (2011E-2014E).

Our hotels operate in the upscale or midscale without food and beverage chain-scale segments, as defined by Smith Travel Research. We believe increases in RevPAR for hotels in the upscale and midscale without food and beverage segments will be strong, as is reflected in the projections in the table below.

Source: Smith Travel Research (2009-2010); Colliers PKF Hospitality Research, December 2010 — February 2011 Edition of “Hotel Horizons® Econometric Forecasts of U.S. Hotel Markets,” (2011E-2014E).

We believe our management team’s significant experience acquiring hotels, our growth oriented capital structure with no legacy issues and our focused business strategy, will position us to take advantage of acquisition opportunities created by current market conditions.

Competitive Strengths

Experienced management team:  We believe that our senior executive officers, who have extensive lodging industry experience, will help drive our company’s growth. Our management team is led by Mr. Fisher, who has over 24 years of experience in the lodging industry, including 13 years as founder and chief executive officer of Innkeepers. Mr. Fisher has longtime relationships with hotel owners, developers, management companies, franchisors, hotel brokers, financiers, research analysts and institutional investors.

Strong acquisition and growth record:  Mr. Fisher oversaw the growth of Innkeepers through a $46.9 million IPO in 1994 and served as its chairman and chief executive officer until it was sold in 2007. Mr. Fisher successfully grew Innkeepers from a portfolio of seven hotels at the time of its IPO in 1994 to 74 hotels at the time of its sale. Measuring its sale from a market capitalization standpoint, Innkeepers was sold for a total enterprise value of approximately $1.5 billion, calculated as Innkeepers’ net debt prior to its sale (total debt less cash and cash equivalents, each as reported in Innkeepers’ March 31, 2007 10-Q filing), plus the aggregate liquidation value of its preferred equity (consisting solely of 5,800,000 Series C preferred shares, each with a liquidation value of $25.00 per share), plus its total common equity market capitalization at May 1, 2007, calculated as the total number of common shares and units outstanding on that date multiplied by the acquisition price of $17.75 per share. Measuring the Innkeepers sale from a shareholder return standpoint, an investment in Innkeepers’ common shares from the date of its IPO through the date of its sale would have generated a compound total return of approximately 318% for each share purchased at the IPO price of $10.00 and held through the date of sale, according to Factset Research Systems. Compound total return assumes all cash dividends were reinvested to purchase additional common shares of Innkeepers at the closing share price on the record date that a shareholder was entitled to receive that dividend. The total return percentage is the percentage change in Innkeepers’

share price from its IPO price to its acquisition price, multiplied by the percentage return of each cash distribution per share paid between Innkeepers’ IPO date and its acquisition date. The percentage return of each cash distribution per share was calculated by dividing the cash dividend per share by the closing share price on the record date that a shareholder was entitled to receive that dividend. Over the period beginning in the same month as the Innkeepers IPO and ending in June 2007, the month that Innkeepers was sold, the FTSE NAREIT Equity Lodging/Resorts Index, an index comprised of all U.S. public lodging REITs with portfolios and investment strategies ranging from premium full-service hotels to economy lodging, including those in the upscale extended-stay category, increased by approximately 209%. This index includes companies within a wider range of hotel categories and investment strategies than those on which Innkeepers focused, including some categories that may have performed poorly during this period.

Below is a table comparing the annual total returns to Innkeepers’ shareholders, for each year beginning with the partial year 1994, the year of Innkeepers’ IPO and ending with the partial year 2007, the year of Innkeepers’ sale, as compared to the annual total returns for the FTSE NAREIT Equity Lodging/Resorts Index for the same years. Also included for comparison is Innkeepers’ net income (loss), as calculated for each year through December 31, 2006.

Fiscal Year Ended	Annual Total Returns(1)			Net Income (loss) of
December 31 (except			FTSE NAREIT Equity	Innkeepers
where footnoted)	Innkeepers		Lodging/Resorts Index	($ in thousands)(2)

1994	(25.6	)%(3)	(8.9)%	$368
1995	37.9%		30.8%	3,467
1996	65.3%		49.2%	8,489
1997	19.6%		30.1%	22,783
1998	(16.8)%		(52.8)%	33,164
1999	(21.6)%		(16.1)%	36,648
2000	51.5%		45.8%	44,774
2001	(3.3)%		(8.6)%	26,168
2002	(18.1)%		(1.5)%	(1,227)
2003	11.8%		31.7%	(8,161)
2004	72.3%		32.7%	14,600
2005	16.2%		9.8%	22,659
2006	1.3%		28.2%	30,562
2007	16.0	%(4)	(22.4)%	N/A

(1)	Source: Factset Research Systems for Innkeepers total returns; www.REIT.com for published FTSE NAREIT Equity Lodging/Resorts Index historical annual total returns. Total return calculates the compound total return of an issuer’s stock assuming all cash dividends are reinvested to purchase additional stock of the issuer on the dividend ex-date (the date the owner of the stock of record is entitled to receive the dividend).

(2)	Source: Innkeepers USA Trust Form 10-K SEC filings. Innkeepers’ IPO occurred in September 1994. Represents results from Innkeepers’ period of inception, September 30, 1994, through December 31, 1994.

(3)	Total return for Innkeepers for the year ended December 31, 1994 reflects its total stock return, including the assumed reinvestment of cash dividends into additional stock, for the period beginning September 23, 1994, the first trading day of its common shares, to December 31, 1994.

(4)	Total return for Innkeepers for the year ended December 31, 2007 reflects its total stock return, including the assumed reinvestment of cash dividends into additional stock, for the period beginning January 1, 2007 to June 29, 2007, the last trading day of its common shares.

Information regarding Innkeepers and the FTSE NAREIT Equity Lodging/Resorts Index reflects past performance, may have been due in part to external factors beyond the control of Innkeepers’

management, including superior general economic conditions than those existing now, and is not a guarantee or prediction of our future operating results or the returns that our shareholders should expect to achieve in the future. Furthermore, Innkeepers experienced considerable challenges resulting from severe downturns in the lodging industry, such as the period following the attacks of September 11, 2001, during which Innkeepers reduced its distributions to shareholders and its capital investments due to substantial declines in its revenues and earnings. The geographical distribution of Innkeepers’ hotels in key market areas also negatively affected its earnings and distributions to shareholders, especially in the case of the downturn in the technology-related business sector, which had a substantial negative impact on Innkeepers’ hotels located in Northern California and Boston. If our management team is unable to predict or effectively adapt to future economic downturns or other adverse business developments, our business may also experience declines.

Prudent capital structure:  We believe that many potential buyers of hotel properties typically utilize significant levels of debt to fund acquisitions and thus may be limited in their ability to make acquisitions under current market conditions. In addition, we believe many potential buyers of hotel properties already have high leverage levels which could limit their ability to acquire additional properties. Upon completion of this offering and application of the net proceeds, as described under “Use of Proceeds,” we expect to have approximately $85 million of borrowing capacity under our credit facility available to fund acquisitions and to fund renovations at our existing properties, and only $12.7 million in debt. We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness, net of cash, to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges).

Longtime relationships with leading lodging franchise and management companies:  Mr. Fisher has longtime relationships with several leading hotel franchise and management companies, having acquired and developed a significant number of hotels operated under Marriott’s Residence Inn® and Courtyard by Marriott® brands and Hilton’s Homewood Suites and Hampton Inn® brand. Prior to its sale in 2007, Innkeepers owned 44 Residence Inns, making it one of the world’s largest owners of Residence Inn hotels. Mr. Fisher has been a member of Marriott’s Residence Inn Advisory Board since 1998. Mr. Fisher was one of the early franchisees of Hampton Inn hotels and Innkeepers owned twelve Hampton Inns at the time of its sale.

Our Strategy and Investment Criteria

Our primary objective is to generate attractive returns for our shareholders through investing in hotel properties at prices that provide strong returns on invested capital, paying dividends and generating long-term value appreciation. We believe we can create long-term value by pursuing the following strategies:

•	Disciplined acquisition of hotel properties: We invest primarily in premium-branded upscale extended-stay and select-service hotels with a focus on the 25 largest metropolitan markets in the United States. We focus on acquiring hotel properties at prices below our estimate of replacement cost in markets that have strong demand generators and where we expect demand growth will outpace new supply. We also seek to acquire properties that we believe are undermanaged or undercapitalized. We currently do not intend to engage in new hotel development.

•	Opportunistic hotel repositioning: We employ value-added strategies, such as re-branding, renovating, or changing management, when we believe such strategies will increase the operating results and values of the hotels we acquire.

•	Aggressive asset management: Although as a REIT we cannot operate our hotels, we proactively manage our third-party hotel managers in seeking to maximize hotel operating performance. Our asset management activities seek to ensure that our third-

party hotel managers effectively utilize franchise brands’ marketing programs, develop effective sales management policies and plans, operate properties efficiently, control costs, and develop operational initiatives for our hotels that increase guest satisfaction. As part of our asset management activities, we regularly review opportunities to reinvest in our hotels to maintain quality, increase long-term value and generate attractive returns on invested capital.

•	Flexible selection of hotel management companies: We are flexible in our selection of hotel management companies and select managers that we believe will maximize the performance of our hotels. We utilize both brand-affiliated management companies such as Marriott International, Inc., Hilton Worldwide, Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation and InterContinental Hotels Group, as well as independent management companies such as IHM. We believe this strategy will increase the universe of potential acquisition opportunities we can consider because many hotel properties are encumbered by long-term management contracts. We believe that our willingness to utilize brand-affiliated management companies may lead to these companies bringing “off-market” transactions to our attention that may not be available to other hotel investors.

•	Selective investment in hotel debt: We may consider selectively investing in debt secured by hotel property if we believe we can foreclose on or acquire ownership of the underlying hotel property in the relative near term. We do not intend to invest in any debt where we do not expect to gain ownership of the underlying property or to originate any debt financing.

Our Hotels

The following table sets forth certain operating information for each of our hotels. The operating data includes periods prior to our acquisition of these hotels.

				Number		Purchase		Nine Months Ended
		Date of	Year	of	Purchase	Price per	Assumed	September 30, 2010
Property	Location	Acquisition	Opened	Rooms	Price	Room	Debt	Occupancy	ADR	RevPAR
	(Unaudited)

Homewood Suites by Hilton Boston-Billerica/ Bedford/ Burlington	Billerica, Massachusetts	April 23, 2010	1999	147	$12.5 million	$85,714	—	72.2%	$111.36	$80.40
Homewood Suites by Hilton Minneapolis-Mall of America	Bloomington, Minnesota	April 23, 2010	1998	144	$18.0 million	$125,000	—	86.9%	$108.82	$94.58
Homewood Suites by Hilton Nashville-Brentwood	Brentwood, Tennessee	April 23, 2010	1998	121	$11.3 million	$93,388	—	76.0%	$100.45	$76.30
Homewood Suites by Hilton Dallas-Market Center	Dallas, Texas	April 23, 2010	1998	137	$10.7 million	$78,102	—	65.7%	$98.63	$64.80
Homewood Suites by Hilton Hartford-Farmington	Farmington, Connecticut	April 23, 2010	1999	121	$11.5 million	$95,041	—	68.2%	$110.42	$75.34
Homewood Suites by Hilton Orlando-Maitland	Maitland, Florida	April 23, 2010	2000	143	$9.5 million	$66,433	—	67.6%	$94.90	$64.14
Hampton Inn & Suites Houston-Medical Center	Houston, Texas	July 2, 2010	1997	120	$16.5 million	$137,500	—	76.3%	$113.27	$86.42
Residence Inn Long Island Holtsville	Holtsville, New York	August 3, 2010	2004	124	$21.3 million	$171,774	—	84.2%	$119.48	$100.66
Courtyard Altoona	Altoona, Pennsylvania	August 24, 2010	2001	105	$11.3 million	$107,619	$7.0 million	71.6%	$99.51	$71.23
Springhill Suites Washington	Washington, Pennsylvania	August 24, 2010	2000	86	$12.0 million	$139,535	$5.4 million	85.6%	$103.00	$88.15
Residence Inn White Plains	White Plains, New York	September 23, 2010	1982	133	$21.2 million	$159,398	—	86.4%	$138.12	$119.32
Residence Inn New Rochelle	New Rochelle, New York	October 5, 2010	2000	124	$21.0 million	$169,355	—	87.7%	$149.63	$131.43
Homewood Suites by Hilton Carlsbad (North San Diego County)	Carlsbad, California	November 3, 2010	2008	145	$32.0 million	$220,690	—	88.7%	$134.86	$119.65
Total/Weighted Average				1,650	$208.9 million	$126,606	$12.4 million	78.2%	$115.74	$90.46

(1)	Occupancy is the average daily occupancy for the period presented.

(2)	ADR is average daily rate.

(3)	RevPAR is room revenue per available room.

Hotel Under Contract

The following table sets forth certain operating information with respect to the hotel we have under contract to purchase.

		Year			Nine Months Ended
		Opened/	Purchase	Assumed	September 30, 2010
Property	Location	Renovated	Price	Debt	Occupancy	ADR	RevPAR
(Unaudited)

Greater Pittsburgh Hotel	Pittsburgh, Pennsylvania	2000	$24.9 million	$7.3 million	76.9%	$118.83	$91.40

The closing of the greater Pittsburgh hotel is subject to satisfaction of customary closing requirements and conditions. There is no assurance that this acquisition will be consummated in a timely manner or at all.

Hotel Operating Statistics

The table below presents operating statistics for all of our currently owned hotels on a combined basis for the nine months ended September 30, 2010 (pro forma) and the years ended December 31, 2008 and 2009. Information for the nine months ended September 30, 2010 includes periods during which we owned our hotels and periods prior to our ownership. Information for the years ended December 31, 2008 and 2009 reflects periods prior to our ownership.

	Pro Forma
	Nine Months Ended	Fiscal Year Ended
	September 30,	December 31,
Operating Statistics	2010	2009	2008

Occupancy	78.2%	71.7%	76.3%
ADR(1)	$115.74	$116.36	$125.32
RevPar(2)	$90.46	$83.42	$95.68

(1)	ADR represents average daily rate.

(2)	RevPAR represents revenue per available room, calculated as room revenue divided by available room nights.

The table below presents financial information for all of our currently owned hotels on a combined basis for the nine months ended September 30, 2010 (pro forma), with the exception of the Homewood Suites Carlsbad. Information for the nine months ended September 30, 2010 includes periods during which we owned our hotels and periods prior to our ownership.

Pro Forma
Nine Months Ended
September 30,
2010
($ in thousands)

Revenue	$37,144
Net income	3,117
Interest expense	556
Income tax expense	124
Depreciation and amortization	5,153
Corporate general and administrative expense(1)	3,168

Property EBITDA(2)	$12,118

The tables below present financial information for all of our currently owned hotels for the years ended December 31, 2008 and 2009 on a historical basis, with the exception of the Homewood Suites Carlsbad. These periods were prior to our ownership.

		Hampton Inn
		& Suites by	Residence Inn		Residence Inn
Fiscal Year Ended	Initial Acquisition	Hilton	by Marriott		by Marriott
December 31, 2009	Hotels(3)	Houston(4)	Holtsville(5)	Moody Portfolio(6)	New Rochelle(7)	Total

Revenue	21,738	3,634	4,509	11,590	5,765	47,236
Net income (loss)	457	(290)	334	(640)	(403)	(542)
Interest expense	3,573	854	740	2,571	930	8,668
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2,619	435	506	1,642	1,136	6,338

Property EBITDA(2)	6,649	999	1,580	3,573	1,663	14,464

		Hampton Inn
		& Suites by	Residence Inn		Residence Inn
Fiscal Year Ended	Initial Acquisition	Hilton	by Marriott		by Marriott
December, 2008	Hotels(3)	Houston(4)	Holtsville(5)	Moody Portfolio(6)	New Rochelle(7)	Total
	($ in thousands)

Revenue	24,964	3,893	4,844	13,228	7,198	54,127
Net income (loss)	2,069	1,054	103	(811)	63	2,478
Interest expense	3,672	799	757	3,594	934	9,756
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2,481	372	850	1,610	1,102	6,415

Property EBITDA(2)	8,222	2,225	1,710	4,393	2,099	18,649

(1)	Pro Forma Property EBITDA does not reflect any corporate general and administrative expense. See “Pro forma financial information of Chatham Lodging Trust.”

(2)	Property EBITDA is defined as net income (loss) (calculated in accordance with GAAP) before interest, taxes, depreciation and amortization and is presented here based on historical financial information for all hotels acquired by us during 2010, with the exception of the Homewood Suites by Hilton Carlsbad. We believe that the presentation of historical Property EBITDA for our hotels provides useful supplemental information to investors regarding the financial condition of the hotels. Property EBITDA is also a factor in our evaluation of hotel level operating performance and is one measure in determining the value of acquisitions. However, Property EBITDA should not be considered as an alternative to net income, net cash provided by operating activities or any other financial and operating performance measure prescribed by GAAP and should only be used in accordance with GAAP measures. Property EBITDA does not reflect any corporate general and administrative expense.

(3)	Includes the Homewood Suites by Hilton Boston — Billerica/Bedford/Burlington; Homewood Suites by Hilton Minneapolis — Mall of America; Homewood Suites by Hilton Nashville — Brentwood; Homewood Suites by Hilton Dallas — Market Center; Homewood Suites by Hilton Farmington and Homewood Suites by Hilton Orlando — Maitland information acquired on April 23, 2010.

(4)	Acquired on July 2, 2010.

(5)	Acquired on August 3, 2010.

(6)	Includes the Courtyard by Marriot Altoona and Springhill Suites by Marriott Washington we acquired on August 24, 2010 and the Residence Inn by Marriott White Plains we acquired on September 23, 2010.

(7)	Acquired on October 5, 2010.

The following information relates to the hotels we currently own and reflects periods both before and during our ownership.

Homewood Suites Billerica

The 147-room Homewood Suites Billerica is centrally located in Boston’s high-tech corridor within minutes from Routes 3 and 128 and I-495, the main thoroughfares for Northeast Massachusetts’ technology based businesses. The hotel offers easy access to the area’s businesses and cultural attractions and is only a short drive to numerous corporate headquarters and downtown Boston.

Primary demand generators include the many high technology companies located in the area, Hanscom Air Force Base, the University of Massachusetts Billerica and the Lahey Clinic.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$3,313	$3,826	$4,476
Occupancy	72.2%	61.9%	66.7%
ADR	$111.36	$111.90	$120.48
RevPAR	$80.40	$69.30	$80.31

Homewood Suites Bloomington

The 144-room Homewood Suites Bloomington is located in Bloomington, Minnesota directly across the street from the Mall of America, the largest indoor shopping complex in the U.S. The hotel is located three miles from the Minneapolis/St. Paul International Airport and offers easy access to downtown Minneapolis, the Metrodome and Como Park Zoo and Conservatory. Primary demand generators include the Mall of America, which has approximately 40 million annual visitors, the Minneapolis/St. Paul International Airport, and several publicly traded Fortune 1000 companies headquartered in the city of Bloomington, including Toro, Donaldson Corporation and Ceridian Corp.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$3,837	$4,695	$5,200
Occupancy	86.9%	79.9%	80.5%
ADR	$108.82	$108.16	$117.63
RevPAR	$94.58	$86.40	$94.65

Homewood Suites Brentwood

The 121-room Homewood Suites Brentwood is located in Maryland Farms, Nashville’s largest office park, and is approximately nine miles south of downtown Nashville. Primary demand generators include AT&T, Gulfstream Aircraft, IASIS Healthcare and other Fortune 500 companies located in and proximate to the Maryland Farms office park, the Nashville Convention Center and tourist attractions in the Nashville area, including the Grand Ole Opry.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,569	$2,966	$3,450
Occupancy	76.0%	66.1%	72.6%
ADR	$100.45	$99.59	$103.96
RevPAR	$76.30	$65.78	$75.50

Homewood Suites Dallas Market Center

The 137-room Homewood Suites Dallas Market Center is located across the Stemmons Freeway from the Dallas Market Center, which is the world’s largest wholesale merchandise mart and is visited by approximately 400,000 retail buyers each year. Additional demand is generated from the Dallas

Convention Center, only three miles from the hotel, as well as from Methodist Hospital, FDIC, 7-11, Southwest Airlines, AT&T, Comerica and many other corporate and medical businesses in the area.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,478	$3,315	$3,718
Occupancy	65.7%	61.4%	73.2%
ADR	$98.63	$105.42	$98.27
RevPAR	$64.80	$64.75	$71.89

Homewood Suites Farmington

The 121-room Homewood Suites Farmington is located in Connecticut’s Farmington Valley off of I-84 and is eight miles from downtown Hartford. Primary demand generators include the University of Connecticut Health Center, a major research hospital located less than 0.25 miles from the hotel, businesses in an office park located approximately two miles from the hotel, including corporate headquarters for Otis Elevators and Carrier Corporation, Stanley and CSC and the Hill-Stead museum, as well as numerous companies and attractions located in downtown Hartford.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,556	$3,567	$4,232
Occupancy	68.2%	67.1%	75.6%
ADR	$110.42	$117.60	$121.18
RevPAR	$75.34	$78.87	$91.60

Homewood Suites Maitland

The 143-room Homewood Suites Maitland is located in the heart of the Maitland Business Center, one of the largest office parks in the Orlando area, approximately six miles north of downtown Orlando. The hotel offers convenient access to attractions at Lake Lucien and is a short driving distance from Walt Disney World, Universal Studios and numerous championship golf courses. Maitland and the surrounding area are also home to a number of high technology firms and corporate training centers for Lucent, Avaya, New Horizons, Northrop Grumman, Darden Restaurants, CAN, Fidelity and Federal Express, as well as government employers.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,552	$3,369	$3,888
Occupancy	67.6%	63.6%	68.9%
ADR	$94.90	$99.59	$105.16
RevPAR	$64.14	$63.37	$72.43

Hampton Inn & Suites Houston

The 120-room Hampton Inn & Suites Houston is located near downtown Houston and within a mile of Minute Maid Park, where the Houston Astros play. The hotel is located less than two miles from Texas Medical Center (the largest medical center in the world), Rice University and the Houston

Zoo. Downtown Houston includes attractions such as the Downtown Aquarium, the Museum of Fine Arts and the Museum of Natural Science, all within close proximity to the hotel.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,903	$3,634	$3,893
Occupancy	76.3%	67.9%	73.4%
ADR	$113.27	$119.62	$135.17
RevPAR	$86.42	$81.26	$99.28

Residence Inn Holtsville

The 124-room Residence Inn Holtsville on Long Island, New York is located across from Motorola’s enterprise mobility headquarters, near Hauppauge Industrial Park (home to over 1,300 companies employing more than 55,000 people) and Islip MacArthur Airport, less than ten miles from SUNY Stony Brook University and an hour from JFK and LaGuardia Airports. The hotel is conveniently located near the Fire Island ferry and the Long Island Railroad, which offers access to the rest of Long Island and Manhattan.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$3,508	$4,509	$4,844
Occupancy	84.2%	83.3%	86.7%
ADR	$119.48	$116.66	$120.31
RevPAR	$100.66	$97.17	$104.29

Courtyard Altoona

The 105-room Courtyard Altoona is located in the heart of the Allegheny mountains near area attractions such as Penn State Altoona, Blair County Ball Park, Lakemont Park, Delgrosso’s Amusement Park and Canoe Creek State Park. Additionally, the hotel is conveniently connected to the Blair County Convention Center, which boasts 115,000 square feet of flexible event space and state of the art technology. The hotel is subject to a ground lease with the Blair County Convention and Sports Facility Authority. The term of the lease expires on April 30, 2029, with 12 additional terms of five years each. The lease rate is the greater of a fixed rate that is subject to annual 2.5% increases or a rate based on the quarterly average room occupancy of the hotel, details of which are presented in the combined unaudited financial statements for the hotel, the SpringHill Suites Washington and the Residence Inn White Plains that are found elsewhere in this prospectus.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,204	$2,823	$3,174
Occupancy	71.6%	68.1%	70.8%
ADR	$99.51	$100.19	$109.97
RevPAR	$71.23	$68.19	$77.06

SpringHill Suites Washington

The 86-room SpringHill Suites Washington is centrally located off I-70/I-79 near The Tanger Outlet Mall, CONSOL Energy Park (a 3,200-seat minor league ballpark), numerous restaurants and the headquarters of CONSOL Energy Inc., an energy company with over 8,000 employees. The hotel is located in Washington County, Pennsylvania, which is the epicenter of the Marcellus Shale, a massive rock formation and potentially vast source of natural gas. Additionally, the hotel is just one mile from Washington & Jefferson College, two miles from The Meadows Racetrack & Casino and 29 miles from downtown Pittsburgh and Pittsburgh International Airport.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$2,136	$2,801	$3,031
Occupancy	85.6%	80.8%	84.6%
ADR	$103.00	$106.31	$109.57
RevPAR	$88.15	$85.94	$92.31

Residence Inn White Plains

The 133-room Residence Inn White Plains is located in Westchester County, New York, less than ten miles from Westchester County Airport and less than 20 miles from LaGuardia Airport. The hotel is in the heart of downtown White Plains and is located one block from the Metro North rail station, which offers access to nearby Yankee Stadium and New York City. Greenwich and Stamford, Connecticut, home to numerous businesses in the financial and other industries, are each less than 20 miles away. The hotel is also near numerous educational institutions, including Sarah Lawrence College, Manhattanville College and Pace University School of Law.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$4,447	$5,966	$7,023
Occupancy	86.4%	85.7%	82.6%
ADR	$138.12	$139.35	$171.82
RevPAR	$119.32	$119.47	$141.83

Residence Inn New Rochelle

The 124-room Residence Inn New Rochelle is central to a major transportation hub and is located just 20 miles from the center of New York City in Westchester County, which is home to several Fortune 500 Companies, sports venues, colleges, banquet halls, country clubs, shopping, and historic sites. The hotel offers access to nearby LaGuardia and JFK Airports, the Bronx Zoo, Sarah Lawrence College, New York Botanical Gardens, College of New Rochelle and Pelham Bay Park. The hotel is party to an air rights lease with the City of New Rochelle that is subject to an annual base rent of $10. The lease expires on December 1, 2062, subject to extension until December 1, 2104 if certain other conditions are fulfilled. Further details on the air rights lease are presented in the combined unaudited financial statements for the hotel found elsewhere in this prospectus.

		Fiscal Year Ended
	Nine Months Ended	December 31,
	September 30, 2010	2009	2008
		($ in thousands, except
		ADR and RevPAR data)

Total Revenue	$4,641	$5,765	$7,198
Occupancy	87.8%	78.1%	85.2%
ADR	$149.63	$157.35	$175.33
RevPAR	$131.43	$122.89	$149.46

Homewood Suites Carlsbad

The 145-room Homewood Suites Carlsbad is located in Carlsbad, California, 35 miles north of downtown San Diego, and provides convenient access to many leisure activities in the surrounding San Diego area, including Legoland, as well as access to many commercial demand generators and the McClellan-Palomar Airport. Carlsbad is also a major hub of the golf industry, with more than 15 golf equipment companies within 50 miles of each other, including Acushnet, Callaway and TaylorMade.

Nine Months Ended
September 30, 2010
($ in thousands, except ADR
and RevPAR data)

Total Revenue	$4,855
Occupancy	88.7%
ADR	$134.86
RevPAR	$119.65

Greater Pittsburgh Hotel

The hotel we have under contract to purchase in the greater Pittsburgh, Pennsylvania area benefits from downtown Pittsburgh and is close to the headquarters of six Fortune 500 Companies, three professional sports venues, the University of Pittsburgh, Carnegie Mellon University, the University of Pittsburgh Medical Center, Hillman Cancer Center and the Children’s Hospital of Pittsburgh. The hotel was fully renovated in 2008.

Nine Months Ended
September 30, 2010
($ in thousands, except ADR
and RevPAR data)

Total Revenue	$4,341
Occupancy	76.9%
ADR	$118.83
RevPAR	$91.40

The following is a summary of the terms of agreements related to our hotels and agreements we expect to enter into in connection with the purchase of the hotel we have under contract.

Hotel Management Agreements

We assumed the existing hotel management agreements in place at six of our hotels — the Boston-Billerica Homewood Suites, Minneapolis-Bloomington Homewood Suites, Nashville-Brentwood Homewood Suites, Hartford-Farmington Homewood Suites and Orlando-Maitland Homewood Suites — all of which are managed by Promus Hotels, Inc., a subsidiary of Hilton Hotels Worldwide, or Hilton. Each of these hotel management agreements became effective on December 20, 2000, has an initial term of 15 years and may be renewed for an additional five-year period at the manager’s option by written notice to us no later than 120 days prior to the expiration of the initial term.

Under these six hotel management agreements, the manager receives a base management fee equal to 2% of the hotel’s gross room revenue and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income, less fixed costs, base management fees, agreed-upon return on the owner’s original investment and debt service payments. In addition to the management fee, a franchise royalty fee equal to 4% of the hotel’s gross room revenue and program fees equal to 4% of the hotel’s gross room revenue are also payable to Hilton. See “Hotel Franchise Agreements”. Prior to April 23, 2013, each of these six management agreements may be terminated for cause, including the failure of the managed hotel to meet specified performance levels, and may be terminated by the manager in the event we undergo a change in control. If the new owner does not assume the existing management agreement and does not obtain a Homewood Suites franchise license upon such a change of control, we will be required to pay a termination fee to the manager. Beginning on April 23, 2013, we may terminate the six Hilton management agreements upon six months’ notice to the manager. If we were to terminate the management agreements prior to the termination date, we would be responsible for paying termination fees to the manager.

Our management agreements with Concord Hospitality Enterprises, the manager of the Altoona, Pennsylvania Courtyard and the Washington, Pennsylvania SpringHill Suites, provide for base management fees equal to 4% of the managed hotel’s gross room revenue. The initial ten-year term of each management agreement expires on February 28, 2017 and will renew automatically for successive one-year terms unless terminated by our TRS lessee or the manager by written notice to the other party no later than 90 days prior to the then current term’s expiration date. The management agreements may be terminated for cause, including the failure of the managed hotel operating performance to meet specified levels. If we were to terminate the management agreements during the first nine years of the term other than for breach or default by the manager, we would be responsible for paying termination fees to the manager.

All of our remaining hotels, as well as the hotel we currently have under contract to purchase, are or will be managed by IHM, which is 90% owned by Mr. Fisher. Our management agreements with IHM have an initial term of five years and may be renewed for two five-year periods at IHM’s option by written notice to us no later than 90 days prior to the then current term’s expiration date. The IHM management agreements provide for early termination at our option upon sale of any IHM-managed hotel for no termination fee, with six months advance notice. The IHM management agreements may be terminated for cause, including the failure of the managed hotel to meet specified performance levels. Management agreements with IHM provide for a base management fee of 3% of the managed hotel’s gross revenues, an accounting fee of $1,000 per month per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues.

Hotel Franchise Agreements

Our TRS lessees have entered into franchise agreements for our hotels and will enter into a new franchise agreement for the hotel we have under contract to purchase. Our TRS lessees have entered into new hotel franchise agreements with Promus Hotels, Inc., a subsidiary of Hilton, as manager for our seven Homewood Suites by Hilton® hotels. Each of the new hotel franchise agreements has an initial term of 15 years and may be renewed for an additional 5-year term.

These Hilton hotel franchise agreements provide for a franchise royalty fee equal to 4% of the hotel’s gross room revenue and a program fee equal to 4% of the hotel’s gross room revenue. The Hilton franchise agreements provide that the franchisor may terminate the franchise agreement in the event that the applicable franchisee fails to cure an event of default, or in certain circumstances such as the franchisee’s bankruptcy or insolvency, are terminable by Hilton at will.

Our TRS lessees have entered into franchise agreements with Marriott International, Inc., or Marriott, relating to our Residence Inn properties in Holtsville, New York, New Rochelle, New York and White Plains, New York, our Courtyard property in Altoona, Pennsylvania and our SpringHill Suites property in Washington, Pennsylvania. These franchise agreements have initial terms ranging from 15 to 20 years and will expire between 2025 and 2030. None of the agreements has a renewal option. The Marriott franchise agreements provide for franchise fees ranging from 5.0% to 5.5% of the hotel’s gross room sales and marketing fees ranging from 2.0% to 2.5% of the hotel’s gross room sales. The Marriott franchise agreements are terminable by Marriott in the event that the applicable franchisee fails to cure an event of default or, in certain circumstances such as the franchisee’s bankruptcy or insolvency, are terminable by Marriott at will. The Marriott franchise agreements provide that, in the event of a proposed transfer of the hotel, our TRS’s interest in the agreement or more than a specified amount of the TRS to a competitor of Marriott, Marriott has the right to purchase or lease the hotel under terms consistent with those contained in the respective offer and may terminate if our TRS elects to proceed with such a transfer.

The Hampton Inn & Suites® Houston-Medical Center is governed by a franchise agreement with Hampton Inns Franchise LLC, or Hampton Inns. The franchise agreement has an initial term of approximately 10 years and expires on July 31, 2020. There is no renewal option. The Hampton Inns franchise agreement provides for a monthly program fee equal to 4% of the hotel’s gross rooms revenue and a monthly royalty fee equal to 5% of the hotel’s gross rooms revenue. Hampton Inns may terminate the franchise agreement in the event that the franchisee fails to cure an event of default or, in certain circumstances such as the franchisee’s bankruptcy or insolvency, Hampton Inns may terminate the agreement at will.

Our TRS Leases

In order for us to qualify as a REIT, we cannot operate the hotels we own. Our operating partnership, or subsidiaries of our operating partnership, as lessors, lease our hotels to our TRS lessees and our TRS lessees have assumed or entered into hotel management agreements with third-party managers to manage the hotels.

Financing Strategies

We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness, net of cash, to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges). As a result, we do not believe that a subsequent decrease in property values will not require us to repay debt. Over time, we intend to finance our growth with issuances of common and preferred shares and debt. Our debt may include mortgage debt secured by our hotel properties, including in connection with draws under our credit facility, and unsecured debt.

When purchasing hotel properties, we may issue limited partnership interests in our operating partnership as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a hotel or participate in the potential appreciation in value of our common shares.

Competition

We face competition for the acquisition and investment in hotel properties from institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these entities have substantially greater financial and operational resources than we have. This competition may increase the bargaining power of property owners seeking to sell, reduce the number of suitable investment opportunities available to us and increase the cost of acquiring our targeted hotel properties.

The lodging industry is highly competitive. Our hotels compete with other hotels for guests in each market in which they operate. Competitive advantage is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels. Competition could adversely affect our occupancy rates and RevPAR, and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may reduce our profitability.

Legal Proceedings

We are not currently involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees consists of nine trustees. Our board of trustees is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one or more than fifteen. All of our executive officers serve at the discretion of our board of trustees. Our board of trustees determines whether our trustees satisfy the NYSE’s independence standards.

The following table sets forth the names and ages of our executive officers, trustee and each person who has agreed to become a trustee upon completion of this offering and the descriptions below set forth information about each such person.

Name	Age	Position

Jeffrey H. Fisher	55	Chairman, President and Chief Executive Officer
Peter Willis	43	Executive Vice President and Chief Investment Officer
Dennis M. Craven	39	Executive Vice President and Chief Financial Officer
Miles Berger	80	Trustee
Thomas J. Crocker	57	Trustee
Jack P. DeBoer	79	Trustee
Glen R. Gilbert	66	Trustee
C. Gerald Goldsmith	82	Trustee
Robert Perlmutter	49	Trustee
Rolf E. Ruhfus	66	Trustee
Joel F. Zemans	69	Trustee

Jeffrey H. Fisher — Chairman, President & Chief Executive Officer

Mr. Fisher is our Chairman of the Board, Chief Executive Officer and President. Mr. Fisher is also the majority shareholder of IHM, a firm he founded in 2007 that currently manages 77 hotels for unaffiliated hotel owners. From 1994 to 2007, Mr. Fisher was chairman, chief executive officer and president of Innkeepers USA Trust, a lodging REIT he founded and took public in 1994 and was also chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale. In June of 2007, Innkeepers was sold to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA).

Peter Willis — Executive Vice President & Chief Investment Officer

Mr. Willis is our Executive Vice President & Chief Investment Officer. Mr. Willis has over 20 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in

18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts. While evaluating, negotiating and underwriting specific hotel investments and obtaining and negotiating management contract prospects, Mr. Willis also supported strategic acquisition and corporate planning efforts.

Mr. Willis also held positions with an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the United States.

Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

Dennis M. Craven — Executive Vice President & Chief Financial Officer

Mr. Craven joined our company on September 9, 2010 as our Executive Vice President and Chief Financial Officer. Mr. Craven previously served as executive vice president and chief financial officer of Innkeepers USA Trust, a NYSE-listed hotel REIT, from March 2006 until the acquisition of Innkeepers by an affiliate of Apollo Investment Corporation in June 2007. Following the acquisition, he continued to serve as chief financial officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as senior vice president and chief accounting officer of Independent Bank in Memphis. Prior to that, he served as vice president and controller, and later vice president and chief accounting officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

In addition to Mr. Fisher, the following persons serve on our board of trustees:

Miles Berger

Mr. Berger has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger has served on the board of trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, since December 1998. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves as Trustee for Universal Health Trust and is on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Thomas J. Crocker

Mr. Crocker is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately-held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a publicly-held real estate investment trust, which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a publicly-held REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007.

Jack P. DeBoer

Mr. DeBoer is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007.

Glen R. Gilbert

Mr. Gilbert has been employed by BFC Financial Corporation, a publicly-traded savings bank and real estate holding company, since November 1980. During that period, Mr. Gilbert served in several senior management positions, including as Chief Financial Officer from May 1987 to April 2007 and as Executive Vice President from July 1997 to April 2007. Mr. Gilbert also served as Senior Executive Vice President for Levitt Corporation (now known as Woodbridge Holdings Corp.), a then publicly-traded home builder and real estate developer, from August 2004 to December 2005, after serving as its Chief Financial Officer and Executive Vice President from April 1997 to August 2004. Mr. Gilbert has also held various executive and chief financial officer positions for other entities related to BFC Financial Corporation. Mr. Gilbert was a certified public accountant from 1970 through 2008 and graduated from the University of Florida with a B.S.B.A. degree in accounting. Mr. Gilbert began his accounting career with KPMG LLP in 1970.

C.	Gerald Goldsmith

Mr. Goldsmith has been an independent investor and financial advisor since 1976. He is currently Chairman of the Board of First Bank of the Palm Beaches, a community bank in Palm Beach County, Florida, and Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Robert Perlmutter

Robert Perlmutter is the managing member of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which currently owns 2.0 million square feet of retail properties. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as Heitman Financial’s President, a capacity in which he was responsible for overseeing all of its acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to twenty directly managed malls and twenty-nine joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company. He is a member of the International Council of Shopping Centers and a board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado.

Rolf E. Ruhfus

Mr. Ruhfus is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Hotel Sierra and AVIA hotel brands. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 though July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007.

Joel F. Zemans

Mr. Zemans has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 2001, Mr. Zemans served as President and Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its subsidiary, Mid Town Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, Mid Town Development Corporation and Equitable Finance Corporation. He currently serves as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Board of Directors of Bright Electric Supply and MBA Building Supplies, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago. Mr. Zemans previously served on the Board of Trustees of Innkeepers from November 2001 until Innkeepers’ sale in June 2007. Mr. Zemans also served on the board of Mid America Bank from 2001 to 2004.

Promoter

We consider Mr. Fisher, our chairman, president and chief executive officer, to be our promoter, in that he has taken initiative in funding and organizing our company. Mr. Fisher is the only person whom we consider to be our promoter.

Board Committees

Our board of trustees has appointed an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees. Under these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is composed exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect.

Audit Committee

Our Audit Committee consists of Messrs. Gilbert (Chair), Berger and Zemans. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and review the adequacy of our internal accounting controls.

Mr. Gilbert, an independent trustee, is the chair of our Audit Committee and is our audit committee financial expert as that term is defined by the SEC.

Compensation Committee

Our Compensation Committee consists of Messrs. Goldsmith (Chair), Berger and Zemans. The Compensation Committee determines compensation for our executive officers, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our annual meeting proxy statement and publishes an annual committee report for our shareholders. All members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, the NYSE and the Code.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Crocker (Chair) and Goldsmith. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board.

Code of Ethics

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the U.S. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business.

Compensation Committee Interlocks and Insider Participation

None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor has any of our trustees entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serves as a member of the board of trustees (or board of directors) or Compensation Committee of any entity that has one or more executive officers serving on our board of trustees.

Indemnification of Trustees and Executive Officers and Limitations on Liability

For information concerning limitations of liability and indemnification applicable to our trustees, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws” located elsewhere in this prospectus.

Trustee Compensation

Each of our independent trustees who does not serve as the chairman of one of our committees is paid a trustee’s fee of $75,000 per year. The trustees who serve as our lead trustee, Audit Committee chairman, Compensation Committee chairman and Nominating and Corporate Governance Committee chairman are paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees are paid one-half in cash and one-half in our common shares although each trustee may elect to receive up to all of his trustee fees in the form of our common shares. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

COMPENSATION DISCUSSION AND ANALYSIS

We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to our company.

Our compensation program for our named executive officers, Messrs. Fisher, Willis and Craven (and, prior to the termination of his employment, Mr. Morales), consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of restricted share awards and awards of LTIP units that vest over time;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.

Elements of Named Executive Officer Compensation

Annual base salary.  Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. The initial base salaries of Messrs. Fisher, Willis and Morales were determined by Messrs. Fisher and Willis prior to completion of our IPO while they served as our sole officers and trustees, and were ratified by our Compensation Committee following the completion of our IPO. The base salary of Mr. Craven was determined by our Compensation Committee in connection with the commencement of Mr. Craven’s employment in September 2010. In determining whether to increase base salaries for our named executive officers in any subsequent year, the Compensation Committee will consider each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our target market, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

Under their employment agreements, Messrs. Fisher, Willis and Craven were entitled to receive initial annual base salaries for 2010 of $300,000, $285,000, $285,000, respectively, payable in approximately equal bi-weekly installments. Base salary amounts paid to Messrs. Fisher and Willis for 2010 were prorated from the date of completion of our IPO in April 2010. Mr. Craven’s base salary amount for 2010 was prorated from the date of commencement of his employment in September 2010. Mr. Morales’s base salary amount for 2010 was prorated from the date of completion of our IPO until the date of termination of his employment in September 2010.

Annual cash bonus.  Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Each year, our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. Pursuant to our initial growth strategy following the successful completion of our IPO, all of our named executive officers agreed not to accept any discretionary cash bonus for 2010.

Restricted Share and LTIP Unit Awards.  We have provided, and expect to provide in the future, awards pursuant to our Equity Incentive Plan. We made grants of time-based restricted shares to each of Messrs. Fisher, Willis and Morales of 15,650 shares, 10,450 shares and 10,450 shares, respectively, following the completion of our IPO. The number of shares granted, and the type of award made, were determined by Messrs. Fisher and Willis prior to completion of our IPO while they served as our sole officers and trustees, and were subsequently ratified by our Compensation Committee following the completion of our IPO. 7,200 of Mr. Morales’s restricted shares vested upon termination of his employment and the remaining shares in Mr. Morales’s restricted share award were forfeited. We also made a grant of 10,450 time-based restricted shares to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. With the exception of Mr. Morales’s restricted share award, each restricted share award vests in substantially equal installments on each of the first, second and third anniversaries of the grant date.

We made grants of time-based LTIP units to each of Messrs. Fisher, Willis and Morales of 198,940 LTIP units, 32,585 LTIP units and 15,435 LTIP units, respectively, following the completion of our IPO. The number of LTIP units granted, and the type of award made, were determined by Messrs. Fisher and Willis prior to completion of our IPO while they served as our sole officers and trustees, and were subsequently ratified by our Compensation Committee following the completion of our IPO. Mr. Morales’s LTIP unit award was forfeited upon termination of his employment. We also made a grant of 26,250 time-based LTIP units to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. With the exception of Mr. Morales’s LTIP unit award, each LTIP unit award vests in substantially equal installments on each of the first through fifth anniversaries of the grant date.

The time-based restricted share awards were designed to foster equity ownership by our named executive officers in our company and to align their interests with those of our shareholders. LTIP unit awards are tied to the performance of our company and were designed to provide these key executives, who will be primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

In determining future awards under our Equity Incentive Plan, our Compensation Committee will take into account, among other things, the company’s overall financial performance, the contributions of each of our named executive officers, the long-term equity incentive compensation of officers in similar positions in our target market, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

Retirement savings opportunities.  We have established and plan to maintain a retirement savings plan under section 401(k) of the Code. All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to the first 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation.

Health and welfare benefits.  We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.

Post-termination pay.  As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control,” we have entered into employment agreements with each of our named executive officers that provide the officers with compensation if they are terminated without “cause,” they leave the company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in some circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of our company.

Summary Compensation Table

							Change in Pension
							Value and
						Non-Equity	Nonqualified Deferred
Name and				Share	Option	Incentive Plan	Compensation	All Other
principal position	Year	Base Salary(1)	Bonus(2)	Awards(3)(4)	Awards	Compensation	Earnings	Compensation	Total

Jeffrey H. Fisher	2010	$209,589	—	$3,315,068	—	—	—	—	$3,524,657
Chairman, President & Chief Executive Officer
Peter Willis	2010	199,110	—	691,727	—	—	—	—	890,837
Executive Vice President & Chief Investment Officer
Julio E. Morales(5)	2010	110,877		431,390	—	—	—	—	542,267
Former Executive Vice President & Chief Financial Officer
Dennis M. Craven	2010	88,233	—	574,767	—	—	—	—	663,000
Executive Vice President & Chief Financial Officer

(1)	Amounts represent each named executive officer’s annual base salary, prorated to reflect partial year service. Mr. Fisher and Mr. Willis received a pro rata portion of their 2010 base salaries ($300,000 and $285,000, respectively) for the period from the completion of our IPO through December 31, 2010. Mr. Craven received a pro rata portion of his 2010 base salary ($285,000) for the period from September 9, 2010, the commencement date of his employment, through December 31, 2010. Mr. Morales received a pro rata portion of his 2010 base salary ($285,000) for the period from completion of our IPO through September 9, 2010, the date of termination of his employment.

(2)	Any bonus awards are determined at the sole discretion of our Compensation Committee and our board of trustees based on our implementation of our business plan, including investment of the net proceeds of this offering, and such other factors as the Compensation Committee and the board of trustees may deem appropriate.

(3)	Reflects restricted share awards in 2010 to Messrs. Fisher, Willis, Morales and Craven pursuant to our Equity Incentive Plan as part of our 2010 compensation program. The restricted share awards were 15,650 shares for Mr. Fisher, 10,450 for Mr. Willis, 10,450 for Mr. Morales and 10,450 for Mr. Craven. All restricted share awards will vest ratably over the first three anniversaries of the date of grant other than Mr. Morales’s, of which 7,200 shares vested upon termination of his employment and the rest of which were forfeited. Amounts in this column represent the aggregate grant date fair value of the restricted share awards. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718. See Note 10. Equity Incentive Plan — Restricted Share Awards in the notes to our unaudited financial statements for the nine months ended September 30, 2010 found elsewhere in this prospectus.

(4)	Amounts also account for the grant of LTIP units to Messrs. Fisher, Willis, Morales and Craven under our Equity Incentive Plan. Messrs. Fisher, Willis, Morales and Craven were awarded 198,940, 32,585, 15,435 and 26,250 LTIP units, respectively. All LTIP unit awards will vest ratably over the first five anniversaries of the date of grant other than Mr. Morales’s, which was forfeited upon termination of his employment. For purposes of this table and the pro forma financial information of Chatham Lodging Trust beginning on page F-3, we estimated, under the principles of GAAP, that the discounted values of the LTIP unit awards are $3,019,909 to Mr. Fisher, $494,640 to Mr. Willis, $234,303 to Mr. Morales and $398,475 to Mr. Craven. The compensation reported in the table related to the LTIP grants reflects the aggregate grant date fair value of the LTIP units, calculated in accordance with ASC 718. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other common partnership units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this grant, as discussed in Note 10. Equity Incentive Plan — Long-Term Incentive Plan Units in the notes to our unaudited financial statements for the nine months ended September 30, 2010 found elsewhere in this prospectus.

(5)	Mr. Craven replaced Mr. Morales as our Executive Vice President and Chief Financial Officer on September 9, 2010.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based equity awards granted in 2010 to our named executive officers.

		All Other Share
Name	Grant Date	Awards or Units		Grant Date Fair Value

Jeffrey H. Fisher	April 23, 2010	198,940	(1)	$3,019,909	(4)
	May 20, 2010	15,650	(2)	$295,159	(5)
Peter Willis	April 23, 2010	32,585	(1)	$494,640	(4)
	May 20, 2010	10,450	(2)	$197,087	(5)
Julio E. Morales	April 23, 2010	15,435	(1)	$234,303	(4)
	May 20, 2010	10,450	(2)	$197,087	(5)
Dennis M. Craven	September 9, 2010	26,250	(1)	$398,475	(4)
	September 9, 2010	10,450	(3)	$176,292	(5)

(1)	Amounts reflect the grant of LTIP unit awards to the executive under our Equity Incentive Plan in connection with the completion of our initial public offering or, in the case of Mr. Craven, in connection with the commencement of his employment. Each LTIP unit award vests ratably on each of the first five anniversaries of the date of grant other than Mr. Morales’s, which were forfeited upon termination of his employment.

(2)	Represents restricted common shares issued to the executive pursuant to our Equity Incentive Plan following the first meeting of our Compensation Committee after completion of our IPO. Each restricted share award vests ratably on the first three anniversaries of the date of grant other than Mr. Morales’s, of which 7,200 shares vested upon termination of his employment and the rest of which were forfeited.

(3)	Represents restricted common shares issued to Mr. Craven pursuant to our Equity Incentive Plan in connection with the commencement of his employment. Mr. Craven’s restricted share award vests ratably on the first three anniversaries of the date of grant.

(4)	The grant date fair value of the LTIP unit awards was calculated in accordance with ASC 718. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other common partnership units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this grant, as discussed in Note 10. Equity Incentive Plan — Long-Term Incentive Plan Units in the notes to our unaudited financial statements for the nine months ended September 30, 2010 found elsewhere in this prospectus.

(5)	Represents the aggregate grant date fair value of the restricted share awards. Amounts were calculated in accordance with ASC 718. See Note 10. Equity Incentive Plan — Restricted Share Awards in the notes to our unaudited financial statements for the nine months ended September 30, 2010 found elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2010.

	Number of Shares or Units That		Market Value of Shares That
Name	Have Not Vested		Have Not Vested(4)

Jeffrey H. Fisher	198,940	(2)	$3,431,715
	15,650	(3)	$269,963
Peter Willis	32,585	(2)	$562,092
	10,450	(3)	$180,263
Julio E. Morales(1)	—		—
Dennis M. Craven	26,250	(2)	$452,813
	10,450	(3)	$180,263

(1)	Mr. Morales did not hold outstanding equity awards as of December 31, 2010.

(2)	Reflects the grant of LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our initial public offering or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven.

(3)	Reflects restricted common shares issued to the executive pursuant to our Equity Incentive Plan following the first meeting of our board of trustees after completion of our IPO or, in the case of Mr. Craven, at the time of commencement of his employment. The awards of restricted common shares vest ratably on each of the first three anniversaries of the date of grant: May 20, 2011, May 20, 2012 and May 20, 2013, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012 and September 9, 2013, in the case of Mr. Craven.

(4)	Unless and until LTIP units reach parity with common shares, the value of LTIP units can only be estimated. However, for purposes of calculating the market value of LTIP units and restricted common shares that have not vested, the market value per unvested LTIP unit and restricted common share is assumed to be $17.25, the closing market price per common share at the end of the last completed fiscal year, December 31, 2010. This table further assumes that the LTIP units had reached parity with our common shares on December 31, 2010. However, as of December 31, 2010, the LTIP units had not reached parity with our common shares.

Option Exercises and Shares Vested

The following table summarizes vesting of common shares applicable to our named executive officers during the year ended December 31, 2010. None of the named executive officers exercised any options during 2010.

Stock Awards
Number of Shares
	Acquired on Vesting	Value Realized on
Name	(#)	Vesting ($)(1)

Jeffrey H. Fisher	—	—
Peter Willis	—	—
Julio E. Morales	7,200	121,032
Dennis M. Craven	—	—

(1)	Amount shown is based on the fair market value of our common shares ($16.81) on the applicable vesting date (September 9, 2010).

Equity Incentive Plan

Prior to the completion our IPO, our board of trustees adopted, and our sole shareholder at the time approved, our Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers, including officers and employees of our affiliates. The Equity Incentive Plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by our Compensation Committee, which is authorized to approve all terms of awards under the Equity Incentive Plan. Our Compensation Committee may also approve who receives grants under the Equity Incentive Plan and the number of common shares subject to the grant.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Equity Incentive Plan. In addition, our independent trustees and individuals who perform services for us and our subsidiaries and affiliates, including employees of our operating partnership, may receive grants under the Equity Incentive Plan.

Share Authorization

The number of common shares that may be issued under the Equity Incentive Plan is 565,359.

In connection with share splits, dividends, recapitalizations and certain other events, our board will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Equity Incentive Plan and the terms of outstanding awards.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

Options

The Equity Incentive Plan authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive share option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The Equity Incentive Plan also provides for the grant of share awards. A share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a share power to the company for each share award.

At the first meeting of our board of trustees following the completion of our IPO, our Compensation Committee approved the issuance of an aggregate of 36,550 restricted shares to Mr. Fisher, Mr. Willis and Mr. Morales, our former chief financial officer. Mr. Craven was granted 10,450 restricted shares at the commencement of his employment on September 9, 2010. All of these restricted share awards will vest ratably on the first three anniversaries of the date of grant other than Mr. Morales’s, of which 7,200 shares vested upon termination of his employment and the rest of which were forfeited.

Share Appreciation Rights

The Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the common shares on the date of exercise over the shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”

Performance Units

The Equity Incentive Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the common shares, if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, our common shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the Equity Incentive Plan, including Long-Term Incentive Plan, or LTIP, units. Other equity-based awards are payable in cash, our common shares or other equity, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share under the Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share dividends on our common shares. This treatment with respect to quarterly distributions is similar to the treatment of our restricted share awards, which generally receive full dividends whether vested or not. Initially, LTIP units do not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Upon completion of our IPO, we caused our operating partnership to issue an aggregate of 246,960 LTIP units to certain of our officers. The 15,435 LTIP units granted to Mr. Morales at the completion of our IPO were forfeited upon termination of his employment. On September 9, 2010, we caused our operating partnership to grant 26,250 LTIP units to Mr. Craven in connection with the commencement of his employment with our company. The LTIP units granted to Messrs. Fisher, Willis and Craven will vest ratably over the first five anniversaries of the date of grant. See “Our Operating Partnership and the Partnership Agreement” for a further description of the rights of limited partners in our operating partnership.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they will be deemed to have been invested in common shares) and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, or other equity based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units or other equity-based awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options and share appreciation rights, share awards, performance units, and other equity based awards in exchange for a payment, in cash or our common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under the Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities or common shares;

•	we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•	during any period of two consecutive years individuals who, at the beginning of such period, constitute our board of trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of trustees.

Amendment; Termination

Our board of trustees may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of common shares that may be issued under the Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our board of trustees adopted the Equity Incentive Plan.

Employment Arrangements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreement provides for an annual base salary to Mr. Fisher of $300,000, subject to increase in the discretion of the Board or its Compensation Committee.

Under his employment agreement, Mr. Fisher is eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Fisher’s employment agreement entitles him to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance (including life insurance) or hospital plans).

Mr. Fisher’s employment agreement provides for certain payments in the event that his employment ends upon termination by us for “cause,” his resignation without “good reason” (as defined below), his death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreement defines “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in Mr. Fisher’s employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of Mr. Fisher’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, Mr. Fisher’s employment agreement provides for the payment to him of any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of any of our employee benefit plans.

Mr. Fisher’s employment agreement provides for certain severance payments in the event that his employment ends upon termination by us without “cause” or his resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of Mr. Fisher’s employment agreement or a direction from the Board that he act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in Mr. Fisher’s duties, functions and responsibilities without his consent or our preventing him from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in Mr. Fisher’s base salary or annual bonus opportunity or (4) a requirement that Mr. Fisher relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that Mr. Fisher has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and Mr. Fisher resigns within 30 days after the expiration of the cure period. In any such event, Mr. Fisher is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If Mr. Fisher signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if Mr. Fisher’s employment had not terminated. Mr. Fisher shall also be entitled to receive, subject to Mr. Fisher signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to three times the annual premium or cost paid by us for Mr. Fisher’s health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Fisher owns IHM, a hotel management company that currently manages five of our hotels and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Peter Willis and Dennis M. Craven. Our employment agreements with Mr. Willis and Mr. Craven have an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreements provide for annual base salaries to each of Mr. Willis and Mr. Craven of $285,000, subject to increase in the discretion of the Board or its Compensation Committee. The employment agreements entitle each of Mr. Willis and Mr. Craven to fringe benefits substantially similar to those afforded to Mr. Fisher, as described above.

Under their employment agreements, Mr. Willis and Mr. Craven are eligible to earn annual cash bonuses at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain payments in the event of termination by us for “cause,” resignation without “good reason,” death or disability or any reason other than a termination by us without “cause” or resignation with “good reason.” The definitions of “cause” and “good reason” in Mr. Willis’s and Mr. Craven’s employment agreements are the same as those in Mr. Fisher’s employment agreement, as described above. In any such event, Mr. Willis’s and Mr. Craven’s employment agreements provide for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain severance payments in the event of termination by us without “cause” or resignation for “good reason.” In any such event, Mr. Willis or Mr. Craven, as applicable, would be entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, any outstanding options, restricted shares and other equity awards held by Mr. Willis or Mr. Craven, as applicable, shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated, provided that Mr. Craven will only become entitled to such accelerated vesting and extended exercisability if he is subject to a qualifying termination after September 8, 2011. Each of Mr. Willis and Mr. Craven, as applicable, shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to his base salary at the time of termination, an amount equal to the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Willis’s and Mr. Craven’s employment agreements provide for higher severance payments in the event of termination by us without “cause” no more than ninety days before a change in control or on or after a change in control or upon resignation for “good reason” on or after a change in control. The agreement defines “change in control” as (1) a person becoming the beneficial owner of 50% or more of our voting shares, (2) a transfer of 50% or more of our total assets, (3) our merger, consolidation or statutory share exchange, except where our shareholders immediately before the transaction own more than 50% of the outstanding voting securities of the surviving entity, (4) the date members of the Board at the time of completion of our IPO, which includes our initial independent trustees (or members of the Board whose nomination or election to the Board was approved by a majority of such members), cease to constitute a majority of the Board or (5) our complete liquidation or dissolution. In any such event, each of Mr. Willis and Mr. Craven is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, all outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options held by Mr. Willis or Mr. Craven, as applicable, shall remain exercisable thereafter until their stated expiration date as if Mr. Willis’s or Mr. Craven’s employment, as applicable, had not terminated. Each of Mr. Willis and Mr. Craven shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to two times his base salary at the time of termination, an amount equal to two times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to two times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Potential Payments upon Termination or Change of Control

The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Willis and Craven under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Willis and Craven upon termination of their employment assuming that such termination was effective on December 31, 2010. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

		Payment in Lieu of
		Medical/Welfare	Acceleration and		Total
		Benefits	Continuation of	Excise Tax	Termination
	Cash Severance	(present value)	Equity Awards	Gross-up	Benefits
	Payment ($)	($)(5)	($)(6)	($)(7)	($)

Jeffrey H. Fisher(1),(2)
• Involuntary Termination Without Cause(3)	$900,000	$35,000	$3,701,678	$0	$4,636,678
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
• Change in Control (No Termination)	0	0	3,701,678	0	3,701,678
• Involuntary or Good Reason Termination in Connection With Change In Control(4)	900,000	105,000	3,701,678	0	4,706,678
• Death or Disability	0	0	3,701,678	0	3,701,678
Peter Willis(1),(2)
• Involuntary Termination Without Cause(3)	$285,000	$20,000	$742,354	$0	$1,047,354
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
• Change in Control (No Termination)	0	0	742,354	0	742,354
• Involuntary or Good Reason Termination in Connection With Change In Control(4)	570,000	40,000	742,354	0	1,352,354
• Death or Disability	0	0	742,354	0	742,354
Dennis M. Craven(1),(2)
• Involuntary Termination Without Cause(3)	$285,000	$20,000	$633,075	$0	$938,075
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
• Change in Control (No Termination)	0	0	633,075	0	633,075
• Involuntary or Good Reason Termination in Connection With Change In Control(4)	570,000	40,000	633,075	0	1,243,075
• Death or Disability	0	0	633,075	0	633,075

(1)	The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Willis and Craven upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.

(2)	A termination of employment due to death or disability entitles Messrs. Fisher, Willis and Craven to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding restricted share awards and LTIP awards immediately vest upon a termination of employment due to death or disability.

(3)	Mr. Fisher’s employment agreement provides for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The cash severance benefit, which is payable in a single payment, is equal to the sum of (a) three times Mr. Fisher’s annual base salary, (b) three times the highest annual bonus paid to Mr. Fisher for the three prior fiscal years and (c) one times the amount of the annual bonus paid to Mr. Fisher for the prior fiscal year, pro rated based on the number of days of employment in the year of termination. As of December 31, 2010, no severance benefit is payable with respect to the amounts described in clause (b) and clause (c) of the preceding sentence because Mr. Fisher has not received an annual bonus with respect to 2010 (or with respect to 2009, the year of the Company’s formation). Consequently, the cash severance benefit shown for Mr. Fisher is three times his annual base salary as in effect on the completion of this offering.

Mr. Fisher’s employment agreement also provides for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Mr. Fisher may elect to pay for continuation coverage mandated by law). The payment is equal to three times the annual premium or portion of the annual premium paid by the Company for (a) health, dental and vision insurance coverage for Mr. Fisher and his eligible dependents and (b) life insurance and disability insurance coverage for Mr. Fisher.

The employment agreements with Messrs. Willis and Craven provide for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The cash severance benefit for each of Messrs. Willis and Craven is equal to the sum of (a) one times the executive’s annual base salary, (b) one times the highest annual bonus paid to the executive for the three prior fiscal years and (c) the amount of the annual bonus paid to the executive for the prior fiscal year, pro rated based on the number of days of employment in the year of termination. As of December 31, 2010, no severance benefit is payable with respect to the amounts described in clause (b) and clause (c) of the preceding sentence because neither Mr. Willis nor Mr. Craven received an annual bonus with respect to 2010 (or with respect to 2009, the year of the Company’s formation). Consequently, the cash severance benefit shown for Messrs. Willis and Craven is one times the executive’s annual base salary as in effect on the completion of this offering.

The employment agreements with Messrs. Willis and Craven also provide for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Messrs. Willis and Craven may elect to pay for continuation coverage mandated by law). The payment is equal to one times the annual premium or portion of the annual premium paid by the company for (a) health, dental and vision insurance coverage for Messrs. Willis and Craven and their eligible dependents and (b) life insurance and disability insurance coverage for Messrs. Willis and Craven.

(4)	The severance and other benefit payable to Mr. Fisher on account of an involuntary termination without cause or a resignation with good reason in connection with a change in control are the same as described in note (3) above.

The employment agreements with Messrs. Willis and Craven provide for the payment of benefits upon an involuntary termination without cause or a resignation with good reason in connection with a change of control. (A termination in either case is “in connection with a change in control” if it occurs on or after a change in control or, in the case of an involuntary termination without cause, during the ninety day period before a change in control.) In those events, the severance and other benefits payable to Messrs. Willis and Craven are the same as described in note (3) above, except that “two times” is substituted for “one times” each time it appears in note (3).

(5)	The amounts shown in this column are estimates of the annual premiums to be paid by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Willis and Craven.

(6)	The amounts shown in this column represent the compensation to Messrs. Fisher, Willis and Craven due to accelerated vesting of LTIP awards and restricted share awards that were part of our 2010 compensation program, in each case based on the fair market value of our common shares as of December 31, 2010 ($17.25 per share). Outstanding LTIP awards and restricted share awards not previously vested are forfeited upon termination of employment unless employment ends on account of death, disability, an involuntary termination without cause or a resignation with good reason (in which case the restricted share awards and LTIP awards will accelerate and fully vest). With respect to Mr. Craven, restricted share awards and LTIP awards will accelerate and fully vest upon an involuntary termination without cause or a resignation with good reason that occurs after September 8, 2011. Outstanding restricted share awards and LTIP awards also will accelerate and fully vest upon a change in control.

Amounts reflecting accelerated vesting of equity awards in the rows “Change In Control (No Termination)” and “Involuntary or Good Reason Termination in Connection With Change In Control” will be paid upon only one of the specified triggering events (not both) and will not be duplicated in the event that the executive incurs a qualifying termination following a change in control event that has previously resulted in acceleration.

(7)	The employment agreements with Messrs. Fisher, Willis and Craven do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Willis and Craven will receive the total or unreduced benefits.

Trustee Compensation

The following table sets forth information with respect to the compensation of our independent trustees as of December 31, 2010.

	Fees Earned or
Name(1)	Paid in Cash ($)(2)	Share Awards ($)(3)	Total

Miles Berger	33,645	125,974	159,619
Thomas J. Crocker	30,104	125,974	156,078
Jack P. DeBoer	26,562	125,974	152,536
Glen R. Gilbert	33,645	125,974	159,619
C. Gerald Goldsmith	31,875	125,974	157,849
Robert Perlmutter	26,562	125,974	152,536
Rolf E. Ruhfus	26,562	125,974	152,536
Joel F. Zemans	26,562	125,974	152,536

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table.

(2)	Reflects cash payments of $37,500 to each of our independent trustees as one-half of the annual trustee’s retainer fee, as well as additional cash fees of (i) $10,000 to our lead independent trustee (Mr. Berger), (ii) $10,000 to the chairman of our Audit Committee (Mr. Gilbert), (iii) $7,500 to the chairman of our Compensation Committee (Mr. Goldsmith) and (iv) $5,000 to the chairman of our Nominating and Corporate Governance Committee (Mr. Crocker). See “Trustee Compensation” above.

(3)	Amounts reflect the full grant date fair value of restricted common shares or common shares granted during 2010, calculated in accordance with ASC 718. As part of our 2010 compensation plan, we granted (i) 5,000 restricted common shares to each of our independent trustees in connection with the completion of our IPO and (ii) 1,513 common shares to each of our independent trustees as one-half of the annual trustee’s retainer fee. There can be no assurance that restricted shares will vest. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2010, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Number of Securities
	Number of Securities to be	Weighted-Average	Remaining Available
	Issued Upon Exercise	Exercise Price of	for Future Issuance under
	of Outstanding Options,	Outstanding Options,	Equity Compensation
	Warrants and Rights	Warrants and Rights	Plans

Equity compensation plans approved by security holders(1)	—	—	211,730
Equity compensation plans not approved by security holders	—	—	—

Total			211,730

(1)	Our Equity Incentive Plan was approved by our company’s sole trustee and our company’s sole shareholder prior to completion of our IPO.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders’ best interests. Any such change will be disclosed in our periodic or other filings with the SEC. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We invest principally in hotel properties. Our senior executive officers identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the section entitled “Management.”

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, paying distributions to our shareholders and achieving long-term appreciation in the value of our hotel properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we have not and do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to become an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended. Therefore we will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before becoming an investment company, and thus before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of any of the hotel properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the hotel, the operating performance of the hotel, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business.”

Financing Policies

We plan to maintain a prudent capital structure and intend to limit our consolidated indebtedness, net of cash, to not more than 35% of our investment in hotel properties at cost (defined as our initial acquisition price plus the gross amount of any subsequent capital investment and excluding any impairment charges). However, this policy does not constitute a limit on the amount of debt that we may incur and we are not subject to any such limitations in our governing documents or existing agreements. Our board of trustees will periodically review this policy and may modify or eliminate it without the approval of our shareholders. We intend to use our credit facility for general business purposes, which may include the following:

•	funding of investments (following investment of the net proceeds of this offering);

•	payment of declared distributions to shareholders;

•	working capital needs;

•	payment of corporate taxes by our TRS lessees; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue limited partnership interests in our operating partnership in connection with acquisitions of property.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policy

We have adopted a policy that any transaction, agreement or relationship in which any of our trustees, officers or employees has a direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. The policy does not contain any further restrictions and procedures related to the ability of our trustees, officers, shareholders and affiliates to (i) retain a direct or indirect pecuniary interest in assets which we are proposing to acquire or dispose of and (ii) engage for their own account in business activities similar to ours. Mr. Fisher’s employment agreement with us provides that he may continue to own an interest in and serve as a director on hotel management companies that may manage our hotels, so long as he does not serve as an executive officer, or receive any compensation for serving as a director, of any of the companies, and so long as his involvement with these companies does not interfere with his duties as our chairman, president and chief executive officer. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors.”

Reporting Policies

Generally, we intend to make available to our shareholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common shares by (i) each of our trustees, (ii) each of our executive officers, (iii) each holder of 5% or more of each class of our shares and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 50 Cocoanut Row, Suite 216, Palm Beach, Florida 33480. No shares beneficially owned by any executive officer or trustee have been pledged as security.

	Common Shares
Name of beneficial owner	Beneficially Owned(1)		Percent of Class

Wells Fargo and Company	1,062,136	(2)	11.52%
Prudential Financial, Inc.	784,420	(3)	8.51%
Jennison Associates LLC	837,700	(4)	9.08%
Perennial Investment Partners Limited	510,000	(5)	5.53%
Jeffrey H. Fisher	528,950	(6)	5.74%
Peter Willis	11,650	(7)	*
Dennis M. Craven	11,650	(8)	*
Miles Berger	9,013		*
Thomas J. Crocker	6,513		*
Jack P. DeBoer	10,013		*
Glen R. Gilbert	6,513		*
C. Gerald Goldsmith	6,513		*
Robert Perlmutter	9,013		*
Rolf E. Ruhfus	6,513		*
Joel F. Zemans	9,013		*

All executive officers and trustees as a group	615,354		6.67%

*	Represents less than 1% of our common shares outstanding.

(1)	The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers are as of, and all of the percentages shown in this table are calculated as of, February 1, 2011, based on 9,220,854 shares outstanding.

(2)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G jointly filed with the SEC on January 20, 2011 by Wells Fargo and Company, a Delaware corporation and parent holding company, or Wells Fargo, and the following subsidiaries: Peregrine Capital Management, Inc., Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, each of which is classified as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Wells Fargo Bank, N.A., classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B). Wells Fargo has sole voting power over 945,853 shares, shared voting power over 825 shares, sole dispositive power over 546,811 shares and shared dispositive power over no shares. Wells Fargo has its principal business office at: 420 Montgomery Street, San Francisco, California 94104.

(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 31, 2011 by Prudential Financial, Inc., a New Jersey corporation and parent holding company, or Prudential. Prudential has sole voting power over 108,752 shares, shared voting power over 26,100 shares, sole dispositive power over 108,752 shares and shared dispositive power over 675,668 shares. Prudential has its principal business office at: 751 Broad Street, Newark, New Jersey 07102-3777.

(4)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on May 10, 2010 by Jennison Associates LLC, a Delaware limited liability company, or Jennison. Jennison has sole voting power over 810,600 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 837,700 shares. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the portfolios managed by Jennison. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. Jennison has its principal business office at: 466 Lexington Avenue, New York, New York 10017.

(5)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on May 7, 2010 by Perennial Investment Partners Limited, an Australian partnership, or Perennial. Perennial has sole voting power over 510,000 shares, shared voting power over no shares, sole dispositive power over 510,000 shares and shared dispositive power over no shares. Perennial has its principal business office at: Level 29, 303 Collins Street, Melbourne VIC 3000, Australia.

(6)	This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. This amount does not include 198,940 LTIP units held by Mr. Fisher.

(7)	This amount does not include 32,585 LTIP units held by Mr. Willis.

(8)	This amount does not include 26,250 LTIP units held by Mr. Craven.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Concurrently with the completion of our IPO, in a separate private placement, we sold an aggregate of 500,000 common shares (representing approximately 5.5% of the common shares outstanding upon completion of the IPO, including common shares sold pursuant to the underwriters’ over-allotment option) to Mr. Fisher, our chairman, president and chief executive officer, at a price per share equal to the initial public offering price per share and without payment of any underwriting discount or commission by us. We used approximately $3.2 million of the net proceeds from the IPO to reimburse Mr. Fisher for out-of pocket expenses he incurred in connection with our formation and the IPO, including $2.5 million he funded as earnest money deposits for the acquisition of our initial six hotels. We also used $10,000 of the net proceeds from the IPO to repurchase the shares Mr. Fisher acquired in connection with our formation and initial capitalization.

Upon completion of our IPO, our operating partnership issued 246,960 LTIP units to Mr. Fisher, 32,585 LTIP units to Mr. Willis and 15,435 LTIP units to Mr. Morales. Upon Mr. Craven joining our company in September 2010, our operating partnership issued 26,250 LTIP units to Mr. Craven. These LTIP units will vest ratably on each of the first five anniversaries of the date of grant. LTIP units, whether vested or not, will receive the same per-unit profit distributions as common units in our operating partnership, which distributions generally will equal per share distributions on our common shares.

On May 20, 2010, we granted 15,650 restricted shares to Mr. Fisher, 10,450 restricted shares to Mr. Willis, and 10,450 shares to Mr. Morales, having aggregate values of $295,159, $197,087, and $197,087, respectively, based upon the closing price for our common shares on the NYSE on May 19, 2010 of $18.86. On September 9, 2010, we granted 10,450 restricted shares to Mr. Craven, having an aggregate value of $176,292, based upon the closing price for our common shares on the NYSE on September 8, 2010 of $16.87. Distributions will be paid on these and any other restricted common shares, whether vested or not, when distributions are declared and paid on our common shares.

We entered into employment agreements with each of Messrs. Fisher, Willis and Craven that provide for payments and other benefits to Messrs. Fisher, Willis and Craven if their employment with us is terminated under certain circumstances. See “Compensation Discussion and Analysis — Employment Arrangements.”

We have also entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Certain of our hotels are (and the hotel we have under contract to purchase will be) managed by IHM, which is 90% owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and may be renewed for two five-year periods at the option of IHM by written notice to us no later than 90 days prior to the termination date. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of 3% of the hotel’s gross revenues, an accounting fee of $1,000 per month per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the nine months ended September 30, 2010, we paid IHM an aggregate of $69 thousand in management fees pursuant to these management agreements.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon the expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.

Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS lessees.

We share our corporate information technology infrastructure with IHM. We and IHM have agreed to a cost sharing arrangement under which we bear 5% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

IHM has obtained an employment practices liability insurance policy that covers our employees. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.

Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

Other than the compensation arrangements described in this prospectus, Mr. Fisher has not received any compensation or other consideration as promoter or otherwise in connection with the formation of our company and this offering.

From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm with which Mr. Fisher’s daughter is employed.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the MRL, the Maryland General Corporate Law, or the MGCL, provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. Upon completion of this offering, 13,220,854 common shares will be issued and outstanding on a fully diluted basis, or 13,820,854 common shares if the underwriters’ over-allotment option is exercised in full, and no preferred shares will be issued and outstanding.

Under Maryland law, shareholders are not personally liable for the obligations of a REIT solely as a result of their status as shareholders.

Common Shares

All of the common shares offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of trustees could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes it is essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees any such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of beneficial interest which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “CLDT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Wells Fargo Bank, National Association.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that sales of common shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

Upon completion of this offering, we will have 13,220,854 common shares outstanding, or an aggregate of 13,820,854 common shares outstanding if the underwriters’ over-allotment option is exercised in full.

No prediction can be made as to the effect, if any, that future issuances of common shares or the availability of common shares for future issuances will have on the market price of our common shares prevailing from time to time, issuances of substantial amounts of common shares, or the perception that such issuances could occur, may affect adversely the prevailing market price of our common shares. See “Risk Factors — Risks Related to Our Organization and Structure.”

The common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Rule 144

We issued 500,000 common shares to Mr. Fisher in a private placement at the time of closing of our IPO. The shares issued to Mr. Fisher are restricted shares as defined in Rule 144.

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common shares from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the common shares outstanding, which will equal approximately 132,209 common shares immediately after this offering; or

•	the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

We have filed a registration statement on Form S-8 registering the total number of common shares that may be issued under our Equity Incentive Plan.

Lock-Up Agreements

In addition to the limitations placed on the sale of our common shares by operation of the Securities Act, we and all of our trustees and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer their shares, or any securities convertible into our common shares, for a period of 90 days after the date of this prospectus without Barclays Capital Inc.’s prior written consent (or without Barclays Capital Inc.’s and UBS Securities LLC’s prior written consent, in the case of such sales or transfers by the Company). The lock-up agreements signed by us, our trustees and executive officers cover approximately 615,354 common shares.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be more than 15. Our declaration of trust also includes our election to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees is elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from removing incumbent trustees except for “cause” and with a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Policy on Majority Voting

Our board of trustees has adopted a policy regarding the election of trustees in uncontested elections. Pursuant to such policy, in an uncontested election of trustees, any nominee who receives a greater number of votes affirmatively withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by our company, submit a written resignation offer to our board of trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by our company of the shareholder vote with respect to such election, will make a recommendation to our board of trustees concerning the acceptance or rejection of the resignation offer. Our board of trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by our company. We will publicly disclose the decision of our board of trustees. Our board of trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the trust’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the trust or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides includes our election to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause and (2) vest in the board the exclusive power to fix the number of trusteeships.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. In addition, our chairman, chief executive officer, president or board of trustees may call a special meeting of our shareholders.

Mergers; Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if advised by our board of trustees and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only if advised by our board of trustees and approved by the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of giving notice and at the time of the annual meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting, or with respect to our first annual meeting as a public company, April 30, 2011.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (1) by or at the direction of our board of trustees or (2) provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder of record at the time of giving notice and who is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services, or

•	active or deliberate dishonesty established by a final judgment as being material to the cause of action.

Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust also authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. Upon completion of this offering, we expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chatham Lodging, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our operating partnership, which is organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•	as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our shareholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering in exchange for limited partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an eligible independent contractor under the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership have expressly acknowledged that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

Upon completion of our IPO, we caused our operating partnership to issue an aggregate of 246,960 LTIP units to certain of our officers. Subsequently, 15,435 of those LTIP units were forfeited when an executive officer left the company. On September 9, 2010, we caused our operating partnership to grant 26,250 LTIP units to Mr. Craven in connection with the commencement of his employment with our company. All of the non-forfeited LTIP units will vest ratably over the first five anniversaries of the date of grant. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. Initially, LTIP units will not have full parity with other outstanding units with respect to liquidating distributions. We expect that under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our operating partnership units, the LTIP units will achieve full parity with our other operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, upon the occurrence of certain specified events, our operating partnership will allocate gain on the disposition of its assets first to holders of LTIP units, and will revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we, as the sole general partner of the operating partnership, are the tax matters partner of the operating partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common shares through a partnership or similar pass-through entity.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2010 upon the filing of our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year ended on December 31, 2010, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of our shares of beneficial interest, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see ‘‘— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period (or, in the case of asset sales in tax years beginning in 2011, the 5-year period) after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2011 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a

REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “— Gross Income Tests — Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of our TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed two TRSs, Chatham TRS Holding, Inc. and Chatham TRS Holding II, Inc., whose wholly owned subsidiaries are the lessees of our hotel properties. We will not be able to use income and gain recognized by Chatham TRS Holding, Inc. to offset losses recognized by Chatham TRS Holding II, Inc., and vice versa, which may result in a higher tax liability than would be the case if all of our hotel properties were leased by TRS lessees of the same TRS.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a “qualified lodging facility,” such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

Our TRS lessees lease from our operating partnership and its subsidiaries the land, buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that our leases are structured so that they qualify as true leases for federal income tax purposes. Our belief is based on the following with respect to each lease:

•	our operating partnership and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who will work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee is at economic risk because it bears the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	each lease that we have entered into, at the time we entered into it (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel is expected to have a substantial remaining useful life and substantial remaining fair market value.

We expect that the leases we enter into in the future with our TRS lessees will have similar features.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would fail to qualify as a REIT unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares of beneficial interest is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our hotels will be leased to TRSs. In addition, our declaration of trust prohibits transfers of our shares of beneficial interest that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares of beneficial interest, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

Our TRS lessees lease our hotel properties, which we believe constitute qualified lodging facilities. Our TRS lessees engage independent third-party hotel managers, such as IHM and Hilton Worldwide and its affiliates, that qualify as “eligible independent contractors,” to operate the related hotels on behalf of such TRS lessees.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, or they may be treated as nonqualifying income for purposes of both gross income tests. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan or on the date we modify the loan (if the modification is treated as “significant” for tax purposes), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For purposes of this paragraph, however, under recently issued IRS guidance we do not need to redetermine the fair market value of the real property in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or the 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mortgage debt and mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. Additionally, we expect that any investments in mortgage loans will generally be treated as real estate assets. However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan. We intend to invest in mortgage debt and mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold will satisfy the foregoing asset test requirements. However, we have not obtained and will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

Pursuant to Revenue Procedure 2010-12, the IRS has indicated that it will treat distributions from publicly traded REITs that are paid partly in cash and partly in shares of beneficial interest as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each shareholder have a right to elect to receive its entire distribution in cash. If too many shareholders elect to receive cash, each shareholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no shareholder electing to receive cash may receive less than 10% of such shareholder’s distribution in cash). Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. We have no current intention of paying dividends in shares of beneficial interest.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as dividend income. Subject to certain limitations, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 15% through 2012. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 35% through 2012. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares becomes ex-dividend. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of beneficial interest by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such shares of beneficial interest. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of beneficial interest as long-term capital gain, or short-term capital gain if the shares of beneficial interest have been held for one year or less, assuming the shares of beneficial interest are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply until December 31, 2012). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain shareholders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common shares that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (conducted through a United States permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of beneficial interest. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if our common shares continue to be regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are and will continue to be a United States real property holding corporation based on our asset mix and investment strategy. However, despite our status as a United States real property holding corporation, a

non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. Because our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common shares are treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period.

We expect that our common shares will continue to be regularly traded on an established securities market following this offering.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Backup Withholding, Shares Held Offshore

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book tax differences for properties that may be acquired by our operating partnership in the future.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.  To the extent that our operating partnership acquires its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. Prospective shareholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common shares.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. Following completion of our IPO, our common shares are “widely held”.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common shares will be “widely held” and “freely transferable,” we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common shares.

Each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Barclays Capital Inc. is acting as representative of the underwriters in this offering. Under the terms of an underwriting agreement filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Underwriters	Number of Shares

Barclays Capital Inc.	1,800,000
UBS Securities LLC	920,000
FBR Capital Markets & Co.	320,000
Morgan Keegan & Company, Inc.	280,000
Credit Agricole Securities (USA) Inc.	200,000
Piper Jaffray & Co.	200,000
Stifel, Nicolaus & Company, Incorporated	200,000
JMP Securities LLC	80,000
Total	4,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per Share	$0.72	$0.72
Total	$2,880,000	$3,312,000

The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.4320 per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $620,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 common shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We and our trustees and executive officers have agreed that we, without the prior written consent of Barclays Capital Inc. and UBS Securities LLC, and they, without the prior written consent of Barclays Capital Inc., will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares (including, without limitation, common shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and common shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event unless such extension is waived in writing by Barclays Capital, Inc.

Barclays Capital Inc. and UBS Securities LLC, as applicable, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, Barclays Capital Inc. and UBS Securities LLC, as applicable, will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The New York Stock Exchange

Our common shares are listed on the NYSE under the symbol “CLDT.”

Stamp Taxes

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Barclays Capital and certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and may in the future expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they expect to receive customary fees and expense reimbursement.

Barclays Capital and an affiliate of Morgan Keegan & Company, Inc. are joint lead arrangers under our credit facility, an affiliate of Barclays Capital is the administrative agent under our credit facility, an affiliate of Morgan Keegan & Company, Inc. is syndication agent under our credit facility, and UBS Securities LLC and an affiliate of Credit Agricole Securities (USA) Inc. are co-documentation agents under our credit facility. In addition, certain of the underwriters and/or their affiliates are lenders under credit facility and each will receive its respective share of any repayment by us of amounts outstanding under our credit facility from the net proceeds of this offering, as well as customary fees for its services as a lender. See “Use of Proceeds.”

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us, or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the shares. The shares are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares in this offer may not transfer or resell those shares except to other QIIs.

Korea

The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

EXPERTS

The consolidated balance sheet of Chatham Lodging Trust, a development stage company, as of December 31, 2009 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of RLJ Billerica Hotel, LLC, RLJ Brentwood Hotel, LLC, RLJ Bloomington Hotel, LLC, RLJ Dallas Hotel Limited Partnership, RLJ Farmington Hotel, LLC, and RLJ Maitland Hotel, LLC (collectively the “Initial Acquisition Hotels”) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC as of December 31, 2009 and 2008 and for for the year ended December 31, 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Holtsville Hotel Group, LLC as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Moody National Three Property Portfolio as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of New Roc Hotels, LLC as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been so included in reliance on the report of DeLeon and Stang, an independent certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at

1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the SEC website referred to above.

REPORTS TO SHAREHOLDERS

We will furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered certified public accounting firm.

Hampton Inn & Suites Houston, TX
Unaudited Condensed Combined Financial Statements as of June 30, 2010	F-54-58
Report of Independent Registered Certified Public Accounting Firm	F-59
Combined Balance Sheets as of December 31, 2009 and 2008	F-60
Combined Statements of Operations for the years ended December 31, 2009 and for the period February 14, 2008 (commencement of operations) to December 31, 2008	F-61
Combined Statements of Members’ Capital for the year ended December 31, 2009 and for the period February 14, 2008 (commencement of operations) to December 31, 2008	F-62
Combined Statements of Cash Flows for the year ended December 31, 2009 and for the period February 14, 2008 (commencement of operations) to December 31, 2008	F-63
Notes to Combined Financial Statements	F-64-68

Residence Inn Holtsville, NY
Unaudited Condensed Financial Statements as of June 30, 2010	F-69-73
Report of Independent Registered Public Accounting Firm	F-74
Balance Sheets as of December 31, 2009 and 2008	F-75
Statements of Operations for the years ended December 31, 2009 and 2008	F-76
Statements of Members’ Capital for the years ended December 31, 2009 and 2008	F-77
Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-78
Notes to Financial Statements	F-79-82

Courtyard by Marriott Altoona, PA, SpringHill Suites Washington, PA and the Residence Inn White Plains, NY
Combined Financial Statements as of June 30, 2010	F-83-87
Report of Independent Registered Certified Public Accounting Firm	F-88
Combined Balance Sheets as of December 31, 2009 and 2008	F-89
Combined Statements of Operations for the years ended December 31, 2009 and 2008	F-90
Combined Statements of Members’ Capital for the years ended December 31, 2009 and 2008	F-91
Combined Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-92
Notes to Combined Financial Statements	F-93-99

Residence Inn New Rochelle, NY
Unaudited Financial Statements as of September 30, 2010	F-100-108
Independent Auditors’ Report	F-109
Balance sheets as of December 31, 2009 and 2008	F-110
Statements of Operations for the years ended December 31, 2009 and 2008	F-111
Statements of Changes in Members’ Equity for the years ended December 31, 2009 and 2008	F-112
Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-113
Notes to Financial Statements	F-114-118

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CHATHAM LODGING TRUST

Chatham Lodging Trust (the “Company”) was formed as a Maryland real estate investment trust (“REIT”) on October 26, 2009. The Company completed its initial public offering (“IPO”) and concurrent private placement of common shares of beneficial interest on April 21, 2010. The Company raised approximately $158.7 million, net of underwriting discounts and commissions and other offering costs paid or payable to third parties as of September 30, 2010.

On April 23, 2010, the Company acquired six Homewood Suites by Hilton® hotels (the “Initial Hotels”) for an aggregate purchase price of $73.5 million, plus customary pro-rated amounts and closing costs from wholly owned subsidiaries of RLJ Development, LLC (“RLJ”). The Initial Hotels which contain an aggregate of 813 rooms are as follows:

•	Homewood Suites by Hilton® Boston — Billerica/Bedford/Burlington; Billerica, Mass.; 147 rooms.

•	Homewood Suites by Hilton® Hartford — Farmington; Farmington, Conn.; 121 rooms.

•	Homewood Suites by Hilton® Minneapolis — Mall of America; Bloomington, Minn., 144 rooms.

•	Homewood Suites by Hilton® Dallas — Market Center; Dallas, Texas; 137 rooms.

•	Homewood Suites by Hilton® Orlando — Maitland; Maitland, Fla.; 143 rooms.

•	Homewood Suites by Hilton® Nashville — Brentwood; Brentwood, Tenn.; 121 rooms.

On July 2, 2010, the Company acquired the 120-room Hampton Inn & Suites® Houston-Medical Center in Houston, Texas (the “Houston Hotel”) for a cash purchase price of $16.2 million, plus customary pro-rated amounts and closing costs, from Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC (collectively “Moody”). The Houston Hotel will be managed by Island Hospitality Management (“IHM”), a hotel management company 90 percent-owned by Jeffrey H. Fisher, the Company’s chief executive officer, pursuant to a management agreement between one of the Company’s taxable REIT subsidiaries (“TRS”) and IHM. The Company funded the purchase price for the Houston Hotel from the proceeds of its IPO.

On August 3, 2010, the Company acquired the 124-room Residence Inn by Marriott® Holtsville in Holtsville, New York (the “Holtsville Hotel”) for a cash purchase price of $21.3 million, plus customary pro-rated amounts and closing costs, from Holtsville Hotel Group, LLC (collectively “Holtsville Group”). The Holtsville Hotel will be managed by IHM pursuant to a management agreement between a TRS and IHM. The Company funded the purchase price for the Holtsville Hotel from the proceeds of its IPO.

On August 24, 2010, the Company acquired the 105-room Courtyard by Marriott® Altoona in Altoona, Pennsylvania (the “Altoona Hotel”) for a cash purchase price of $11.0 million, plus customary pro-rated amounts and closing costs, from Moody National CY Altoona PA, LLC (collectively “Moody Altoona”) and the 86-room SpringHill Suites by Marriott® Washington in Washington, Pennsylvania (the “Washington Hotel”) for a cash purchase price of $11.7 million, plus customary pro-rated amounts and closing costs, from Moody National SHS Washington PA, LLC (collectively “Moody Washington”). The Hotels will be managed by Concord Hospitality Enterprises (“Concord”) pursuant to a management agreement between a TRS and Concord. The Company funded the purchase price for the Hotels from the proceeds of its IPO.

On September 23, 2010, the Company acquired the 133-room Residence Inn by Marriott® White Plains in White Plains, New York (the “White Plains Hotel”) for a cash purchase price of $20.9 million, plus customary pro-rated amounts and closing costs, from Moody National White Plains S, LLC and Moody National White Plains MT, LLC (collectively “Moody White Plains”). The Hotel will be managed by IHM pursuant to a management agreement between the TRS and IHM. The Company funded the purchase price for the White Plains Hotel from the proceeds of its IPO.

The acquisitions of the Altoona, Washington and White Plains Hotels are hereafter referred to as the “Moody Acquisition”.

On October 5, 2010, the Company acquired the 124-room Residence Inn by Marriott® New Rochelle in New Rochelle, New York (the “New Rochelle Hotel”) for a cash purchase price of $20.7 million, plus customary pro-rated amounts and closing costs, from New Roc Hotels, LLC (collectively “New Roc”). The Hotel will be managed by IHM pursuant to a management agreement between a TRS and IHM. The Company funded the purchase price for the New Rochelle Hotel from the proceeds of its IPO.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 is based on the unaudited consolidated balance sheet of the Company as of September 30, 2010 and is presented as if this offering and the acquisition of the New Rochelle Hotel had occurred on September 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are presented as if the completion of the IPO, this offering and the acquisitions of the Initial Hotels, the Houston, Holtsville, Moody Acquisition and New Rochelle Hotels had occurred on January 1, 2009.

The unaudited pro forma financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been assuming such transactions had been completed at the beginning of the periods presented, nor is it indicative of the Company’s results of operations or financial condition for future periods. In management’s opinion, all material adjustments necessary to reflect the effects of the significant acquisitions described above have been made. In addition, the unaudited pro forma financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial information, which we believe are reasonable under the circumstances.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2010

	Chatham				Pro Forma
	Lodging			Pro Forma	Chatham
	Trust(1)	Offering(2)	New Rochelle(3)	Adjustments(4)	Lodging Trust
	(In thousands, except share data)

ASSETS:
Investment in hotel properties, net	$154,040	$—	$20,715	$—	$174,755
Cash and cash equivalents	26,845	60,500	(20,957)	(305)	66,083
Restricted cash	5,689	—	—	—	5,689
Hotel receivables (net of allowance for doubtful accounts of approximately $20)	859	—	46	—	905
Deferred costs, net	1,047	—	62	—	1,109
Prepaid expenses and other assets	592	—	170	—	762

Total assets	$189,072	$60,500	$36	$(305)	$249,303

LIABILITIES AND EQUITY:
Mortgage payable	$12,410	$—	$—	$—	$12,410
Accounts payable and accrued expenses	3,039	—	36	—	3,075
Accrued underwriter fees	5,175	—	—	—	5,175
Distributions payable	1,657	—	—	—	1,657

Total liabilities	22,281	—	36	—	22,317

Commitments and contingencies
EQUITY:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2010	—	—	—	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 9,208,750 shares (historical) and 13,208,750 shares (pro forma) issued and outstanding at September 30, 2010	92	40	—	—	132
Additional paid-in capital	170,250	60,460	—	—	230,710
Unearned compensation	(1,284)	—	—	—	(1,284)
Retained earnings (deficit)	(2,542)	—	—	(305)	(2,847)

Total shareholders’ equity	166,516	60,500	—	(305)	226,711

Noncontrolling Interests:
Noncontrolling interest in Operating Partnership	275	—	—	—	275

Total equity	166,791	60,500	—	(305)	226,986

Total liabilities and equity	$189,072	$60,500	$36	$(305)	$249,303

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

The accompanying Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2010 is based on the unaudited historical consolidated balance sheet of the Company as of September 30, 2010, adjusted to reflect the purchase of the New Rochelle Hotel.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the following occurred on September 30, 2010:

•	Consummation of this offering, excluding the overallotment option.

•	Completion of the purchase of the New Rochelle Hotel.

•	Payment of costs and expenses of approximately $305 after September 30, 2010 related to the New Rochelle Hotel.

The Unaudited Pro Forma Consolidated Balance Sheet and accompanying pro forma income statements do not reflect the purchase of the Homewood Suites by Hilton in Carlsbad (North San Diego County), California on November 3, 2010 or the purchase of the hotel that we have under contract in Pittsburgh, Pennsylvania.

Notes and Management Assumptions:

1) Represents the Company’s unaudited historical consolidated balance sheet as of September 30, 2010. Included in deferred costs are franchise fees of $62 for the New Rochelle Hotel that were paid prior to September 30, 2010 and will be amortized over 20 years. Included in retained earnings (deficit) at September 30, 2010 are expenses of $27 related to the purchase of the New Rochelle Hotel that were expensed prior to September 30, 2010.

2) Represents cash proceeds of $60,500 from the sale of common shares pursuant to this offering excluding shares issuable upon exercise of the underwriters’ overallotment option, net of estimated underwriters’ fees of $2,880 and other transaction costs of $620.

3) Pursuant to the purchase and sale agreement for the New Rochelle Hotel, there was a proration of operating results on the date of closing between the Company and the seller and this proration is reflected in pro forma adjustment 3b below. Other than the assets and liabilities described in notes 3b, 3c, 3d and 3e, no other non-real estate assets and liabilities were acquired.

a. Investment in hotels of $20,715 is recorded at acquisition cost and depreciated using the straight line method over the estimated useful lives of the assets (5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements). No intangible assets are expected to be recognized in connection with the purchase of the New Rochelle Hotel based on the estimated values of the identifiable assets acquired. The allocation of the purchase price for the New Rochelle Hotel is as follows:

	Purchase
	Price			Furniture &
Property	Allocation	Land	Building	Equipment

Residence Inn by Marriott® New Rochelle	$20,715	$0	$20,281	$434

b. Accounts receivable of $46 related to the Company’s 50% share of the October 4, 2010 hotel revenue.

c. Deferred expenses of $62 for franchise fees for the New Rochelle Hotel that will be amortized over the 20 year term of the franchise agreement.

d. Prepaid expenses and other assets of $170 comprised of prepaid expenses of $11 and real estate taxes of $159.

e. Accounts payable and accrued expenses of $36, comprised of accrued sales taxes of $9, accounts payable of $19 and advance deposits of $8.

4) Represents the costs incurred by the Company after September 30, 2010 in connection with the purchase of the New Rochelle Hotel:

a. Closing costs of $280.

b. Accounting fees of $25 for services related to the audit and reviews.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

	Chatham								Pro Forma
	Lodging	Initial	Houston	Holtsville	Moody		Pro Forma		Chatham
	Trust(1)	Hotels(2)	Hotel(3)	Hotel(4)	Acquisition(5)	New Rochelle(6)	Adjustments		Lodging Trust
	(In thousands, except share and per share data)

Revenue:
Hotel operating:
Rooms	$12,691	$6,634	$1,931	$2,651	$7,656	$4,422	$—		$35,985
Other operating	350	170	46	67	307	219	—		1,159

Total revenue	13,041	6,804	1,977	2,718	7,963	4,641	—		37,144

Expenses:
Operating expenses:
Rooms	2,995	1,352	368	595	1,687	1,028	—		8,025
Other	240	577	24	41	225	10	—		1,117
General and administrative	2,683	1,279	495	619	1,486	1,125	—		7,687
Sales and marketing fees	352	632	20	80	275	203	—		1,562
Franchise fees	971	266	207	200	575	338	36	(7)	2,593
Management fees	351	139	130	80	382	181	(179	)(8)	1,084
Condominium fees	—	—	—	—	395	—	—		395
Depreciation and amortization	1,200	—	218	225	1,225	776	1,509	(9)	5,153
Ground rent	—	—	—	—	—	—	—		—
Property taxes	718	525	144	144	645	496	—		2,672
Corporate general and administrative	2,340	—	—	—	77	—	751	(10)	3,168
Acquisition transaction costs	2,165	—	—	—	—	—	(2,165	)(11)	—

Total expenses	14,015	4,770	1,606	1,984	6,972	4,157	(48)		33,456
Operating income (loss)	(974)	2,034	371	734	991	484	48		3,688
Gain on insurance proceeds	—	—	—	—	149	—	(149	)(12)	—
Interest expense	(19)	(1,084)	(402)	(422)	(1,527)	(705)	3,603	(13)	(556)
Interest income	109	—	—	—	—	—	—		109

Income (loss) from continuing operations before income tax expense	(884)	950	(31)	312	(387)	(221)	3,502		3,241
Income taxes	(46)	—	—	—	—	—	(78	)(14)	(124)

Income(loss) from continuing operations	$(930)	$950	$(31)	$312	$(387)	$(221)	$3,424		$3,117

Earnings per share data:
Basic and diluted — continuing operations	$(0.17)								$0.34

Basic and diluted — weighted average shares	5,448,663							(15)	9,208,750

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(in thousands, except share data)

1) The Company was formed on October 26, 2009. There were no results of operations for the Company for the period from inception through April 21, 2010. These amounts include the actual results of operations of all of the purchased hotels from the date of their acquisition through September 30, 2010.

2) Represents the combined unaudited historical results of operations of the Initial Hotels from January 1, 2010 to the acquisition date of April 23, 2010.

3) Represents the unaudited historical results of operations of the Houston Hotel from January 1, 2010 to the acquisition date of July 2, 2010.

4) Represents the unaudited historical results of operations of the Holtsville Hotel from January 1, 2010 to the acquisition date of August 3, 2010.

5) Represents the combined unaudited historical results of operations of the Moody Acquisition from January 1, 2010 to the acquisition date of August 24, 2010 for the Altoona and Washington Hotels and September 23, 2010 for the White Plains Hotel.

6) Represents the unaudited historical results of operations of the New Rochelle Acquisition for the nine months ended September 30, 2010.

7) Reflects the adjustment to amortization of franchise fees based on the franchise application fees paid of $749 and the remaining terms of the new franchise applications, which are 15 years from the closing of the purchase of the Initial Hotels and Holtsville Hotel, 10 years from the closing of the Houston Hotel and 20 years from the closing of the Moody Acquisition Hotels and the New Rochelle Hotel.

8) Reflects the adjustment to management fees for contractual differences on the Houston, Altoona, Washington and White Plains Hotels. The previous management company was paid a 4% management fee at the Houston Hotel and there was an additional asset management fee payment of 1%. The new management contract reflects a 3% management fee for the Houston Hotel. The Altoona, Washington and White Plains Hotels had asset management fees of .5%, 1% and 2%, respectively that will not be paid going forward. Also reflects an adjustment for the contractual difference in the cost of accounting fees.

9) Reflects net increase to depreciation expense based on the Company’s cost basis in the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels and their accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.

10) The Company was formed on October 26, 2009 and completed its IPO on April 21, 2010 and thus there was no corresponding corporate general and administrative expense until April 21, 2010. Reflects the adjustment to include corporate general and administrative expenses for the period from January 1, 2010 to September 30, 2010, including:

a. Salaries and benefits of $337, of which $298 is to be paid to the Company’s executive officers, who are currently Jeffrey H. Fisher, the Chairman, President and Chief Executive Officer of the Company, Peter Willis, Executive Vice President and Chief Investment Officer of the Company, Dennis Craven, Executive Vice President and Chief Financial Officer of the Company.

b. Amortization of restricted shares of $67 to Messrs. Fisher, Willis and Craven based on a three-year vesting period. The aggregate estimated value of the restricted share awards are $295 to Mr. Fisher, $197 to Mr. Willis and $176 to Mr. Craven.

c. Amortization of LTIP unit awards of $236 to Messrs. Fisher, Willis and Craven based on a five-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $3,979 for Mr. Fisher, $652 for Mr. Willis and $525 for Mr. Craven. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP awards are $3,020 for Mr. Fisher, $495 for Mr. Willis and $398 for Mr. Craven. The discounted value is used for the purposes of determining the amortization.

d. Cash compensation of $100 and restricted share compensation of $170 to the Trustees.

e. Directors and officers insurance of $86.

f. General office expenses including rent of $25.

g. Adjustment to remove severance costs associated with the departure of the former CFO of $270.

11) Reflects the adjustment for one-time hotel acquisition costs which are not recurring and thus excluded from the pro forma results of operations.

12) Reflects the adjustment for one-time gain on an insurance claim at the White Plains Hotel which is not recurring and thus excluded from the pro forma results of operations.

13) Reflects the decrease to interest expense associated with defeasing the existing loans upon the purchase of the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels, except for two loans on the Altoona and Washington hotels, which were assumed by the Company. Except for the two assumed loans, RLJ, Moody, the Holtsville Group, Moody Acquisition and New Rochelle are required under the terms of the purchase and sale agreements to cause the defeasance of the loans to occur on or before the closing of the purchase of the hotels. Except for the two assumed loans, the purchase price for the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels was fully funded from equity proceeds of the IPO.

The Company assumed the $6,979 loan on the Altoona hotel. The loan matures on April 1, 2016 and bears an interest at a rate of 5.96%. The Company also assumed the $5,455 loan on the Washington hotel. The loan matures on April 1, 2015 and bears an interest rate of 5.84%.

14) Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of the Company’s TRSs.

15) Reflects this offering of 4,000,000 common shares of the Company at $16.00 per share and assumes that the underwriters’ overallotment option is not exercised, with approximately $60,500 of cash proceeds to the Company, net of estimated underwriters’ fees of $2,880 and other transaction costs of $620. Since none of the net proceeds are being used to acquire hotels or pay down debt outstanding on a pro forma basis, none of these shares are included in the denominator for calculating earnings per share.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Chatham								Pro Forma
	Lodging	Initial	Houston	Holtsville	Moody		Pro Forma		Chatham
	Trust(1)	Hotels(2)	Hotel(3)	Hotel(4)	Acquisition(5)	New Rochelle(6)	Adjustments		Lodging Trust
	(In thousands, except share and per share data)

Revenue:
Hotel operating:
Rooms	$—	$21,193	$3,557	$4,398	$11,108	$5,562	$—		$45,818
Other operating	—	545	77	111	482	203	—		1,418

Total revenue	—	21,738	3,634	4,509	11,590	5,765	—		47,236

Expenses:
Operating expenses:
Rooms	—	4,239	724	901	2,437	1,250	—		9,551
Other	—	1,687	47	69	311	16	—		2,130
General and administrative	—	4,581	838	1,006	1,946	1,367	(74	)(7)	9,664
Sales and marketing fees	—	2,021	134	155	434	250	—		2,994
Franchise fees	—	848	285	330	841	425	48	(8)	2,777
Management fees	—	458	216	135	579	183	(252	)(9)	1,319
Condominium fees	—	—	—	—	524	—	—		524
Depreciation and amortization	—	2,619	435	506	1,642	1,136	483	(10)	6,821
Ground rent	—	—	—	—	103	—			103
Property taxes	—	1,255	391	239	849	611	—		3,345
Corporate general and administrative	—	—	—	—	—	—	3,387	(11)	3,387

Total expenses	—	17,708	3,070	3,341	9,666	5,238	3,592		42,615
Operating income (loss)	—	4,030	564	1,168	1,924	527	(3,592)		4,621
Write down of development costs	—	—	—	(95)	—	—	95	(12)	—
Interest expense	—	(3,573)	(854)	(739)	(2,564)	(930)	7,908	(13)	(752)

Income (loss) from continuing operations before income tax expense	—	457	(290)	334	(640)	(403)	4,411		3,869
Income taxes	—	—	—	—	—	—	(276	)(14)	(276)

Income(loss) from continuing operations	$—	$457	$(290)	$334	$(640)	$(403)	$4,135		$3,593

Earnings per share data:
Basic and diluted — continuing operations	$—								$0.39

Basic and diluted — weighted average shares	1,000							(15)	9,208,750

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands, except share data)

1) The Company was formed on October 26, 2009. There were no results of operations for the Company for the period from inception to December 31, 2009.

2) Represents the combined audited historical results of operations of the Initial Hotels for the year ended December 31, 2009.

3) Represents the audited historical results of operations of the Houston Hotel for the year ended December 31, 2009.

4) Represents the audited historical results of operations of the Holtsville Hotel for the year ended December 31, 2009.

5) Represents the combined unaudited historical results of operations of the Moody Acquisition for the year ended December 31, 2009.

6) Represents the unaudited historical results of operations of the New Rochelle Acquisition for the year ended December 31, 2009.

7) Reflects the adjustment to general and administrative expense for corporate costs allocated by the previous owner to the Initial Hotels that were included in the historical results of operations of $74.

8) Reflects the adjustment to amortization of franchise fees based on the franchise application fees paid of $749 and the remaining terms of the new franchise applications, which are 15 years from the closing of the purchase of the Initial Hotels and Holtsville Hotel, 10 years from the closing of the Houston Hotel and 20 years from the closing of the Moody Acquisition Hotels and the New Rochelle Hotel.

9) Reflects the adjustment to management fees for contractual differences on the Houston, Altoona, Washington and White Plains Hotels. The previous management company was paid a 4% management fee at the Houston Hotel and there was an additional asset management fee payment of 1%. The new management contract reflects a 3% management fee for the Houston Hotel. The Altoona, Washington and White Plains Hotels had asset management fees of .5%, 1% and 2%, respectively that will not be paid going forward. Also reflects an adjustment for the contractual difference in the cost of accounting fees.

10) Reflects net increase to depreciation expense based on the Company’s cost basis in the Initial, Houston, Holtsville and the Moody Acquisition Hotels and their accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.

11) The Company was formed on October 26, 2009 and thus there was no corresponding corporate general and administrative expense for the year ended December 31, 2009. Reflects the adjustment to include corporate general and administrative expenses that the Company expects to pay, including:

a. Salaries and benefits of $1,119, of which $989 is to be paid to the Company’s executive officers, who are currently Jeffrey H. Fisher, the Chairman, President and Chief Executive Officer of the Company, Peter Willis, Executive Vice President and Chief Investment Officer of the Company, Dennis Craven, Executive Vice President and Chief Financial Officer of the Company.

b. Amortization of restricted shares of $223 to Messrs. Fisher, Willis and Craven based on a three-year vesting period. The aggregate estimated value of the restricted share awards are $295 to Mr. Fisher, $197 to Mr. Willis and $176 to Mr. Craven.

c. Amortization of LTIP unit awards of $783 to Messrs. Fisher, Willis and Craven based on a five-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $3,979 for Mr. Fisher, $652 for Mr. Willis and $525 for Mr. Craven. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP awards are $3,020 for Mr. Fisher, $495 for Mr. Willis and $398 for Mr. Craven. The discounted value is used for the purposes of determining the amortization.

d. Cash compensation of $333 and restricted share compensation of $563 to the Trustees.

e. Directors and officers insurance of $287.

f. General office expenses including rent of $79.

12) Reflects the write off of $95 of development costs that were expensed in the Holtsville Hotel related to a project that was not part of the acquired assets.

13) Reflects the decrease to interest expense associated with defeasing the existing loans upon the purchase of the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels, except for two loans on the Altoona and Washington hotels, which were assumed by the Company. Except for the two assumed loans, RLJ, Moody, the Holtsville Group, Moody Acquisition and New Rochelle are required under the terms of the purchase and sale agreements to cause the defeasance of the loans to occur on or before the closing of the purchase of the hotels. Except for the two assumed loans, the purchase price for the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels was fully funded from equity proceeds of the IPO.

The Company assumed the $6,979 loan on the Altoona hotel. The loan matures on April 1, 2016 and bears an interest at a rate of 5.96%. The Company also assumed the $5,455 loan on the Washington hotel. The loan matures on April 1, 2015 and bears an interest rate of 5.84%.

14) Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of the Company’s TRSs.

15) Reflects this offering of 4,000,000 of common shares of the Company at $16.00 per share and assumes that the underwriters’ overallotment option is not exercised, with approximately $60,500 of cash proceeds to the Company, net of estimated underwriters’ fees of $2,880 and other transaction costs of $620. Since none of the net proceeds are being used to acquire hotels or pay down debt outstanding on a pro forma basis, none of these shares are included in the denominator for calculating earnings per share.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements.

CHATHAM LODGING TRUST

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands, except share data)

ASSETS:
Investment in hotel properties, net	$154,040	$—
Cash and cash equivalents	26,845	24
Restricted cash	5,689	—
Hotel receivables (net of allowance for doubtful accounts of approximately $20 and $0, respectively)	859	—
Deferred costs, net	1,047	—
Prepaid expenses and other assets	592	—

Total assets	$189,072	$24

LIABILITIES AND EQUITY:
Debt	$12,410
Accounts payable and accrued expenses	3,039	$14
Accrued underwriter fees	5,175	—
Distributions payable	1,657	—

Total liabilities	22,281	14

Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2010	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 9,208,750 and 1,000 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	92	—
Additional paid-in capital	170,250	10
Unearned compensation	(1,284)	—
Retained deficit	(2,542)	—

Total shareholders’ equity	166,516	10

Noncontrolling Interests:
Noncontrolling interest in Operating Partnership	275	—

Total equity	166,791	10

Total liabilities and equity	$189,072	$24

The accompanying notes are an integral part of these consolidated financial statements.

CHATHAM LODGING TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2010	2010
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share data)

Revenues:
Hotel operating revenues:
Room	$8,147	$12,691
Other operating	237	350

Total revenues	8,384	13,041

Expenses:
Hotel operating expenses:
Room	1,925	2,995
Other operating	3,002	4,597

Total hotel operating expenses	4,927	7,592
Depreciation and amortization	798	1,200
Property taxes and insurance	471	718
General and administrative	1,368	2,340
Hotel property acquisition costs	1,161	2,165

Total operating expenses	8,725	14,015

Operating loss	(341)	(974)
Interest income	72	109
Interest expense	(19)	(19)

Loss before income tax expense	(288)	(884)
Income tax expense	—	(46)

Net loss attributable to common shareholders	$(288)	$(930)

Earnings per Common Share — Basic:
Net loss attributable to common shareholders	$(0.03)	$(0.17)

Earnings per Common Share — Diluted:
Net loss attributable to common shareholders	$(0.03)	$(0.17)

Weighted average number of common shares outstanding:
Basic	9,125,000	5,448,663
Diluted	9,125,000	5,448,663

The accompanying notes are an integral part of these consolidated financial statements.

CHATHAM LODGING TRUST

CONSOLIDATED STATEMENTS OF EQUITY

							Noncontrolling
			Additional			Total	Interest in
	Common Shares		Paid-In	Unearned	Retained	Shareholders’	Operating	Total
	Shares	Amount	Capital	Compensation	Deficit	Equity	Partnership	Equity
	(Unaudited)
	(In thousands, except share data)

Balance, December 31, 2009	1,000	$—	$10	$—	$—	$10	$—	$10
Issuance of shares, net of offering costs of $13,752	9,125,000	91	168,657	—	—	168,748	—	168,748
Repurchase of common shares	(1,000)	—	(10)	—	—	(10)	—	(10)
Issuance of restricted shares	87,000	1	1,654	(1,655)	—	—	—	—
Forfeiture of restricted shares	(3,250)	—	(61)	61	—	—	—	—
Amortization of share based compensation	—	—	—	310	—	310	320	630
Dividends declared on common shares ($0.175 per share)	—	—	—	—	(1,612)	(1,612)	—	(1,612)
Distributions on LTIP units ($0.175 per share)	—	—	—	—	—	—	(45)	(45)
Net loss	—	—	—	—	(930)	(930)	—	(930)

Balance, September 30, 2010	9,208,750	$92	$170,250	$(1,284)	$(2,542)	$166,516	$275	$166,791

The accompanying notes are an integral part of these consolidated financial statements.

CHATHAM LODGING TRUST

CONSOLIDATED STATEMENT OF CASH FLOWS

For the
Nine Months
Ended
September 30, 2010
(Unaudited)
(In thousands)

Cash flows from operating activities:
Net Loss	$(930)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,182
Amortization of deferred costs	18
Share based compensation	630
Changes in assets and liabilities:
Hotel receivables	(350)
Deferred costs	(862)
Prepaid expenses and other assets	(168)
Accounts payable and accrued expenses	2,201

Net cash provided by operating activities	1,721

Cash flows from investing activities:
Improvements and additions to hotel properties	(930)
Acquisition of hotel properties, net of cash acquired	(144,609)
Restricted cash	(3,047)

Net cash used in investing activities	(148,586)

Cash flows from financing activities:
Payments of debt	(24)
Payment of financing costs	(203)
Proceeds from issuance of common shares	182,490
Payment of common share offering costs	(8,577)

Net cash provided by financing activities	173,686

Net change in cash and cash equivalents	26,281
Cash and cash equivalents, beginning of period	24

Cash and cash equivalents, end of period	$26,845

Supplemental disclosure of non-cash financing information:
The company has accrued underwriter fees of $5,175. These fees were paid on October 21, 2010.
The company has accrued distributions payable of $1,657. These distributions were paid on October 29, 2010.
The company assumed the mortgages on the Altoona and Washington Hotels for $12,434.

The accompanying notes are an integral part of these consolidated financial statements.

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	Organization

Chatham Lodging Trust (the “Company”) was formed as a Maryland real estate investment trust (“REIT”) on October 26, 2009 and intends to elect to qualify as a REIT for U.S. Federal Income Tax purposes beginning with its short taxable year ended December 31, 2010. The Company is internally-managed and was organized to invest primarily in premium-branded upscale extended-stay and select-service hotels.

The Company completed its initial public offering (the “IPO”) on April 21, 2010. The IPO resulted in the sale of 8,625,000 common shares at a $20.00 price per share, generating $172.5 million in gross proceeds. Net proceeds, after underwriters’ discounts and commissions and other offering costs paid or payable to third parties as of September 30, 2010, were approximately $158.7 million. Concurrently with the closing of the IPO, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), the Company sold 500,000 of its common shares to Jeffrey H. Fisher, the Company’s Chairman, President and Chief Executive Officer, at the public offering price of $20.00 per share, for proceeds to the Company of $10 million.

The Company had no operations prior to the consummation of the IPO. Following the closing of the IPO, the Company contributed the net proceeds from the IPO and the concurrent private placement to Chatham Lodging, L.P (the “Operating Partnership”) in exchange for partnership interests in the Operating Partnership. Substantially all of the Company’s assets are held by and all of its operations are conducted through the Operating Partnership. The Company is the sole general partner of the Operating Partnership and currently owns 100% of the units of the limited partnership interest in the Operating Partnership at September 30, 2010. As discussed in Note 10 — Equity Incentive Plan, certain of the Company’s executive officers hold unvested long-term incentive plan units in the Operating Partnership, which are presented as noncontrolling interests on the accompanying consolidated balance sheet.

As of September 30, 2010, the Company owned 11 hotels with an aggregate of 1,381 rooms located in 8 states. For the Company to qualify as a REIT, it cannot operate the hotels. Therefore, the Operating Partnership and its subsidiaries lease the hotels to the Company’s wholly owned taxable REIT subsidiaries (the “TRS”). Each hotel is leased to a TRS under a percentage lease that provides for rental payments equal to the greater of (i) a fixed base rent amount or (ii) a percentage rent based on hotel room revenue. The initial term of each of the TRS leases is 5 years. Lease revenue from each TRS and its wholly-owned subsidiaries is eliminated in consolidation. Island Hospitality Management Inc. (“IHM”), a related party, manages 3 hotels, Homewood Suites Management LLC (“IAH Manager”), a subsidiary of Hilton Worldwide Inc. (“Hilton”) manages 6 hotels and Concord Hospitality Enterprises Company (“Concord”) manages 2 hotels.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and in conformity with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information. These unaudited consolidated financial statements, in the opinion of management, include all adjustments considered necessary for a fair presentation of the consolidated balance sheets, consolidated statements of operations, consolidated statements of equity, and consolidated statement of cash flows for the periods presented. Interim results are not necessarily indicative of full year performance due to seasonal and other factors.

The consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts included in the unaudited consolidated balance sheet as of December 31, 2009 have been derived from the audited consolidated balance sheet as of that date. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated balance sheet and notes thereto as of December 31, 2009 included in Amendment No. 7 to Form S-11, which was filed with the SEC on April 5, 2010.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Investment in Hotel Properties

The Company allocates the purchase prices of hotel properties acquired based on the fair value of the acquired real estate, furniture, fixtures and equipment, identifiable intangible assets and assumed liabilities. In making estimates of fair value for purposes of allocating the purchase price, the Company utilizes a number of sources of information that are obtained in connection with the acquisition of a hotel property, including valuations performed by independent third parties and information obtained about each hotel property resulting from pre-acquisition due diligence. Hotel property acquisition costs, such as transfer taxes, title insurance, environmental and property condition reviews, and legal and accounting fees, are expensed in the period incurred.

The Company’s investments in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, 40 years for buildings, 15 years for building improvements, seven years for land improvements and three to ten years for furniture, fixtures and equipment. Renovations and/or replacements at the hotel properties that improve or extend the life of the assets are capitalized and depreciated over their useful lives, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

The Company will periodically review its hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management will perform an analysis to determine if the estimated undiscounted future cash flows, without interest charges, from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized. The Company does not believe that there currently are any facts or circumstances indicating impairment in the carrying value of any of its hotel properties.

The Company will consider a hotel property as held for sale when a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash, no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner and the sale is expected to occur within one year. If these criteria are met, depreciation and amortization of the hotel property will cease and an impairment loss if any will be recognized if the fair value of the hotel property, less the costs to sell, is lower than the carrying amount of the hotel property. The Company will classify the loss, together with the related operating

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results, as discontinued operations in the consolidated statements of operations and classify the assets and related liabilities as held for sale in the consolidated balance sheets. As of September 30, 2010, the Company had no hotel properties held for sale.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short term liquid investments with an original maturity of three months or less. Cash balances in individual banks may exceed federally insurable limits.

Restricted Cash

Restricted cash represents purchase price deposits held in escrow for potential hotel acquisitions currently under contract and escrows for reserves required pursuant to the Company’s loans or management agreements with Hilton. Included in restricted cash on the accompanying consolidated balance sheet at September 30, 2010 are deposits for hotel acquisitions of $2.6 million and $3.1 million of other escrows. The hotel mortgage loan agreements require the Company to fund 4% of gross revenues on a monthly basis for furnishings, fixtures, equipment and general repair maintenance reserve (“Replacement Reserve”) of the hotels in an account to be held by Berkadia Commercial Mortgage (“Lender”). In addition, insurance and real estate tax reserves are required to be deposited into an escrow account to be held by Lender.

Hotel Receivables

Hotel receivables consist of amounts owed by guests staying at the Company’s hotels at quarter end and amounts due from business and group customers. An allowance for doubtful accounts is provided and maintained at a level believed to be adequate to absorb estimated probable receivable losses. At September 30, 2010 and December 31, 2009, the allowance for doubtful accounts was $20 thousand and $0, respectively.

Deferred Costs

Deferred costs consist of franchise agreement fees for the Company’s hotels and deferred loan costs. Franchise fees are recorded at cost and amortized over a straight-line basis over the term of the franchise agreements. Loan costs are recorded at cost and amortized over a straight-line basis which approximates the interest rate method over the term of the loan. Amortization expense was $13 thousand and $18 thousand for the three and nine months ended September 30, 2010.

Prepaid Expenses and Other Assets

The Company’s prepaid expenses and other assets consist of prepaid insurance, deposits and hotel supplies inventory.

Revenue Recognition

Revenues from hotel operations are recognized when rooms are occupied and when services are provided. Revenues consist of amounts derived from hotel operations, including sales from room, meeting room, gift shop, in-room movie and other ancillary amenities. Sales, use, occupancy, and similar taxes are collected and presented on a net basis (excluded from revenues) in the accompanying consolidated statements of operations.

Share-Based Compensation

The Company measures compensation expense for the restricted share awards based upon the fair market value of its common shares at the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period and is included in general and administrative expense in the

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accompanying consolidated statements of operations. The Company will pay dividends on nonvested restricted shares.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) available for common shareholders, adjusted for dividends on unvested share grants, by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) available for common shareholders, adjusted for dividends on unvested share grants, by the weighted average number of common shares outstanding plus potentially dilutive securities such as share grants or shares issuable in the event of conversion of operating partnership units. No adjustment is made for shares that are anti-dilutive during the period. The Company’s restricted share awards and long-term incentive plan units are entitled to receive dividends, if declared. The rights to dividends declared are non-forfeitable, and therefore, the unvested restricted shares and long-term incentive plan units qualify as participating securities requiring the allocation of earnings under the two-class method to calculate EPS. The percentage of earnings allocated to the unvested restricted shares is based on the proportion of the weighted average unvested restricted shares outstanding to the total of the basic weighted average common shares outstanding and the weighted average unvested restricted shares outstanding. Basic EPS is then computed by dividing income less earnings allocable to unvested restricted shares by the basic weighted average number of shares outstanding. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares outstanding is increased to include the effect of potentially dilutive securities. Because the Company reported a net loss for the periods, no allocation was made to the unvested restricted shares or the long-term incentive plan units.

Income Taxes

The Company is currently subject to corporate federal and state income taxes. Prior to April 21, 2010, the Company had no operating results subject to taxation.

The Company intends to elect to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain, and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates, and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to shareholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

The Company leases its hotels to lessee subsidiaries of the TRS (“TRS lessees”). The TRS is subject to federal and state income taxes and the Company accounts for taxes, where applicable, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 740 using the asset and liability method which recognizes deferred tax assets and liabilities for future tax consequences arising from differences between financial statement carrying amounts and income tax bases.

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organizational and Offering Costs

The Company expenses organizational costs as incurred. Offering costs, which include selling commissions, are recorded as a reduction in additional paid-in capital in shareholders’ equity.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued amended guidance related to the consolidation of variable-interest entities, which requires enterprises to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009. The Company analyzed and considered the structure of each of its management agreements with its hotel managers and determined that it had appropriately consolidated the results of operations of the 11 owned hotels at September 30, 2010.

3.	Acquisition of Hotel Properties

Acquisition of Hotel Properties

On April 23, 2010, wholly owned subsidiaries of the Company completed the acquisition of six hotel properties (the “Initial Acquisition Hotels”) from wholly owned subsidiaries of RLJ Development, LLC for an aggregate purchase price of $73.5 million, plus customary pro-rated amounts and closing costs. Each of the Initial Acquisition Hotels operates under the Homewood Suites by Hilton® brand. The Initial Acquisition Hotels contain an aggregate of 813 rooms and are located in the major metropolitan statistical areas of Boston, Massachusetts; Minneapolis, Minnesota; Nashville, Tennessee; Dallas, Texas; Hartford, Connecticut and Orlando, Florida.

On July 2, 2010, the Company acquired the 120-room Hampton Inn & Suites® Houston-Medical Center in Houston, Texas (the “Houston hotel”) for $16.5 million, plus customary pro-rated amounts and closing costs, from Moody National 1715 OST Houston S, LLC.

On August 3, 2010, the Company acquired the 124-room Residence Inn by Marriott® — Long Island Holtsville on Long Island, New York (the “Holtsville hotel”) for $21.3 million, plus customary pro-rated amounts and closing costs, from Holtsville Hotel Group, LLC and FB Holtsville Utility LLC.

On August 24, 2010, the Company completed the acquisitions of the 105-room Courtyard by Marriott® in Altoona, Pennsylvania (the “Altoona hotel”) and the 86-room SpringHill Suites by Marriott® in Washington, Pennsylvania (the “Washington hotel”) for a total cash purchase price of $23.3 million, plus customary pro-rated amounts and closing costs, including the assumption of $12.4 million of debt on the Hotels. The Altoona hotel was purchased from Moody National CY Altoona PA, LLC and the Washington hotel was purchased from Moody National SHS Washington PA, LLC.

On September 23, 2010, the Company acquired the 133-room Residence Inn by Marriott® — White Plains in White Plains, New York (the “White Plains hotel”) for $21.2 million, plus customary pro-rated amounts and closing costs, from Moody National White Plains S, LLC.

Hotel Management Agreements

The Initial Acquisition Hotels are managed by the IAH Manager, a subsidiary of Hilton. A TRS lessee assumed each of the existing hotel management agreements for these hotels. Each hotel

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management agreement previously became effective on December 20, 2000, has an initial term of 15 years and is renewable for an additional five-year period at the IAH Manager’s option by written notice to the Company no later than 120 days prior to the expiration of the initial term. Under the hotel management agreements, the IAH Manager receives a base management fee equal to 2% of the hotel’s gross room revenue and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income, less fixed costs, base management fees, agreed-upon return on the owner’s original investment and debt service payments. Prior to April 23, 2013, each of these six management agreements may be terminated for cause, including the failure of the managed hotel to meet specified performance levels, and may be terminated by the manager in the event the Company undergoes a change in control. If the new owner does not assume the existing management agreements and does not obtain a Homewood Suites franchise license upon such a change of control, the Company will be required to pay a termination fee to the IAH Manager. Beginning on April 23, 2013, the Company may terminate the six Hilton management agreements upon six months’ notice to the manager.

The Houston, Holtsville and White Plains hotels are managed by IHM, a hotel management company 90 percent-owned by Jeffrey H. Fisher, the Company’s chief executive officer, pursuant to management agreements between a TRS lessee and IHM. The management agreements with IHM are for a five-year term and provide for base management fees of 3% of the hotel’s gross room revenue and incentive management fees of 10% of net operating income in excess of a return threshold as defined in the agreements plus a monthly accounting fee of $1 thousand per hotel property. Incentive management fees are capped at 1% of gross hotel revenue. IHM may extend the management agreements for two additional 5-year renewal terms upon 90 days’ written notice to the Company. The management agreements may be terminated upon the sale of the hotels for no termination fee upon six months’ advance notice. The management agreements may also be terminated for cause, including the failure of the hotel’s operating performance to meet specified levels.

The Altoona and Washington hotels are managed by Concord pursuant to management agreements between a TRS lessee and Concord. The management agreements with Concord provide for base management fees equal to 4% of the managed hotels’ gross room revenue. The initial ten-year term of each management agreement is set to expire on February 28, 2017 and will renew automatically for successive one-year terms unless terminated by the TRS or Concord by written notice to the other party no later than 90 days prior to the term’s expiration. The management agreements may be terminated for cause, including the failure of the hotels’ operating performance to meet specified levels.

Hotel Franchise Agreements

The Company’s TRS lessees have entered into franchise agreements for its 11 hotels.

Upon acquisition of the Initial Acquisition Hotels, a TRS lessee entered into new hotel franchise agreements with Promus Hotels, Inc., a subsidiary of Hilton, as manager for these hotels. Each of the new hotel franchise agreements has an initial term of 15 years and may be renewed for an additional 5-year term. These Hilton hotel franchise agreements provide for a franchise royalty fee equal to 4% of the hotel’s gross room revenue and a program fee equal to 4% of the hotel’s gross room revenue. The Hilton franchise agreements generally have no termination rights unless the franchisee fails to cure an event of default in accordance with the franchise agreements.

Certain of the Company’s TRS lessees have entered into franchise agreements with Marriott International, Inc. (“Marriott”), relating to the Residence Inn properties in Holtsville, New York, and White Plains, New York, in addition to a Courtyard property in Altoona, Pennsylvania and a SpringHill Suites property in Washington, Pennsylvania. These franchise agreements have initial terms ranging from 15 to 20 years and will expire between 2025 and 2030. None of the agreements has a renewal

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option. The Marriott franchise agreements provide for franchise fees ranging from 5.0% to 5.5% of the hotel’s gross room sales and marketing fees equal to 2.5% of the hotel’s gross room sales. The Marriott franchise agreements are terminable by Marriott in the event that the applicable franchisee fails to cure an event of default or, in certain circumstances such as the franchisee’s bankruptcy or insolvency, are terminable by Marriott at will.

The Hampton Inn & Suites Houston-Medical Center is governed by a franchise agreement with Hampton Inns Franchise LLC, or Hampton Inns. The franchise agreement has an initial term of approximately 10 years and expires on July 31, 2020. There is no renewal option. The Hampton Inns franchise agreement provides for a monthly program fee equal to 4% of the hotel’s gross rooms revenue and a monthly royalty fee equal to 5% of the hotel’s gross rooms revenue. Hampton Inns may terminate the franchise agreement in the event that the franchisee fails to cure an event of default or, in certain circumstances such as the franchisee’s bankruptcy or insolvency, Hampton Inns may terminate the agreement at will.

Franchise fees were approximately $0.6 million and $1.0 million for the three and nine months ended September 30, 2010.

Hotel Purchase Price Allocation

The allocation of the purchase price to the hotels based on their fair value, were as follows (in thousands):

		Hampton
		Inn &	Residence
		Suites	Inn
	Initial	Houston	Holtsville	Moody
	Acquisition	Houston,	Holtsville,	Three
	Hotels	TX	NY	Portfolio	Total

Land	$12,120	$3,200	$2,200	$3,200	$20,720
Building and improvements	57,976	12,708	18,765	39,099	128,548
Furniture, fixtures and equipment	3,421	325	335	943	5,024
Cash	30	2	2	7	41
Restricted cash	—	—	—	2,642	2,642
Accounts receivable	379	24	—	106	509
Prepaid expenses and other assets	31	—	83	310	424
Debt	—	—	—	(12,434)	(12,434)
Accounts payable and accrued expenses	(440)	(148)	(56)	(180)	(824)

Net assets acquired	$73,517	$16,111	$21,329	$33,693	$144,650

Net assets acquired, net of cash	$73,487	$16,109	$21,327	$33,686	$144,609

The Altoona, Washington and White Plains hotels were acquired from parties under common control and their acquisition is referred to the “Moody Three Portfolio” in the above chart.

All of the Company’s hotel revenue and expenses are comprised of hotel revenue and expenses from the hotels acquired during the year to date as of September 30, 2010.

Pro Forma Financial Information

The following condensed pro forma financial information presents the results of operations as if the acquisition of the Initial Acquisition, Houston, Holtsville, Altoona, Washington and White Plains hotels had taken place on January 1, 2010. Since the Company commenced operations on April 21, 2010 upon completion of the IPO, pro forma adjustments have been included for corporate general and administrative expense and income taxes for the periods presented. The pro forma results have been

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisition taken place on January 1, 2010, nor do they purport to represent the results of operations for future periods (in thousands, except share and per share data).

For the
Nine Months
Ended
September 30, 2010

Pro forma total revenues	$32,503
Pro forma total hotel expense	19,542
Pro forma total operating expenses	32,063

Pro forma operating income	440

Pro forma net loss	$(477)

Pro forma loss income per share:
Basic and diluted	$(0.05)
Weighted average Common Shares Outstanding
Basic and diluted	9,125,000

4.	Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts at a level believed to be adequate to absorb estimated probable losses. That estimate is based on past loss experience, current economic and market conditions and other relevant factors. The allowance for doubtful accounts was $20 thousand and $0 as of September 30, 2010 and December 31, 2009, respectively.

5.	Investment in Hotel Properties

The Company did not own any hotel properties at December 31, 2009. Investment in hotel properties as of September 30, 2010, consisted of the following (in thousands):

September 30,
2010

Land and improvements	$20,720
Building and improvements	128,546
Furniture, fixtures and equipment	5,956

155,222
Less accumulated depreciation	(1,182)

Investment in hotel properties, net	$154,040

6.	Debt

The Company assumed a $7.0 million loan on the Altoona hotel and a $5.4 million loan on the Washington hotel in connection with their acquisition. Each loan is collateralized by the hotel and

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requires a minimum debt service coverage ratio and the Company was in compliance with these covenants at September 30, 2010. Key information regarding the loans is as follows (in thousands):

	Altoona Loan		Washington Loan

Balance at September 30, 2010	$6,966		$5,444
Interest rate	5.96%		5.84%
Maturity	April 1, 2016		April 1, 2015
Monthly principal and interest payment	$49		$39
Minimum debt service coverage ratio	1.5	x	1.65x

7.	Dividends Declared and Paid

The Company declared common share dividends of $0.175 per share and distributions on LTIP units of $0.175 per LTIP unit for the three months ended September 30, 2010. The dividends and distributions were paid on October 29, 2010 to common shareholders and LTIP unit holders of record on October 15, 2010. The Company did not pay any dividends during the three months ended September 30, 2010.

8.	Shareholders’ Equity

Under the initial Declaration of Trust of the Company, the total number of shares initially authorized for issuance was 1,000 common shares. On October 30, 2009, the Company issued the sole shareholder of the Company 1,000 common shares at $10.00 per share. Following the close of the IPO, the Company repurchased the 1,000 shares issued to Mr. Fisher at his cost of $10.00 per share.

Effective March 31, 2010, the Company’s Declaration of Trust was amended and restated to authorize the issuance of 500,000,000 common shares and 100,000,000 preferred shares. On April 21, 2010, the Company completed its IPO. The IPO resulted in the sale of 8,625,000 common shares at a $20.00 price per share, generating $172.5 million in gross proceeds. Net proceeds, after net underwriters’ discounts and commissions and other offering costs, were approximately $158.7 million. Underwriting discounts and offering costs of $13.8 million have been recorded as a reduction in additional paid-in capital. This includes underwriters’ commission of $5.2 million which, in accordance with the underwriting agreement entered into in connection with the IPO, is payable once the Company invests at least 85% of the net proceeds from the offering in hotel properties. Payment was made on October 21, 2010. Concurrently with the closing of the IPO, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, as amended, the Company sold 500,000 of its common shares to Jeffrey H. Fisher, the Company’s Chairman, President and Chief Executive Officer, at the public offering price of $20.00 per share, for proceeds to the Company of $10 million. There were no preferred shares issued or outstanding as of September 30, 2010.

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Earnings Per Share

The following is a reconciliation of the amounts used in calculating basic and diluted net loss per share (in thousands, except share and per share data):

	For the	For the
	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2010	2010

Numerator:
Net loss attributable to common shareholders	$(288)	$(930)
Dividends paid on unvested restricted shares	—	—
Undistributed earnings attributable to unvested restricted shares	—	—

Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(288)	$(930)

Denominator:
Weighted average number of common shares — basic	9,125,000	5,448,663
Effect of dilutive securities:
Unvested restricted shares	—	—
Compensation-related shares	—	—

Weighted average number of common shares — diluted	9,125,000	5,448,663

Basic Earnings per Common Share:
Net loss attributable to common shareholders per weighted average common share excluding amounts attributable to unvested restricted shares	$(0.03)	$(0.17)

Diluted Earnings per Common Share:
Net loss attributable to common shareholders per weighted average common share excluding amounts attributable to unvested restricted shares	$(0.03)	$(0.17)

10.	Equity Incentive Plan

On April 9, 2010, the Company’s sole shareholder approved the Equity Incentive Plan (the “Equity Incentive Plan”) to attract and retain independent trustees, executive officers and other key employees and service providers. The Equity Incentive Plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards, including grants of restricted common shares and long-term incentive plan units (“LTIP Units”). The Equity Incentive Plan is administered by the Compensation Committee of the Company’s Board of Trustees (the “Compensation Committee”), which has the ability to approve all terms of awards under the Equity Incentive Plan. The Compensation Committee also has the ability to approve who will receive grants under the Equity Incentive Plan and the number of common shares subject to the grant. The Equity Incentive Plan is scheduled to terminate on April 8, 2020.

The number of common shares authorized for issuance under the Equity Incentive Plan is 565,359. In connection with share splits, dividends, recapitalizations and certain other events, the Company’s Board of Trustees will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Equity Incentive Plan and the terms of outstanding awards. On April 21, 2010, the Company’s Operating Partnership granted 246,960 LTIP Units to the Company’s executive officers pursuant to the Equity Incentive Plan. In addition, on

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 26, 2010 and May 20, 2010, the Company issued 40,000 and 36,550 restricted common shares to the Company’s Independent Trustees and executive officers, respectively, pursuant to the Equity Incentive Plan. During the third quarter, 7,200 shares granted to the Company’s former Chief Financial Officer (“CFO”) vested, 3,250 restricted shares granted to the Company’s former CFO were forfeited and 15,435 LTIP Units granted to the Company’s former CFO were forfeited. Also, during the third quarter 10,450 restricted common shares and 26,250 LTIP Units were granted to the Company’s current CFO. As of September 30, 2010, there were 211,730 common shares available for future grant under the Equity Incentive Plan.

Restricted Share Awards

The Company measures compensation expense for restricted share awards based upon the fair market value of its common shares at the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period and is included in general and administrative expense in the accompanying consolidated statements of operations. The Company will pay dividends on nonvested restricted shares.

A summary of the Company’s restricted share awards for the nine months ended September 30, 2010 is as follows:

		Weighted —
	Number of	Average Grant
	Shares	Date Fair Value

Nonvested at January 1, 2010	—	$—
Granted	87,000	19.02
Vested	(7,200)	18.86
Forfeited	(3,250)	18.86

Nonvested at September 30, 2010	76,550	$19.04

As of September 30, 2010 and December 31, 2009, there were $1.3 million and $0, respectively, of unrecognized compensation costs related to restricted share awards. As of September 30, 2010, these costs were expected to be recognized over a weighted — average period of approximately 2.6 years. For each of the three and nine months ended September 30, 2010, the Company recognized approximately $0.2 million and $0.3 million, respectively, in expense related to the restricted share awards. This expense is included in general and administrative expenses in the accompanying consolidated statements of operations. As of September 30, 2010, 7,200 shares were vested.

Long-Term Incentive Plan Units

LTIP Units are a special class of partnership interests in the Operating Partnership which may be issued to eligible participants for the performance of services to or for the benefit of the Company. Under the Equity Incentive Plan, each LTIP Unit issued is deemed equivalent to an award of one common share thereby reducing the availability for other equity awards on a one-for-one basis. The Company will not receive a tax deduction for the value of any LTIP Units granted to employees. LTIP Units, whether vested or not, will receive the same per unit profit distributions as other outstanding units of the Operating Partnership, which profit distribution will generally equal per share dividends on the Company’s common shares. Initially, LTIP Units have a capital account balance of zero, and will not have full parity with common Operating Partnership units with respect to liquidating distributions. The Operating Partnership will revalue its assets upon the occurrence of certain specified events and any increase in valuation will be allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of the Operating Partnership unit holders. If such parity is reached, vested LTIP Units may be converted, at any time, into an equal number of common units of

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limited partnership interest in the Operating Partnership (“OP Units”), which may, in the Company’s sole and absolute discretion, be redeemed by the Company for cash or exchanged for an equivalent number of the Company’s common shares.

On April 21, 2010, the Company’s Operating Partnership granted 246,960 LTIP Units to the Company’s executive officers pursuant to the Equity Incentive Plan, all of which are accounted for in accordance with FASB Codification Topic (“ASC”) 718, “Stock Compensation”. The LTIP Units granted to the Company’s executive officers vest ratably over a five-year period beginning on the date of grant. On September 9, 2010, the Company’s Operating Partnership granted 26,250 LTIP units to the Company’s new CFO and 15,435 LTIP units granted to the Company’s former CFO were forfeited.

The LTIP Units’ fair value was determined by using a discounted value approach. In determining the discounted value of the LTIP Units, the Company considered the inherent uncertainty that the LTIP Units would never reach parity with the other OP Units and thus have an economic value of zero to the grantee. Additional factors considered in reaching the assumptions of uncertainty included discounts for illiquidity; expectations for future dividends; no operating history as of the date of the grant; significant dependency on the efforts and services of our executive officers and other key members of management to implement the Company’s business plan; available acquisition opportunities; and economic environment and conditions. The Company used an expected stabilized dividend yield of 5.0% and a risk free interest rate of 2.33% based on a five-year U.S. Treasury yield.

The Company recorded $0.2 million and $0.3 million in compensation expense related to the LTIP Units for the three and nine months ended September 30, 2010, respectively. As of September 30, 2010, there was $3.6 million of total unrecognized compensation cost related to LTIP Units. This cost is expected to be recognized over 4.6 years, which represents the weighted average remaining vesting period of the LTIP Units. As of September 30, 2010, none of the LTIP Units have reached parity.

11.	Commitments and Contingencies

Litigation

The nature of the operations of the hotels exposes the hotels, the Company and the Operating Partnership to the risk of claims and litigation in the normal course of their business. The Company is not presently subject to any material litigation nor, to the Company’s knowledge, is any litigation threatened.

Hotel Ground Rent

The Altoona hotel is subject to a ground lease with an expiration date of April 30, 2029 with an option of up to 12 additional terms of five years each. Monthly payments are determined by the quarterly average room occupancy of the hotel as follows with base rent equal to $5,500 per month which shall be increased on an annual basis by two and one-half percent (2.5%):

Avg Occupancy	Lease Amount

> 85%	Base Rent
85% but less than 90%	$4/room/day
90% but less than 100%	$5/room/day
100%	$6/room/day

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a schedule of the minimum future obligation payments required under the ground lease (in thousands):

2010	82
2011	84
2012	87
2013	89
2014	91
Thereafter	1,992

Total	2,425

Condo Leases

The White Plains hotel is part of a condominium known as La Reserva Condominium (the “Condominium”). The Condominium is comprised of 143 residential units and four commercial units. The four commercial units are owned by the Company and are part of the White Plains Hotel. The White Plains Hotel is comprised of 129 of the residential units owned by the Company and four residential units leased by the Company from unaffiliated third party owners. The remaining 10 residential units are owned and occupied by unaffiliated third party owners.

The Company leases 4 residential units in the White Plains hotel from individual owners (the “Condo Owner”). The lease agreements are for 6 years with a one-time 5 year renewal option. The White Plains hotel shall have the right to sublease the unit to any third party (a “Hotel Guest”) for such rent and on such terms as the White Plains hotel may determine. Each Condo Owner may reserve the unit for seven (7) days in any calendar quarter or two (2) weeks in any calendar year. The White Plains hotel will have no obligation to pay rent during such period. Each Condo Owner is also obligated to reimburse the White Plains hotel for renovations that were completed in 2008. Minimum annual rents payable to the Condo Owner are approximately $70 thousand per year and amounts receivable from the Condo Owner for its renovation reimbursements are approximately $11 thousand per year, subject to a balloon repayment at the end of the lease term of any remaining reimbursements. The White Plains hotel is responsible for paying assessments to the Condominium association on a monthly basis for all residential units owned and leased. The White Plains hotel provides certain services to the Condominium association for housekeeping, maintenance and certain other services and receives compensation from the Condominium association for said services.

12.	Related Party Transactions

The Company paid $3.2 million to reimburse Mr. Fisher for expenses he incurred in connection with the Company’s formation and the IPO, including $2.5 million he funded as earnest money deposits for the Company’s purchase of the Initial Acquisition Hotels. Mr. Fisher had also advanced $14 thousand to the Company which was included in accounts payable and accrued expenses on the accompanying consolidated balance sheet as of December 31, 2009 which was reimbursed following the close of the IPO.

Mr. Fisher owns 90% of Island Hospitality Management, Inc. (“IHM”), a hotel management company. The Company has entered into hotel management agreements with IHM to manage three of its hotels. Management and accounting fees paid to IHM for the three and nine months ended September 30, 2010 were $69 thousand.

13.	Subsequent Events

On October 5, 2010, the Company acquired the 124-room Residence Inn by Marriott® — New Rochelle in New Rochelle, New York for $21 million, plus customary pro-rated amounts and

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

closing costs, from New Roc Hotels, LLC. The hotel will be managed by IHM pursuant to a 5-year management agreement.

On October 12, 2010, the REIT, as parent guarantor and the Operating Partnership, as borrower (the “Borrower”), entered into a $85.0 million, three-year, secured revolving credit agreement (the “Credit Agreement”) with the lenders party thereto, Barclays Capital and Regions Capital Markets as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent, Credit Agricole Corporate and Investment Bank, UBS Securities LLC and US Bank National Association acting as co-documentation agents.

Subject to certain terms and conditions set forth in the Credit Agreement, the Borrower may increase the original principal amount of the Credit Agreement by an additional $25.0 million. Pursuant to the Credit Agreement, the Company and certain indirect subsidiaries of the Company guarantee to the Lenders all of the obligations of the Borrower under the Credit Agreement, any notes and the other loan documents, including any obligations under hedging arrangements. From time to time, the Borrower may be required to cause additional subsidiaries to become guarantors under the Credit Agreement.

Availability under the Credit Agreement is based on the least of the following: (i) the aggregate commitments of all Lenders, (ii) a percentage of the “as-is” appraised value of qualifying borrowing base properties (subject to certain concentration limitations and other deductions) and (iii) a percentage of net operating income from qualifying borrowing base properties (subject to certain limitations and other deductions). The Credit Agreement is secured by each borrowing base property, including all personal property assets related thereto, and the equity interests of borrowing base entities and certain other subsidiaries of the Company. There are currently seven properties in the borrowing base under the Credit Agreement.

The Credit Agreement provides for revolving credit loans to the Company. All borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of the Company, (i) the greater of (A) 1.25% plus a margin that fluctuates based upon the Company’s leverage ratio or (B) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin that fluctuates based upon the Company’s leverage ratio; or (ii) the greatest of (A) 2.25%, (B) the prime lending rate as set forth on the Reuters Screen RTRTSY1 (or such other comparable publicly available rate if such rate no longer appears on the Reuters Screen RTRTSY1), (C) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus 1/2 of 1%, or (D) 1% plus the Eurodollar Rate (as defined in the Credit Agreement). The Credit Agreement also permits the issuance of letters of credit and provides for swing line loans.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum leverage ratio, a minimum fixed charge coverage ratio and minimum net worth financial covenants, limitations on (i) liens, (ii) incurrence of debt, (iii) investments, (iv) distributions, and (v) mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the credit facility being terminated and allow the Lenders to exercise all rights and remedies available to them with respect to the collateral.

On November 3, 2010, the Company acquired the 145-room Homewood Suites by Hilton Carlsbad-North San Diego County in Carlsbad, CA for $32.0 million, plus customary pro-rated amounts

CHATHAM LODGING TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and closing costs, from Royal Hospitality Washington, LLC and Lee Estates, LLC. The Hotel will be managed by IHM pursuant to a 5-year management agreement.

The allocation of the purchase price of the hotels acquired after September 30, 2010 is based on preliminary estimates of fair value as follows (in thousands):

		Homewood
	Residence Inn	Suites
	New Rochelle	Carlsbad, CA	Total

Acquistion date	10/05/10	11/04/10
Land	$—	$3,900	$3,900
Building and improvements	20,281	27,520	47,801
Furniture, fixtures and equipment	434	580	1,014
Cash	3	4	7
Accounts receivable, net	46	—	46
Prepaid expenses and other assets	170	9	179
Accounts payable and accrued expenses	(36)	(13)	(49)

Net assets acquired	$20,898	$32,000	$52,898

Net assets acquired, net of cash	$20,895	$31,996	$52,891

The following condensed pro forma financial information presents the results of operations as if the Residence Inn by Marriott® New Rochelle in New Rochelle, New York was acquired on January 1, 2010. Pro forma information for the Homewood Suites by Hilton® Carlsbad-North San Diego County in Carlsbad, CA is unavailable at this time and has not been included. Since the Company commenced operations on April 21, 2010 upon completion of the IPO, pro forma adjustments have been included for corporate general and administrative expense and income taxes for the periods presented. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisition taken place on January 1, 2010, nor do they purport to represent the results of operations for future periods (in thousands, except share and per share data).

For the
Nine Months
Ended
September 30, 2010

Pro forma total revenues	$17,682
Pro forma total hotel expense	10,477
Pro forma total operating expenses	20,391

Pro forma operating income	(2,709)

Pro forma net loss	$(2,592)

Pro forma net loss per share:
Basic and diluted	$(0.28)
Weighted average Common Shares Outstanding
Basic and diluted	9,125,000

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholder
Chatham Lodging Trust:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Chatham Lodging Trust and its subsidiaries (a development stage company) at December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
March 10, 2010

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET
December 31, 2009

ASSETS
Cash	$23,666

Total assets	$23,666

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Due to related party	$13,666

Total liabilities	13,666

Commitment and contingencies (See Note 1 and 2)
Shareholder’s Equity:
Common shares, $0.01 par value per share; 1,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid-in capital	9,990

Total shareholder’s equity	10,000

Total liabilities and shareholder’s equity	$23,666

The accompanying notes are an integral part of this consolidated financial statement.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENT
December 31, 2009

1.	Organization

Chatham Lodging Trust (the “Company”) was formed as a Maryland real estate investment trust on October 26, 2009, and intends to elect to qualify as a real estate investment trust for U.S. Federal Income Tax purposes beginning in 2010. The Company plans to be internally-managed and was organized to invest primarily in premium-branded upscale extended-stay and select-service hotels. The Company expects that a significant portion of its portfolio will consist of hotels in the upscale extended-stay category, including brands such as Homewood Suites by Hilton®, Residence Inn by Marriott® and Summerfield Suites by Hyatt®.

The Company is in the development stage, has no assets other than cash and has not yet commenced operations.

The Company intends to offer for sale up to $150 million in common shares through the filing of a registration statement on Form S-11. Concurrently with the closing of its initial public offering, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, the Company will sell common shares for an aggregate purchase price of $10 million to its chief executive officer, Jeffrey H. Fisher, at a price per share equal to the price to the public in the initial public offering and without payment by the Company of any underwriting discount or commission.

The Company formed Chatham Lodging, L.P. (the “Operating Partnership”) on November 18, 2009. The Company is the sole general partner of the Operating Partnership and plans to conduct substantially all of its business through the Operating Partnership. Net proceeds from the initial public offering and concurrent private placement will be contributed to the Operating Partnership.

The Company has entered into an agreement which required the payment of $2.5 million as an earnest money deposit to purchase six upscale all-suite extended stay hotels from wholly owned subsidiaries of RLJ Development, LLC for an aggregate purchase price of $73.5 million. Completion of the purchase is contingent upon completion of the initial public offering.

2.	Summary of Significant Accounting Policies

Below is a discussion of significant accounting policies as the Company prepares to commence operations and acquire hotel assets:

Basis of Presentation

The balance sheet includes all of the accounts of the Company as of December 31, 2009, presented in accordance with U.S. generally accepted accounting principles. All intercompany profits, balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENT — (Continued)

Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to shareholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

The Company plans to lease its hotels to subsidiaries of its taxable REIT subsidiary, or TRS, Chatham TRS Holding, Inc. The TRS would be subject to federal and state income taxes and the Company would account for them, where applicable, using the asset and liability method which recognizes deferred tax assets and liabilities arising from differences between financial statement carrying amounts and income tax bases.

The Company is currently subject to corporate federal and state income taxes. However, as of December 31, 2009, the Company had no operating results subject to taxation.

Organizational and Offering Costs

The Company expenses organization costs as incurred and offering costs, which include selling commissions, will be deferred and charged to shareholders’ equity.

The Company will reimburse its sole shareholder for any out-of-pocket expenses incurred in connection with the organization of the Company and the proposed offering of common shares to the public. If the proposed offering is terminated, the Company will have no obligation to reimburse its shareholder for any organizational or offering costs.

Recently Issued Accounting Standards

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification (the “Codification”) the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. The adoption of this accounting standard did not have a significant impact on the Company’s financial statements.

CHATHAM LODGING TRUST
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENT — (Continued)

3.	Shareholders’ Equity

Under the Declaration of Trust of the Company, the total number of shares initially authorized for issuance is 1,000 common shares. The Board of Trustees may amend the Declaration of Trust to increase or decrease the number of authorized shares.

On October 30, 2009, the Company issued the sole shareholder of the Company 1,000 common shares at $10 per share.

4.	Related Party Transactions

Jeffrey H. Fisher, the Company’s Chief Executive Officer, President and Chairman of the Board of Trustees, owns 90% of Island Hospitality Management, Inc. (“IHM”), a hotel management company. The Company may enter into hotel management agreements with IHM in the future to manage certain acquired hotels.

Jeffrey H. Fisher has advanced $13,666 to the Company which is accounted for as a due to related party on the accompanying balance sheet.

Upon completion of the offering, the amount due to Jeffrey H. Fisher as of December 31, 2009 is approximately $3.4 million for reimbursement of organizational and offering costs including the earnest money deposits related to the purchase agreement with subsidiaries of RLJ Development, LLC.

INITIAL ACQUISITION HOTELS

Combined Statements of Financial Position
As of March 31, 2010 (Unaudited) and December 31, 2009

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,294,067	$1,091,139
Cash held in escrow	1,871,660	1,546,380
Accounts receivable, net	549,655	498,964
Prepaid expenses and other current assets	116,867	251,950

Total current assets	3,832,249	3,388,433
Property and equipment, net	48,771,701	49,406,096
Deferred financing costs, net	46,417	62,634

Total assets	$52,650,367	$52,857,163

LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Current portion of mortgage notes payable	$42,458,904	$1,242,949
Accounts payable, trade	15,377	120,182
Accounts payable, management companies	265,801	372,088
Advance deposits	41,293	15,125
Accrued sales and occupancy tax	225,564	155,725
Accrued property taxes	191,464	54,615
Accrued vacation	203,583	205,460
Accrued interest	229,881	231,595
Other accrued expenses	533,695	456,416

Total current liabilities	44,165,562	2,854,155
Mortgage notes payable	—	41,531,809

Total liabilities	44,165,562	44,385,964
Member’s capital	8,484,805	8,471,199

Total liabilities and member’s capital	$52,650,367	$52,857,163

The accompanying notes are an integral part of the combined financial statements

INITIAL ACQUISITION HOTELS

Combined Statements of Operations
Unaudited Three Month Periods Ended March 31, 2010 and 2009

	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Net revenues
Room revenues	$5,305,828	$5,209,889
Other service revenues	133,320	131,205

	5,439,148	5,341,094

Operating expenses
Room expenses	1,032,293	1,002,741
Other service expenses	437,999	373,878
General and administrative	1,105,223	1,184,262
Sales and marketing	515,036	493,656
Depreciation	654,653	646,119
Property taxes	338,141	317,287
Franchise fees	212,233	208,395
Management fees	113,602	108,038

	4,409,180	4,334,376

Operating income	1,029,968	1,006,718
Interest expense	(868,986)	(892,562)

Net income	$160,982	$114,156

The accompanying notes are an integral part of the combined financial statements

INITIAL ACQUISITION HOTELS

Combined Statements of Changes in Member’s Capital
Unaudited Three Month Periods Ended March 31, 2010 and 2009

	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)

Member’s capital beginning of period	$8,471,199	$9,585,707
Net income	160,982	114,156
Distributions to RLJ Development, LLC	(147,376)	(161,234)

Member’s capital end of period	$8,484,805	$9,538,629

The accompanying notes are an integral part of the combined financial statements

INITIAL ACQUISITION HOTELS

Combined Statements of Cash Flows
Unaudited Three Month Periods Ended March 31, 2010 and 2009

	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$160,982	$114,156
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	654,653	646,119
Amortization of deferred financing costs	16,217	16,217
Changes in assets and liabilities
Funding of real estate tax and insurance escrow, net	(233,428)	(67,551)
Accounts receivable	(50,691)	(58,297)
Prepaid expenses and other current assets	135,083	71,202
Accounts payable	(211,092)	(75,698)
Advance deposits	26,168	8,929
Other accrued expenses	77,279	61,743
Accrued property taxes	136,849	133,911
Accrued sales and occupancy tax	69,839	36,190
Accrued vacation	(1,877)	(5,417)
Accrued interest	(1,714)	(1,664)

Net cash provided by operating activities	778,268	879,840

Cash flows from investing activities
Proceeds from replacement and renovation reserves
held in escrow, net	(91,852)	(144,853)
Purchase of property and equipment	(20,258)	(40,178)

Net cash used in investing activities	(112,110)	(185,031)

Cash flows from financing activities
Distributions of member’s capital	(147,376)	(161,234)
Principal payments on mortgage notes	(315,854)	(292,332)

Net cash used in financing activities	(463,230)	(453,566)

Net increase in cash and cash equivalents	202,928	241,243
Cash and cash equivalents, beginning of period	1,091,139	1,227,649

Cash and cash equivalents, end of period	$1,294,067	$1,468,892

Supplemental disclosure of cash flow information:
Interest paid	$854,483	$930,765

The accompanying notes are an integral part of the combined financial statements

INITIAL ACQUISITION HOTELS

Notes to Combined Financial Statements
Unaudited Three Month Periods Ended March 31, 2010 and 2009

1.	Businesses and Organization

Description of Business

The Initial Acquisition Hotels are comprised of the following six Homewood Suites hotel properties held within each of the below entities:

RLJ Billerica Hotel, LLC	Bedford, Massachusetts	147 rooms
RLJ Bloomington Hotel, LLC	Bloomington, Minnesota	144 rooms
RLJ Brentwood Hotel, LLC	Brentwood, Tennessee	121 rooms
RLJ Dallas Hotel Limited Partnership	Dallas, Texas	137 rooms
RLJ Farmington Hotel, LLC	Farmington, Connecticut	121 rooms
RLJ Maitland Hotel, LLC	Maitland, Florida	143 rooms

On November 16, 2009, a purchase and sale agreement was signed related to the acquisition of the hotel properties by Chatham Lodging Trust. The six hotels to be acquired are wholly owned by RLJ Development, LLC through the above entities (collectively the “Initial Acquisition Hotels” or “Hotels”). RLJ Development, LLC owns and operates limited service hotels. Limited service hotels offer amenities such as limited meeting space, fitness centers, swimming pools, continental breakfast or similar services.

The Initial Acquisition Hotels operate in the hospitality and lodging industry and are subject to risks common to companies in that industry.

2.	Summary of Significant Accounting Policies

Cash Held in Escrow

As of March 31, 2010 and December 31, 2009, amounts legally restricted and held in escrow were as follows:

	March 31,	December 31,
	2010	2009
	(Unaudited)

Insurance escrows	$89,823	$51,918
Tax escrows	521,793	326,270
Replacement and renovation reserves	1,260,044	1,168,192

Total	$1,871,660	$1,546,380

Deferred Financing Costs

The Hotels’ deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the hotel and related properties. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable mortgage and are included as a component of interest expense. There were no capitalized deferred financing costs during the three month periods ended March 31, 2010 and 2009. Accumulated amortization related to deferred financing costs as of March 31, 2010 and December 31, 2009 was $602,144 and $585,927, respectively. Amortization expense related to deferred financing costs for the three month periods ended March 31, 2010 and 2009 was $16,217.

Reclassifications

Certain amounts in prior year’s financial statements have been reclassified to conform to the current year presentation with no effect on previously reported net income or equity.

INITIAL ACQUISITION HOTELS

Notes to Combined Financial Statements — (Continued)

3.	Property and Equipment

Property and equipment at March 31, 2010 and December 31, 2009 consisted of:

	Estimated
	Useful	March 31,	December 31,
	Lives	2010	2009
		(Unaudited)

Land	—	$8,882,552	$8,882,552
Building	39 years	44,953,448	44,953,448
Machinery, equipment and fixtures	5-15 years	27,224,119	27,203,861

Subtotal		81,060,119	81,039,861
Less: Accumulated depreciation		(32,288,418)	(31,633,765)

Property and equipment, net		$48,771,701	$49,406,096

Depreciation expense for the three month periods ended March 31, 2010 and 2009 was $654,653 and $646,119, respectively.

4.	Mortgage Notes Payable

Mortgage notes payable as of March 31, 2010 and December 31, 2009 consisted of the following:

	March 31,	December 31,
	2010	2009
	(Unaudited)

Mortgage notes with fixed interest rates
7.84%, maturing January 2011	$34,050,775	$34,304,772
8.69%, maturing January 2011	8,408,129	8,469,986

	42,458,904	42,774,758
Less current portion	(42,458,904)	(1,242,949)

Long term mortgage notes payable	$—	$41,531,809

5.	Recent Developments

On November 16, 2009, a purchase and sale agreement was signed related to the sale of the six hotel properties held by the Initial Acquisition Hotels to Chatham Lodging Trust for a total purchase price of $73.5 million. As part of the acquisition Chatham Lodging Trust did not acquire the operating legal entities nor did they assume the related mortgage debt. The sale closed on April 23, 2010.

On April 23, 2010, the Initial Acquisition Hotels defeased the five individual mortgages held in two collateralized loans by replacing the original collateral with government securities. These loans carried an outstanding balance of $34.1 and $34.3 million at March 31, 2010 and December 31, 2009, respectively.

On April 28, 2010 the Initial Acquisition Hotels fully repaid its outstanding $8.4 million mortgage note.

The Hotels have performed an evaluation of subsequent events through October 27, 2010. No other subsequent events were identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
Chatham Lodging Trust

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of changes in net assets and of cash flows present fairly, in all material respects, the financial position of RLJ Billerica Hotel, LLC, RLJ Brentwood Hotel, LLC, RLJ Bloomington Hotel, LLC, RLJ Dallas Hotel Limited Partnership, RLJ Farmington Hotel, LLC, and RLJ Maitland Hotel, LLC (collectively the “Initial Acquisition Hotels” or the “Hotels”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 4, 2010

Initial Acquisition Hotels

Combined Statements of Financial Position
December 31, 2009 and 2008

	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$1,091,139	$1,227,649
Cash held in escrow	1,546,380	1,470,539
Accounts receivable, net	498,964	524,714
Prepaid expenses and other current assets	251,950	157,262

Total current assets	3,388,433	3,380,164
Property and equipment, net	49,406,096	51,540,562
Deferred financing costs, net	62,634	127,511

Total assets	$52,857,163	$55,048,237

LIABILITIES AND NET ASSETS
Current liabilities
Current portion of mortgage notes payable	$1,242,949	$1,166,841
Accounts payable, trade	120,182	85,511
Accounts payable, management companies	372,088	275,534
Advance deposits	15,125	32,327
Accrued sales and occupancy tax	155,725	177,268
Accrued vacation	205,460	201,229
Accrued interest	231,595	237,890
Other accrued expenses	511,031	511,193

Total current liabilities	2,854,155	2,687,793
Mortgage notes payable	41,531,809	42,774,737

Total liabilities	44,385,964	45,462,530
Net assets	8,471,199	9,585,707

Total liabilities and net assets	$52,857,163	$55,048,237

The accompanying notes are an integral part of these combined financial statements.

Initial Acquisition Hotels

Combined Statements of Operations
For the Three Years Ended December 31, 2009

	2009	2008	2007

Net revenues
Room revenues	$21,193,140	$24,105,287	$24,074,091
Other service revenues	544,937	859,176	865,378

	21,738,077	24,964,463	24,939,469

Operating expenses
Room expenses	4,238,748	4,656,224	4,584,978
Other service expenses	1,687,113	1,780,142	1,759,520
General and administrative	4,580,931	5,170,572	5,034,445
Sales and marketing	2,021,046	2,374,485	2,385,135
Depreciation	2,618,613	2,480,970	2,294,127
Property taxes	1,255,310	1,227,023	1,204,138
Franchise fees	847,726	964,231	962,964
Management fees	458,150	570,362	562,382

	17,707,637	19,224,009	18,787,689

Operating income	4,030,440	5,740,454	6,151,780
Interest expense	(3,573,111)	(3,671,782)	(3,747,351)

Net income	$457,329	$2,068,672	$2,404,429

The accompanying notes are an integral part of these combined financial statements.

Initial Acquisition Hotels

Combined Statements of Changes in Net Assets
For the Three Years Ended December 31, 2009

	2009	2008	2007

Net assets beginning of year	$9,585,707	$10,298,652	$8,115,356
Net income	457,329	2,068,672	2,404,429
Distributions to RLJ Development, LLC	(1,571,837)	(2,781,617)	(1,791,537)
Contributions from RLJ Development, LLC	—	—	1,570,404

Net assets end of year	$8,471,199	$9,585,707	$10,298,652

The accompanying notes are an integral part of these combined financial statements.

Initial Acquisition Hotels

Combined Statements of Cash Flows
For the Three Years Ended December 31, 2009

	2009	2008	2007

Cash flows from operating activities
Net income	$457,329	$2,068,672	$2,404,429
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,618,613	2,480,970	2,294,127
Amortization of deferred financing costs	64,877	64,877	64,877
Changes in assets and liabilities
Funding (releases) of real estate tax and insurance escrow, net	97,717	179,229	(136,877)
Accounts receivable	25,750	108,566	(202,678)
Prepaid expenses and other current assets	(94,688)	(21,649)	21,948
Accounts payable	131,225	44,618	(5,344)
Advance deposits	(17,202)	17,198	(13,683)
Other accrued expenses	(162)	322	(23,123)
Accrued sales and occupancy tax	(21,543)	(20,042)	21,854
Accrued vacation	4,231	1,757	16,617
Accrued interest	(6,295)	(5,763)	(5,377)

Net cash provided by operating activities	3,259,852	4,918,755	4,436,770

Cash flows from investing activities
Contributions to (proceeds from) replacement and renovation reserves held in escrow, net	(173,558)	595,417	12,207
Advances to affiliates, net	—	—	(49,026)
Purchase of property and equipment	(484,147)	(1,358,703)	(1,818,563)

Net cash used in investing activities	(657,705)	(763,286)	(1,855,382)

Cash flows from financing activities
Distributions of net assets	(1,571,837)	(2,781,617)	(1,607,537)
Contributions of net assets	—	—	5,998
Principal payments on mortgage notes	(1,166,820)	(1,068,678)	(993,494)

Net cash used in financing activities	(2,738,657)	(3,850,295)	(2,595,033)

Net (decrease) increase in cash and cash equivalents	(136,510)	305,174	(13,645)
Cash and cash equivalents, beginning of year	1,227,649	922,475	936,120

Cash and cash equivalents, end of year	$1,091,139	$1,227,649	$922,475

Supplemental disclosure of cash flow information:
Interest paid	$3,514,529	$3,612,667	$3,687,832

Supplemental disclosure of non-cash financing activity:
Conversion of payable to RLJ Development, LLC to equity	$—	$—	$1,564,406

Distribution of a receivable to RLJ Development, LLC	$—	$—	$184,000

The accompanying notes are an integral part of these combined financial statements.

Initial Acquisition Hotels

Notes to Combined Financial Statements
For the Three Years Ended December 31, 2009

1.	Businesses and Organization

Description of Business

The Initial Acquisition Hotels are comprised of the following six Homewood Suites hotel properties:

RLJ Billerica Hotel, LLC	Bedford, Massachusetts	147 rooms
RLJ Bloomington Hotel, LLC	Bloomington, Minnesota	144 rooms
RLJ Brentwood Hotel, LLC	Brentwood, Tennessee	121 rooms
RLJ Dallas Hotel Limited Partnership	Dallas, Texas	137 rooms
RLJ Farmington Hotel, LLC	Farmington, Connecticut	121 rooms
RLJ Maitland Hotel, LLC	Maitland, Florida	143 rooms

The six hotel properties (collectively the “Initial Acquisition Hotels” or “Hotels”) are wholly owned by RLJ Development, LLC. RLJ Development, LLC owns and operates limited service hotels. Limited service hotels offer amenities such as limited meeting space, fitness centers, swimming pools, continental breakfast or similar services.

The Initial Acquisition Hotels operate in the hospitality and lodging industry and are subject to risks common to companies in that industry.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in combination. These financials are being presented on a combined basis as all of the Initial Acquisition Hotels are under common management and control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Room revenues are recognized the night of occupancy. Cash received prior to guest arrival is recorded as an advance from customers and recognized as revenue at the time of occupancy.

The Hotels also recognize revenues for food, beverage, telephone charges and various ancillary services performed at the time the service is provided. These amounts are included in other service revenues.

Accounts Receivable, net

Accounts receivable consist primarily of payments due from credit card companies and from corporate customers. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in existing accounts receivable. The Hotels record bad debt expense in general and administrative expense in the accompanying statements of operations based on an assessment of the ultimate realizability of receivables considering historical collection experience, the economic environment, and the individual circumstances of each receivable. When the Hotels determine that an

Initial Acquisition Hotels

Notes to Combined Financial Statements — (Continued)

account is not collectible, the account is written-off to the associated allowance for doubtful accounts. As of December 31, 2009 and 2008, the allowance for doubtful accounts balance was $5,612 and $7,817, respectively.

Cash and Cash Equivalents

The Hotels consider all funds held in money market accounts and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Hotels maintain their cash accounts at various major financial institutions within the United States of America. At times, deposits may be in excess of federally insured limits. The Hotels have not experienced any losses on cash deposited with the financial institutions.

Cash Held in Escrow

The Hotels are required by certain mortgage agreements to maintain escrow accounts for real estate taxes and insurance, and by certain property management agreements and/or mortgages to maintain replacements reserves for each hotel financed. The escrow accounts for real estate taxes and insurance are determined by the lender, based on annual estimates. The Hotels’ various debt and property management agreements require individual hotel properties to contribute a predetermined amount to replacement reserves based on adjusted gross revenues from the preceding month. The predetermined amounts required to be contributed range from 4% to 5%.

As of December 31, 2009 and 2008, amounts held in escrow were as follows:

	2009	2008

Insurance escrows	$51,918	$32,133
Tax escrows	326,270	443,772
Replacement and renovation reserves	1,168,192	994,634

Total	$1,546,380	$1,470,539

Financial Instruments and Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

The following tables provide fair value information on the Hotels’ financial assets and liabilities at December 31, 2009 and 2008:

	Carrying Amount in
	Balance Sheet	Fair Value
	December 31,	December 31,	Fair Value Measurements Using:
	2009	2009	Level 1	Level 2	Level 3

Cash and cash equivalents and cash held in escrow	$2,637,519	$2,637,519	$2,637,519	$—	$—
Mortgage notes payable	42,774,758	42,098,604	—	42,098,604	—

Initial Acquisition Hotels

Notes to Combined Financial Statements — (Continued)

	Carrying Amount in
	Balance Sheet	Fair Value
	December 31,	December 31,	Fair Value Measurements Using:
	2008	2008	Level 1	Level 2	Level 3

Cash and cash equivalents and cash held in escrow	$2,698,188	$2,698,188	$2,698,188	$—	$—
Mortgage notes payable	43,941,578	42,532,176	—	42,532,176	—

Because of their short-term nature, the carrying amount of the Hotels’ current financial instruments approximates fair value as of December 31, 2009 and 2008. The fair value of long-term mortgage notes payable is based on rates available to the Hotels for debt with similar terms and maturities. As of December 31, 2009 and 2008, the fair market value of mortgage notes payable for mortgages with fixed interest rates is approximately $42,098,604 and $42,532,176 based on quoted market prices at December 31, 2009 and December 31, 2008, respectively, as compared to the carrying value of $42,774,758 and $43,941,578, respectively

Property and Equipment

The Hotels’ property and equipment consists primarily of land, buildings, improvements and related fixtures, furniture and equipment. Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

When properties and/or equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Hotels periodically evaluate the recoverability of its long-lived assets when events or circumstances indicate that an asset may be impaired. This evaluation consists of a comparison of the carrying value of the assets with the assets’ expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If expected undiscounted cash flows are less than the carrying value then impairment is indicated. Such impairment is measured as the difference between the carrying value of long-lived assets and their fair market value. During 2009 and 2008 there were no events or changes in circumstances indicating that the carrying value of the Hotels’ long-lived assets may not be recoverable.

Advances to Affiliates, net

Amounts advanced to affiliates represent short-term transfers of cash provided by and to other properties affiliated with RLJ Development, LLC in order to meet short-term cash needs. During 2007, these affiliates of the Hotels were sold and amounts owed to/from those affiliates were transferred and considered receivable / payable to RLJ Development, LLC. The Hotels recognized a non-cash contribution and distribution for this transaction.

Deferred Financing Costs

The Hotels’ deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the hotel and related properties. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable mortgage and are included as a component of interest expense. There were no capitalized deferred financing costs in 2009 or 2008. Accumulated amortization related to deferred financing costs as of

Initial Acquisition Hotels

Notes to Combined Financial Statements — (Continued)

December 31, 2009 and 2008 was $585,957 and $521,080, respectively. Amortization expense related to deferred financing costs for each of the three years ended December 31, 2009 was $64,877 a year.

Advertising Costs

The Hotels expense advertising costs as incurred. Advertising expenses were $1,273,715, $1,410,254 and $1,420,171 for the years ended December 31, 2009, 2008 and 2007, respectively, and have been included in sales and marketing expenses.

Income and Sales Taxes

No provision has been made for federal or state income taxes since the Hotels’ profits and losses are reported by the individual members and partners on their respective income tax returns. The Hotels perform an annual review for any uncertain tax positions and will record expected future tax consequences of uncertain tax positions in their financials. At December 31, 2009 and 2008, the Hotels did not identify any uncertain tax positions.

Additionally, the Hotels collect sales, use, occupancy and similar taxes which are presented on a net basis (excluded from revenues) on the combined statements of operations.

3.	Property Management Agreements

In December 2000, the Hotels entered into six separate fifteen (15) year property management agreements (the “Promus Agreements”) with Promus Hotels, Inc. (“Promus”) that expire in 2015 with a five-year renewal option that may be exercised by Promus. The Promus Agreements require that Promus provide all services required to operate the six hotels, located in Billerica, MA; Bloomington, MN; Brentwood, TN; Dallas, TX; Farmington CT; and Maitland, FL., including directing the day-to-day activities of the hotels and establishing all policies and procedures relating to the management and operation of the hotels.

In accordance with the Promus Agreements, Promus is required to maintain and manage the operating activities of the hotels. Accordingly, Promus initially pays for all operating expenses on behalf of the hotels and is reimbursed by withdrawing funds from the individual hotel’s operating cash account. As of December 31, 2009 and 2008, $372,088 and $275,534, respectively, was due to Promus under these arrangements and have been included in accounts payable, management companies.

The Promus Agreements also include provisions for a management fee and a management incentive fee to be paid to Promus for its services. Additionally, the Promus Agreements call for a monthly franchise fee to be collected from the hotels and paid to Hilton Worldwide. The management fee is computed in accordance with the Promus Agreements and is based on 2% of adjusted monthly gross revenue of the individual hotels. For the years ended December 31, 2009, 2008 and 2007, the management fees incurred by the hotels were $434,735, $498,810 and $497,626, respectively. The incentive management fee is calculated based on 10% of the adjusted net operating income from operations of the individual hotels at the end of each year. For the years ended December 31, 2009, 2008 and 2007, the incentive management fees incurred by the hotels were $23,415, $71,552, and $64,756, respectively.

The Hotels are charged a monthly franchise fee paid to Hilton Worldwide based on 4% of the individual hotel’s respective gross room revenue. For the years ended December 31, 2009, 2008 and 2007, the franchise fees for hotels managed pursuant to the Promus Agreements were $847,726, $964,231, and $962,964, respectively.

Initial Acquisition Hotels

Notes to Combined Financial Statements — (Continued)

4.	Property and Equipment

Property and equipment at December 31, 2009 and 2008 consisted of:

	Estimated
	Useful
	Lives	2009	2008

Land	—	$8,882,552	$8,882,552
Building	39 years	44,953,448	44,953,448
Machinery, equipment and fixtures	5-15 years	27,203,861	26,719,714

Subtotal		81,039,861	80,555,714
Less: Accumulated depreciation		(31,633,765)	(29,015,152)

Property and equipment, net		$49,406,096	$51,540,562

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $2,618,613, $2,480,970 and $2,294,127, respectively.

5.	Other Accrued Expenses

Other accrued expenses consisted of the following:

	2009	2008

Accrued payroll	$96,162	$95,703
Accrued property tax	54,615	56,746
Accrued bonus and commission	47,787	33,219
Accrued capitalizable assets	8,861	194,634
Other accrued operating expenses	303,606	130,891

	$511,031	$511,193

Other accrued operating expense includes additional accruals for telephone, utilities, maintenance and service contracts and other miscellaneous accrued expenses.

6.	Mortgage Notes Payable

Mortgage notes payable as of December 31, 2009 and 2008 consisted of the following:

	2009	2008

Mortgage notes with fixed interest rates
7.84%, maturing January 2011	$34,304,772	$35,237,130
8.69%, maturing January 2011	8,469,986	8,704,448

	42,774,758	43,941,578
Less current portion	1,242,949	1,166,841

Long term mortgage notes payable	$41,531,809	$42,774,737

In December 2000, the Hotels entered into a $40.5 million credit facility with a financial institution for mortgages related to five of the hotels acquired in December 2000. In April 2001, the credit facility was modified to split the five individual mortgages into two collateralized pools. The first collateralized pool consists of the mortgages to RLJ Brentwood Hotel, LLC, RLJ Dallas Hotel Limited Partnership, and RLJ Farmington Hotel, LLC and had an initial borrowing under the facility of $20.7 million, with combined principal and interest of $157,578 payable monthly. As of December 31, 2009 and 2008, the outstanding balance of the first pool was $17,533,550 and $18,010,089,

Initial Acquisition Hotels

Notes to Combined Financial Statements — (Continued)

respectively. The second collateralized pool, consisting of the mortgages to RLJ Billerica Hotel, LLC and RLJ Bloomington Hotel, LLC, was established with an initial borrowing under the facility of $19.8 million, with combined principal and interest of $150,726 payable monthly. As of December 31, 2009 and 2008, the outstanding balance of the second pool was $16,771,222 and $17,227,041, respectively. All related mortgage note agreements mature in January 2011. The interest rates related to the mortgages are 7.84% and are payable monthly. The mortgage note agreements include a prepayment penalty in whole or in part based on the higher of 3% of the principal amount of the note being prepaid or the present value of a series of payments as defined in the credit facility. The individual mortgages in the credit facility are collateralized by the individual hotel properties and equipment.

In December 2000, RLJ Maitland Hotel, LLC entered into a mortgage note agreement with a financial institution at an initial borrowing of $10.0 million, with monthly principal and interest payments of $81,807. The final payment on the mortgage note is due in January 2011 and bears an 8.69% fixed rate of interest. The mortgage note contains a prepayment penalty provision based on rates defined in the note agreement, related to the 10-year Treasury note rate plus premium ranging from 0.013% to 0.120% of the outstanding principal balance of the loan. The note is collateralized by the individual hotel property and equipment. The managing member of RLJ Development, LLC had personally guaranteed up to $1,346,400 of the loan, the amount of the guarantee outstanding as of December 31, 2009 and 2008, was zero and $50,847, respectively. As of December 31, 2009 and 2008, the outstanding balance on the note was $8,469,986 and $8,704,448, respectively.

The mortgage notes include financial and other covenants that require the maintenance of certain ratios. As of December 31, 2009 and 2008, the Hotels were in compliance with all covenants under the mortgage notes.

7.	Guarantees and Indemnifications

The Hotels may enter into service agreements with service providers in which they agrees to indemnify the service provider against certain losses and liabilities arising from the service provider’s performance under the agreement. Generally, such indemnification obligations do not apply in situations in which the service provider is grossly negligent, engages in wilful misconduct, or acts in bad faith. The Hotels believe their liabilities under such service agreements are immaterial.

8.	Recent Developments

On November 16, 2009, a purchase and sale agreement was signed related to the acquisition of the Hotels by Chatham Lodging Trust for a total purchase price of $73.5 million (for all six hotels).

The Hotels have performed an evaluation of subsequent events through March 4, 2010. No subsequent events were identified.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

CONDENSED COMBINED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$15,702	$15,920
Cash and cash equivalents	120	80
Restricted cash	1,230	750
Hotel receivables and other assets	73	547

Total assets	$17,125	$17,297

LIABILITIES AND MEMBERS’ CAPITAL
Mortgage loan	14,051	14,220
Note payable	1,550	1,550
Accounts payable and accrued expenses	$1,365	$1,364

Total liabilities	16,966	17,134
Commitments and contingencies (Note 10)
Members’ capital	159	163

Total liabilities and members’ capital	$17,125	$17,297

The accompanying notes are an integral part of the condensed combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$1,931	$1,873
Other operating	46	40

Total revenue	1,977	1,913

Expenses:
Operating expenses:
Rooms	368	365
Other	24	22
General and administrative	495	387
Sales and marketing fees	20	67
Franchise fees	207	137
Management fees	130	111
Depreciation	218	218
Property taxes	144	207

Total expenses	1,606	1,514

Operating income	371	399
Interest expense	402	432

Net loss	$(31)	$(33)

The accompanying notes are an integral part of the condensed combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

CONDENSED COMBINED STATEMENT OF MEMBERS’ CAPITAL (UNAUDITED)
For the Six Months Ended June 30, 2010

Members’ Capital
(Dollars in thousands)

Balance at December 31, 2009	$163
Contributions	27
Distributions	—
Net loss	(31)

Balance at June 30, 2010	$159

The accompanying notes are an integral part of the condensed combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Cash flows from operating activities:
Net loss	$(31)	$(33)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	218	218
Changes in assets and liabilities:
Hotel receivables and other assets	(5)	(5)
Accounts payable and accrued expenses	—	598

Net cash provided by operating activities	182	778

Cash flows from investing activities:
Capital expenditures	—	(420)
Restricted cash	—	(160)

Net cash used in investing activities	—	(580)

Cash flows from financing activities:
Advances (payments) on mortgage loan	(169)	96
Capital distributions	—	(330)
Capital contributions	27	—

Net cash used in financing activities	(142)	(234)

Net change in cash and cash equivalents	40	(36)
Cash and cash equivalents, beginning of period	80	132

Cash and cash equivalents, end of period	$120	$96

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$388	$437
Supplemental disclosure of investing activities:
Receipt of insurance settlement	$480	$540

The accompanying notes are an integral part of the condensed combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1)	General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2009, and the related statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2009. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

(2)	Investment in Hotel Properties, net

Investment in hotel properties, net as of June 30, 2010 and December 31, 2009 consists of the following (in thousands):

	2010	2009

Land	$1,900	$1,900
Building and improvements	14,523	14,523
Furniture, fixtures, and equipment	304	304

Subtotal	16,727	16,727
Less: Accumulated depreciation	(1,025)	(807)

Property and equipment, net	$15,702	$15,920

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Members of
Moody National 1715 OST Houston S, LLC and
Moody National 1715 OST Houston MT, LLC

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of members’ capital and of cash flows present fairly, in all material respects, the financial position of Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC (collectively the “Company”) at December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
September 20, 2010

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

COMBINED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$15,920	$15,936
Cash and cash equivalents	80	133
Restricted cash	750	0
Hotel receivables and other assets	547	1,158

Total assets	$17,297	$17,227

LIABILITIES AND MEMBERS’ CAPITAL
Mortgage loan	14,220	14,317
Note payable	1,550	1,550
Accounts payable and accrued expenses	$1,364	$577

Total liabilities	17,134	16,444
Commitments and contingencies (Note 10)
Members’ capital	163	783

Total liabilities and members’ capital	$17,297	$17,227

The accompanying notes are an integral part of the combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

COMBINED STATEMENTS OF OPERATIONS

		For the Period from
		February 14, 2008
	For the	(Commencement of
	Year Ended	Operations)
	2009	to December 31, 2008
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$3,557	$3,824
Other operating	77	69

Total revenue	3,634	3,893

Expenses:
Operating expenses:
Rooms	724	657
Other	47	50
General and administrative	838	689
Sales and marketing fees	134	100
Franchise fees	285	343
Management fees	216	218
Depreciation	435	372
Property taxes	391	241

Total expenses	3,070	2,670

Operating Income	564	1,223
Interest expense	854	799
Gain on insurance proceeds (Note 9)	0	630

Net income (loss)	$(290)	$1,054

The accompanying notes are an integral part of the combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

STATEMENTS OF MEMBERS’ CAPITAL
For the Year Ended December 31, 2009 and for the Period From February 14, 2008
(Commencement of Operations) to December 31, 2008

Members’ Capital
(Dollars in thousands)

Balance at February 14, 2008	$—
Contributions	2,610
Distributions	(2,881)
Net income	1,054

Balance at December 31, 2008	$783
Contributions	—
Distributions	(330)
Net loss	(290)

Balance at December 31, 2009	$163

The accompanying notes are an integral part of the combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

STATEMENTS OF CASH FLOWS

		For the Period from
	For the	February 14, 2008
	Year Ended	(Commencement of Operations)
	2009	to December 31, 2008
	(Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$(290)	$1,054
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on insurance settlement	—	(630)
Depreciation and amortization	435	372
Changes in assets and liabilities:
Hotel receivables and other assets	21	66
Accounts payable and accrued expenses	787	547

Net cash provided by operating activities	953	1,409

Cash flows from investing activities:
Hotel acquisition	—	(16,646)
Capital expenditures	(419)	(124)
Restricted cash	(160)	—

Net cash used in investing activities	(579)	(16,770)

Cash flows from financing activities:
Deferred financing costs	—	(102)
Mortgage loan	(97)	14,317
New borrowing note	—	1,550
Capital distributions	(330)	(2,881)
Capital contributions	—	2,610

Net cash (used in) provided by financing activities	(427)	15,494

Net change in cash and cash equivalents	(53)	133
Cash and cash equivalents, beginning of year	133	—

Cash and cash equivalents, end of year	$80	$133

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$849	$695
Supplemental disclosure of investing activities:
Receipt of insurance settlement	$590	$—

The accompanying notes are an integral part of the combined financial statements.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(dollars in thousands)

1)	Organization

Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC (collectively the “Company”) are Delaware single member limited liability companies formed on January 4, 2008 that commenced operations on February 14, 2008. Two separate companies were formed for tax purposes such that one company would hold the assets and lease them to the other company through a long-term triple net lease. The Members are directly or indirectly owned by Brett C. Moody (the “Owner”). The Company shall continue until December 31, 2099 unless it is dissolved earlier in accordance with the limited liability operating agreement (the “Operating Agreement”).

The purpose of the Company is to engage in the business of acquiring, developing, owning, leasing, operating, and transferring the 120-room Hampton Inn and Suites® Medical Center located in Houston, TX (the “Hotel”). The Hotel was initially placed in service in 2000 and was subsequently renovated in 2007. The Company acquired a 100% ownership interest in the Hotel on February 14, 2008 for a purchase price of approximately $16.5 million plus customary pro-rated amounts and closing costs.

The Hotel is managed and operated by Moody National Management, L.P. (the “Operator”), an affiliate of the Owner, pursuant to Management and Asset Management Agreements dated February 14, 2008 (the “Management Agreement”) (Note 6). The Operator operates the Hotel as a Hampton Inn pursuant to a Franchise Agreement dated February 14, 2008 (“Franchise Agreement”) with a subsidiary of Hilton Hotels Corporation (Note 7).

Upon the acquisition of a hotel, the Company follows the business combination guidance and assesses the fair value of the acquired tangible assets and allocates the purchase price to the acquired assets and liabilities based on the estimated fair values. The allocation of the purchase price to the Hotel based on the fair value was as follows (in thousands):

Investment in hotel properties, net	$16,603
Hotel receivables and other assets	73
Accounts payable and accrued expenses	(30)

Net assets acquited	16,646

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United State of America. All intercompany balances and transactions have been eliminated in combination. These financials are being presented on a combined basis as Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC are under common management and control.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Investment in Hotel Properties

Investment in hotel properties consists primarily of land, buildings, improvements and related fixtures and equipment. Investment in hotel properties is stated at cost and is generally depreciated using the straight-line method over estimated useful lives of 39 years for building, 15 years for improvements and between 5 and 7 years for furniture, fixtures and equipment. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. When property and/or equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its property and equipment when events or circumstances indicate that the asset may be impaired. This evaluation consists of a comparison of the carrying value of the asset with the asset’s expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If expected future undiscounted cash flows are less than the carrying value of the asset then impairment is indicated. Such impairment is measured as the difference between the carrying value of the asset and its fair market value. During 2009 and 2008, there were no events or changes in circumstances indicating that the carrying value of the property and equipment may not be recoverable.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Hotel maintains its cash accounts at various major financial institutions within the United States of America. At times, deposits may be in excess of federally insured limits. The Hotels have not experienced any losses on cash deposited with the financial institutions.

Restricted Cash

The mortgage loan agreement requires the Company to fund between 2% and 3% of gross revenues on a monthly basis for a furnishings, fixtures, equipment and general repair maintenance reserve of the Hotel in an account to be held by the lender (“FF&E Reserves”). In addition, insurance proceeds were deposited into an escrow account by the insurance carrier on behalf of the Company (see Note 9).

Deferred Financing Costs

The Company’s deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the Hotel. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable borrowing and are included as a component of interest expense. Capitalized deferred financing costs are recorded in Hotel receivables and other assets and totaled $102 as of December 31, 2009 and 2008. Accumulated amortization was $41 and $20 as of December 31, 2009 and 2008, respectively.

Revenue Recognition

Room revenues are recognized the night of occupancy. Cash received prior to guest arrival is recorded as an advanced deposit from customers and recognized as revenue at the time of occupancy.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Other revenues are also recognized for food, beverage, telephone charges and various ancillary services performed at the time the service is provided.

Fair value of Non-Financial Assets and Liabilities

Effective January 1, 2009, the Company adopted a new accounting pronouncement which affects how fair value is determined for non-financial assets that are measured at fair value on a non-recurring basis such as intangibles and long-lived assets, including the incorporation of market participant assumption in determining the fair value. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

Income Taxes

The Company has elected to be a limited liability company for federal tax purposes. As such, no federal or state income taxes are payable by the Company and none have been provided for in the accompanying financial statements. In accordance with partnership taxation, each of the partners is responsible for reporting its share of taxable income or loss. The Company analyzed its material tax positions and determined that it has not taken any uncertain tax positions.

(3)	Investment in Hotel Properties, net

Investment in hotel properties, net, as of December 31, 2009 and 2008 consists of the following (in thousands):

	2009	2008

Land	$1,900	$1,900
Building and improvements	14,523	14,146
Furniture, fixtures, and equipment	304	262

Subtotal	16,727	16,308
Less: Accumulated depreciation	(807)	(372)

Property and equipment, net	$15,920	$15,936

(4)	Mortgage Loan

On February 14, 2008, the Company and the Operator entered into a $14.5 million mortgage loan (the “Mortgage Loan”) with Specialty Finance Group, LLC (the “Lender”), a subsidiary of Silverton Bank, N.A., which matures in February 2014. The Mortgage Loan is collateralized by the Hotel and is guaranteed by the Owner. The Mortgage Loan may be repaid in full during the first 24 months for a prepayment fee of 0.5% and may be repaid in full for the remainder of the term without any prepayment fee. The Mortgage Loan bears interest only payments for twelve months at a rate of 30-day LIBOR + 3.5% and then requires monthly interest and principal payments on a 25 year amortization schedule. The Mortgage Loan requires the Company to maintain a certain debt service coverage ratio ranging from 1.15:1 to 1.35:1. The Company is in compliance with the covenants as of December 31, 2009 and 2008.

On May 1, 2009, the Office of the Comptroller of the Currency closed Silverton Bank, N.A. and the Federal Deposit Insurance Corporation was named receiver. On March 26, 2010, the Mortgage Loan was subsequently purchased by The Independent BankersBank (TIB).

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Future estimated scheduled debt principal payments at December 31, 2009 are as follows:

2010	169
2011	179
2012	190
2013	13,682
2014	—

Total	14,220

(5)	Note Payable

On December 11, 2008, the Company entered into a $1.550 million note payable (the “Note Payable”) with MNFA 1, LLC, an affiliate of the Company, which matures in January 2012. The Note Payable is collateralized by the Owner’s security interest in the Company. The Note Payable may be repaid in full without any prepayment fee. The Note Payable bears interest at a rate of 20% annually and requires monthly payments of $25 over the term of the note. All unpaid interest and principal is due upon maturity.

Future estimated scheduled debt principal payments at December 31, 2009 are as follows:

2010	—
2011	—
2012	1,550

Total	1,550

(6)	Management Agreement

The Management Agreement expires on February 13, 2018 and has four automatic successive renewal options to extend the term of the Management Agreement for terms of five years each if neither the Company nor the Operator elect to terminate the Management Agreement. The Management Agreement requires a base management fee equal to 4% of Gross Operating Revenues (as defined) and an accounting fee of $25 annually. The Company has the option to terminate the Management Agreement early, however, a termination fee of the estimated management fees and any others fees over the remainder of the term of the agreement are required. On July 1, 2010, the Company and the Operator jointly agreed to terminate the Management Agreement effective immediately and without any termination fees required from the Company. The asset management agreement also requires a fee equal to 1% of Gross Operating Revenues (as defined). Base Management fees for the year ended December 31, 2009 and the period ended December 31, 2008 was $216 and $218, respectively.

(7)	Franchise Agreement

The Hotel is subject to a ten year non-exclusive franchise agreement with Hilton Hotels Corporation to operate under the Hampton Inn brand. Under the agreement, monthly royalty fees are equal to 5% of hotel gross room revenues (as defined), and monthly program fees are equal to 4% of hotel gross room revenues (as defined). In addition, the Operator may be required to pay certain advertising and other miscellaneous fees. The franchise fee expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $285 and $343, respectively.

MOODY NATIONAL 1715 OST HOUSTON S, LLC AND
MOODY NATIONAL 1715 OST HOUSTON MT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(8)	Related Parties

For the year ended December 31, 2009, an affiliate of the Company provided construction management services related to the capital improvements made to the Hotel to repair damage as a result of Hurricane Ike. The Company contracted with the affiliate for capital improvements totaling $420 of which $24 was for construction management fees. There were no construction management services provided in the period ended December 31, 2008.

The Company’s note payable is with an affiliate. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company paid interest of $310 and $26 to the affiliate. No additional amounts were advanced or repaid subsequent to the initial funding.

The Operator is an affiliate of the Company and provides hotel management services. For the year ended December 31, 2009 and the period ended December 31, 2008, the affiliate received management fees of approximately $216 and $191.

(9)	Insurance Proceeds

In September 2008, the Hotel suffered damage as a result of Hurricane Ike and recorded a loss of approximately $420 to remove the Hotel property, equipment and improvements from the balance sheet. As of December 31, 2008, the Company had calculated the estimated damages that were probable to be reimbursed by the insurance company under the Company’s insurance coverage and recorded the estimated net insurance proceeds after deductibles of $1,050 in the statement of operations. The Company received all of the estimated cash proceeds during 2009 and 2010 prior to the sale of the Hotel (see note 11).

(10)	Commitments and Contingencies

The nature of the operations of the Hotel exposes the Company to the risk of claims and litigation in the normal course of business. Although the outcome of these matters cannot be determined, management does not expect the ultimate resolution of these matters to have a material adverse effect on the financial position, operations, or liquidity of the Company.

(11)	Subsequent Events

On May 18, 2010, the Company entered into a purchase and sale agreement with Chatham Lodging Trust for the sale of the Hotel for a purchase price of $16.5 million. On July 2, 2010, the acquisition was completed for the purchase price plus customary pro-rated amounts and closing costs.

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through September 20, 2010, the date the financial statements were available to be issued.

HOLTSVILLE HOTEL GROUP, LLC

CONDENSED BALANCE SHEETS

		December 31,
	June 30, 2010	2009
	(Unaudited)
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$10,523	$10,557
Cash and cash equivalents	308	344
Restricted cash	661	714
Hotel receivables and other assets	213	108

Total assets	$11,705	$11,723

LIABILITIES AND MEMBERS’ DEFICIT
Mortgage loan	$13,009	$13,176
Accounts payable and accrued expenses	215	277

Total liabilities	13,224	13,453
Commitments and contingencies Members’ deficit	(1,519)	(1,730)

Total liabilities and members’ deficit	$11,705	$11,723

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$2,197	$2,134
Other operating	55	54

Total revenue	2,252	2,188

Expenses:
Operating expenses:
Rooms	479	452
Other	35	36
General and administrative	491	516
Sales and marketing fees	74	71
Franchise fees	165	161
Management fees	67	65
Depreciation and amortization	193	240
Property taxes	124	141

Total expenses	1,628	1,682

Operating income	624	506
Interest expense	361	369

Net income	$263	$137

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

CONDENSED STATEMENTS OF MEMBERS’ DEFICIT (UNAUDITED)
For the Six Months Ended June 30, 2010

		FB Holtsville
	S&S Hotels LLC	Partners LLC	Total
	(Dollars in thousands)

Balance at December 31, 2009	$(432)	$(1,298)	$(1,730)
Distributions	(13)	(39)	(52)
Net income	66	197	263

Balance at June 30, 2010	$(379)	$(1,140)	$(1,519)

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
	(Dollars in thousands)

Cash flows from operating activities:
Net income	$263	$137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	193	240
Changes in assets and liabilities:
Hotel receivables and other assets	(77)	(18)
Accounts payable and accrued expenses	(62)	(6)

Net cash provided by operating activities	317	353

Cash flows from investing activities:
Capital expenditures	(151)	(13)
Restricted cash	53	14

Net cash (used in) provided by investing activities	(98)	1

Cash flows from financing activities:
Payment of mortgage loan	(167)	(138)
Payments for financing costs	(36)	—
Capital distributions	(52)	(70)

Net cash used in financing activities	(255)	(208)

Net change in cash and cash equivalents	(36)	146
Cash and cash equivalents, beginning of period	344	334

Cash and cash equivalents, end of period	$308	$480

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$340	$369

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1)	General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2009, and the related statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2009. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

2)	Investment in Hotel Properties, net

Investment in hotel properties, net as of June 30, 2010 and December 31, 2009 consists of the following (in thousands):

	2010	2009

Land	$2,377	$2,377
Building and improvements	10,324	10,324
Furniture, fixtures, and equipment	2,303	2,152

Subtotal	15,004	14,853
Less: Accumulated depreciation	(4,481)	(4,296)

Investment in hotel properties, net	$10,523	$10,557

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members’ of
Holtsville Hotel Group, LLC

In our opinion, the accompanying balance sheets and the related statements of operations, of members’ deficit and of cash flows present fairly, in all material respects, the financial position of Holtsville Hotel Group, LLC ( the “Company”) at December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
October 19, 2010

HOLTSVILLE HOTEL GROUP, LLC

BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$10,557	$11,109
Cash and cash equivalents	344	334
Restricted cash	714	539
Hotel receivables and other assets	108	157

Total assets	$11,723	$12,139

LIABILITIES AND MEMBERS’ DEFICIT
Mortgage loan	$13,176	$13,448
Accounts payable and accrued expenses	277	335

Total liabilities	13,453	13,783
Commitments and contingencies (Note 7)
Members’ deficit	(1,730)	(1,644)

Total liabilities and members’ deficit	$11,723	$12,139

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

STATEMENTS OF OPERATIONS
Years ended December 31, 2009 and 2008

	For the	For the
	Year Ended	Year Ended
	2009	2008
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$4,398	$4,733
Other	111	111

Total revenue	4,509	4,844

Expenses:
Operating expenses:
Rooms	901	1,030
Other	69	75
General and administrative	1,006	1,175
Sales & marketing	155	121
Franchise fees	330	360
Management fees	135	145
Depreciation and amortization	506	850
Property taxes	239	231

Total expenses	3,341	3,987

Operating income	1,168	857
Writedown of development costs	95	0
Interest income	1	3
Interest expense	740	757

Net income	$334	$103

HOLTSVILLE HOTEL GROUP, LLC

STATEMENTS OF MEMBERS’ DEFICIT
For the years ended December 31, 2009 and 2008

		FB Holtsville
	S&S Hotels LLC	Partners LLC	Total
	(Dollars in thousands)

Balance at January 1, 2008	$(258)	$(769)	$(1,027)
Distributions	(178)	(542)	(720)
Net income	26	77	103

Balance at December 31, 2008	$(410)	$(1,234)	$(1,644)
Distributions	(105)	(315)	(420)
Net income	83	251	334

Balance at December 31, 2009	$(432)	$(1,298)	$(1,730)

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

STATEMENTS OF CASH FLOWS

	For the	For the
	Year Ended	Year Ended
	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$334	$103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	506	850
Write-off of development costs	95	—
Changes in assets and liabilities:
Hotel receivables and other assets	22	28
Accounts payable and accrued expenses	(58)	(11)

Net cash provided by operating activities	899	970

Cash flows from investing activities:
Capital expenditures	(22)	(10)
Restricted cash	(175)	57

Net cash (used in) provided by investing activities	(197)	47

Cash flows from financing activities:
Payment of mortgage loan	(272)	(255)
Capital distributions	(420)	(720)

Net cash used in financing activities	(692)	(975)

Net change in cash and cash equivalents	10	42
Cash and cash equivalents, beginning of year	334	292

Cash and cash equivalents, end of year	$344	$334

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$741	$746

The accompanying notes are an integral part of the condensed financial statements.

HOLTSVILLE HOTEL GROUP, LLC

NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
(dollars in thousands)

(1)	Organization

Holtsville Hotel Group, LLC (the “Company”) is a single member Delaware limited liability corporation formed on June 15, 2005. The Company is wholly owned by Holtsville Associates, LLC (the “Limited Liability Company”). The Limited Liability Company is 75% owned by FB Holtsville Partners, LLC (the “Manager Member”) and 25% owned by Schleicher & Stebbins, LLC (the “Member”). Profits and losses of the Company are allocated 75% to the Managing Member and 25% to the Member. The purpose of the Company is to engage in the business of owning, maintaining, developing, improving, operating, managing, leasing and transferring the 124-room Residence Inn-Holtsville in Long Island, New York (the “Hotel”). The Company shall continue indefinitely unless it is dissolved earlier in accordance with the limited liability operating agreement.

The hotel was placed in service in May 2004. The Company owns a 100% equity interest in the Hotel. The Hotel is operated by Colwen Management, Inc. (the “Operator”), pursuant to a Management Agreement dated August 23, 2003 (the “Management Agreement”) (Note 5). The Hotel operates as a Residence Inn pursuant to a Franchise Agreement dated February 3, 2003 (“Franchise Agreement”) with Marriott International, Inc. (Note 6).

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel Properties

Investment in hotel properties consists primarily of land, buildings, improvements and related fixtures and equipment. Investment in hotel properties is stated at cost and is depreciated using the straight-line method over estimated useful lives of 39 years for building, 15 years for improvements, 5 and 7 years for furniture, fixtures and equipment and 5 years for computer equipment. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. When property and/or equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its hotel assets when events or circumstances indicate that the asset may be impaired. This evaluation consists of a comparison of the carrying value of the asset with the asset’s expected future cash flows, undiscounted and without interest costs. Estimates of expected futures cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If expected future undiscounted cash flows are less than the carrying value of the asset then impairment is indicated. Such impairment is measured as the difference between the carrying value of the asset and its

HOLTSVILLE HOTEL GROUP, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

discounted cash flow. During 2009 and 2008, there were no events or changes in circumstances indicating that the carrying value of the hotel asset may not be recoverable.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Hotel maintains its cash accounts at various major financial institutions within the United States of America. At times, deposits may be in excess of federally insured limits. The Company has not experienced any losses on cash deposited with the financial institutions.

Restricted Cash

The mortgage loan agreement requires the Company to fund on a monthly basis reserves for furnishings, fixtures, equipment and general repair maintenance of the Hotel. The Company is also required to fund reserves for insurance premiums and real estate taxes. The reserves are in an account to be held by the lender.

Deferred Financing Fees

The Company’s deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the Hotel. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable borrowing and are included as a component of interest expense. Capitalized deferred financial costs are recorded in Hotel receivables and other assets and totaled $143 as of December 31, 2009 and 2008. Accumulated amortization at December 31, 2009 and 2008 was $125 and $97 respectively.

Revenue Recognition

Room revenues are recognized the night of occupancy. Cash received prior to guest arrival is recorded as an advanced deposit from customers and recognized as revenue at the time of occupancy.

Other revenues are also recognized for food, beverage, telephone charges and various ancillary services performed at the time the service is provided.

Fair value of Non-Financial Assets and Liabilities

Effective January 1, 2009, the Company adopted a new accounting pronouncement which affects how fair value is determined for non-financial assets that are measured at fair value on a non-recurring basis such as intangibles and long-lived assets, including the incorporation of market participant assumption in determining the fair value. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

Income Taxes

The Company has elected to be a limited liability company for federal tax purposes. As such, no federal or state income taxes are payable by the Company and none have been provided for in the accompanying financial statements. In accordance with partnership taxation, each of the members is responsible for reporting its share of taxable income or loss. The Company analyzed its material tax positions and determined that it has not taken any uncertain tax positions.

HOLTSVILLE HOTEL GROUP, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

(3)	Investment in Hotel Properties

Investment in hotel properties, net, as of December 31, 2009 and 2008 consists of the following:

	2009	2008

Land	$2,377	$2,377
Building and improvements	10,324	10,324
Furniture, fixtures, and equipment	2,152	2,225

Subtotal	14,853	14,926
Less: Accumulated depreciation	(4,296)	(3,817)

Investment in hotel properties, net	$10,557	$11,109

(4)	Mortgage Loan

On September 11, 2005, the Company entered into a $14,250 mortgage loan (the “Mortgage Loan”). The Mortgage Loan is collateralized by the Hotel. The Mortgage Loan matured on August 11, 2010, and does not allow for any prepayment prior to the maturity date. The Mortgage Loan bears interest at a fixed rate of 5.482% and requires monthly interest and principal payments on a 27-year amortization schedule. The Mortgage Loan requires the Company to maintain a certain debt service coverage ratio.

The Mortgage Loan requires the Company to make a monthly deposit to a tax and insurance escrow fund (“Tax and Insurance Escrow”) held by Wells Fargo Bank/Lehman Brothers (the “Lender”) for real estate taxes and insurance related to the Hotel. At December 31, 2009 and 2008, the Tax and Insurance Escrow had a balance of $55 and $30, respectively. These funds are included in the restricted cash in the Balance Sheet.

The Mortgage Loan requires the Company to make a monthly deposit to a furniture, fixture and equipment escrow fund (“FF&E Escrow”) for the replacement or refurbishment of furniture, fixtures, and equipment of the Hotel. The FF&E Escrow is held by the Lender. At December 31, 2009 and 2008, the FF&E Escrow had a balance of $659 and $509, respectively. These funds are included in restricted cash in the Balance Sheet.

The Mortgage Loan had a principal balance of $13,176 and $13,448 at December 31, 2009 and 2008, respectively. Future scheduled debt principal payments at December 31, 2009 are as follows:

2010	$13,176

(5)	Management Agreement

The Management Agreement expires on December 31, 2014 and has two successive renewal options to extend the term of the Management Agreement for terms of ten years each. The Management Agreement requires a base management fee equal to 3% of Gross Revenues (as defined) and an incentive management fee equal to 12% of available cash flows (as defined). Pursuant to the terms of the Management Agreement, the Operator provides the Hotel with various services, including marketing, reservations, construction management, and insurance. Base management fee expense was $135 and $145, respectively, for the years ended December 31, 2009 and 2008. There was no incentive fee expense was for the years ended December 31, 2009 and 2008. The Company and the Operator terminated the Management Agreement in connection with the sale of the Hotel (see Note 8).

(6)	Franchise Agreement

The Hotel is subject to a twenty year franchise agreement with Marriott International, Inc. which expires on May 11, 2024 and has one renewal option to extend the term of the Franchise

HOLTSVILLE HOTEL GROUP, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Agreement for ten years. Under the agreement, royalty fees are equal to 5% of hotel gross room revenues (as defined), and marketing fees are equal to 2 1/2% of hotel gross room revenues (as defined). The franchise fee expense for the years ended December 31, 2009 and December 31, 2008 was $330 and $360, respectively.

(7)	Commitments and Contingencies

The Hotel is subject to a 99-year ground lease on two land parcels with FB Holtsville Retail LLC (the “Landlord”). The lease expires on July 17, 2101. The current annual rent is one dollar and is a fixed amount for the entire lease period. There are no options to renew.

The nature of the operations of the Hotel exposes the Company to the risk of claims and litigation in the normal course of business. Although the outcome of these matters cannot be determined, management does not expect the ultimate resolution of these matters to have a material adverse effect on the financial position, operations, or liquidity of the Partnership.

(8)	Subsequent Event

On June 17, 2010, the Company entered into a purchase and sale agreement with Chatham Lodging Trust, a third party, for the sale of the Hotel for a purchase price of $21.3 million. On August 3, 2010, the sale was completed for the purchase price of $21.3 million, plus customary pro-rated amounts and closing costs.

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through October 19, 2010, the date the financial statements were available to be issued.

MOODY NATIONAL THREE PROPERTY PORTFOLIO

CONDENSED COMBINED BALANCE SHEETS

		December 31,
	June 30, 2010	2009
	(Unaudited)
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$52,614	$53,489
Cash and cash equivalents	747	593
Restricted cash	3,440	3,114
Hotel receivables and other assets	847	785
Due from affiliate	104	0

Total assets	$57,752	$57,981

LIABILITIES AND MEMBERS’ CAPITAL
Mortgage loan	$39,971	$52,826
Note payable	525	525
Due to affiliate	104	105
Accrued rent	62	50
Accounts payable and accrued expenses	647	481

Total liabilities	41,309	53,987
Commitments and contingencies
Members’ capital	16,443	3,994

Total liabilities and members’ capital	$57,752	$57,981

The accompanying notes are an integral part of the condensed combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$5,317	$5,378
Other operating	232	239

Total revenue	5,549	5,617

Expenses:
Operating expenses:
Rooms	1,183	1,184
Other	162	147
General and administrative	1,017	958
Sales and marketing	211	207
Franchise fees	399	403
Management fees	268	286
Condominium fees	264	284
Depreciation	875	806
Ground rent	60	50
Property taxes	439	424

Total operating expenses	4,878	4,749

Operating income	671	868
Gain on insurance proceeds	236	—
Interest income	2	4
Interest expense	1,256	1,299

Net loss	$(347)	$(427)

The accompanying notes are an integral part of the condensed combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

CONDENSED COMBINED STATEMENT OF MEMBERS’ CAPITAL (UNAUDITED)
For the Six Months Ended June 30, 2010

Members’ Capital
(Dollars in thousands)

Balance at December 31, 2009	$3,994
Contributions	139
Contribution related to assumption of debt by members	12,690
Distributions	(33)
Net loss	(347)

Balance at June 30, 2010	$16,443

The accompanying notes are an integral part of the condensed combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
	(Dollars in thousands)

Cash flows from operating activities:
Net loss	$(347)	$(427)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight line rent adjustment	12	12
Loan cost amortization	178	178
Depreciation and amortization	875	806
Changes in assets and liabilities:
Hotel receivables and other assets	(240)	(92)
Due to/from affiliate	(105)	(142)
Accounts payable and accrued expenses	166	(3)

Net cash provided by operating activities	539	332

Cash flows from investing activities:
Restricted cash	(326)	(154)

Net cash used in investing activities	(326)	(154)

Cash flows from financing activities:
Advances (payments) on mortgage loan	(165)	(141)
Capital contributions	139	—
Capital distributions	(33)	(721)

Net cash used in financing activities	(59)	(862)

Net change in cash and cash equivalents	154	(684)
Cash and cash equivalents, beginning of period	593	1,409

Cash and cash equivalents, end of period	$747	$725

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,255	$1,266
Noncash assumption of debt by member (Note 4)	$12,690	$—

The accompanying notes are an integral part of the condensed combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1)	General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2009, and the related statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2009. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

(2)	Investment in Hotel Properties, net

Investment in hotel properties, net as of June 30, 2010 and December 31, 2009 consists of the following (in thousands):

	2010	2009

Land	$6,718	$6,718
Building and improvements	50,553	50,553
Furniture, fixtures, and equipment	401	401

Subtotal	57,672	57,672
Less: Accumulated depreciation	(5,058)	(4,183)

Investment in hotel properties, net	$52,614	$53,489

(3)	Gain on Insurance Proceeds

During the six months ended June 30, 2010, the White Plains Hotel suffered water damage. Included in repairs and maintenance is approximately $164 for repair costs to the White Plains Hotel caused by the water damage. In settlement of an insurance claim, the Company received insurance proceeds of $400. Accordingly, a gain of $236 was recognized and this gain is included in “Gain on insurance proceeds” in the accompanying Condensed Combined Statements of Operations.

(4)	Assumption of Debt by Member

During the six months ended June 30, 2010, the members of the Company assumed $12,690 of the Company’s debt. This is reflected as a contribution on the accompanying Condensed Combined Statements of Members’ Capital.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Members of
Moody National Three Property Portfolio

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of members’ capital and of cash flows present fairly, in all material respects, the financial position of Moody National Three Property Portfolio at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
October 26, 2010

MOODY NATIONAL THREE PROPERTY PORTFOLIO

COMBINED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

ASSETS
Investment in hotel properties, net	$53,489	$55,427
Cash and cash equivalents	593	1,409
Restricted cash	3,114	2,603
Hotel receivables and other assets	785	1,152

Total assets	$57,981	$60,591

LIABILITIES AND MEMBERS’ CAPITAL
Mortgage loan	$52,826	$53,110
Note payable	525	0
Due to affiliate	105	1,220
Accrued rent	50	25
Accounts payable and accrued expenses	481	577

Total liabilities	53,987	54,932
Commitments and contingencies (Note 9)
Members’ capital	3,994	5,659

Total liabilities and members’ capital	$57,981	$60,591

The accompanying notes are an integral part of the combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

COMBINED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

Revenue:
Hotel operating:
Rooms	$11,108	$12,718
Other operating	482	510

Total revenue	11,590	13,228

Expenses:
Operating expenses:
Rooms	2,437	2,860
Other	311	329
General and administrative	1,946	2,093
Sales and marketing	434	427
Franchise fees	841	962
Management fees	579	627
Condominium fees	524	637
Depreciation	1,642	1,610
Ground rent	103	105
Property taxes	849	813

Total operating expenses	9,666	10,463

Operating income	1,924	2,765
Interest income	7	18
Interest expense	2,571	3,594

Net loss	$(640)	$(811)

The accompanying notes are an integral part of the combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

STATEMENTS OF MEMBERS’ CAPITAL
For the years ended December 31, 2009 and 2008

Members’ Capital
(Dollars in thousands)

Balance at January 1, 2008	$5,970
Contributions	500
Distributions	—
Net loss	(811)

Balance at December 31, 2008	$5,659
Contributions	—
Distributions	(1,025)
Net loss	(640)

Balance at December 31, 2009	$3,994

The accompanying notes are an integral part of the combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
	(Dollars in thousands)

Cash flows from operating activities:
Net loss	$(640)	$(811)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight line rent adjustment	25	25
Loan cost amortization	356	356
Depreciation and amortization	1,642	1,610
Changes in assets and liabilities:
Hotel receivables and other assets	11	50
Due to/from affiliate	(817)	879
Accounts payable and accrued expenses	(98)	(237)

Net cash provided by operating activities	479	1,872

Cash flows from investing activities:
Capital expenditures	—	(3,075)
Restricted cash	(511)	1,612

Net cash used in investing activities	(511)	(1,463)

Cash flows from financing activities:
Proceeds from note	525	—
Payments on mortgage loan	(284)	(265)
Capital contributions	—	500
Capital distributions	(1,025)	—

Net cash (used in) provided by financing activities	(784)	235

Net change in cash and cash equivalents	(816)	644
Cash and cash equivalents, beginning of year	1,409	765

Cash and cash equivalents, end of year	$593	$1,409

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,592	$3,687

The accompanying notes are an integral part of the combined financial statements

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
(dollars in thousands)

(1)	Organization

The Moody National Three Property Portfolio includes the following hotels:

The Courtyard by Marriott® Altoona in Altoona, Pennsylvania

The SpringHill Suites by Marriott® Washington in Washington, Pennsylvania

The Residence Inn by Marriott® White Plains in White Plains, New York

The three hotel properties (collectively “the Company” or “the Hotels”) are owned by three single member Delaware limited liability companies directly or indirectly owned and subject to management control by Brett C. Moody (“Moody”). The Residence Inn in White Plains, New York is leased on a long term basis to another single member Delaware limited liability company that is also owned by Moody (the “Lessee”).

The Company operates in the hospitality and lodging industry and is subject to risks common to companies in that industry.

The Hotels are operated under franchise agreements with Marriott International and are subject to hotel management agreements with Concord Hospitality Enterprises (“Concord”) (Note 6) and asset management agreements with Moody National Management LP (“the Moody Operator”) (Note 8).

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United State of America. All intercompany balances and transactions including those between the Hotels and Lessee have been eliminated in combination. These financials are being presented on a combined basis as the Hotels and the Lessee are under common management and control.

Use of Estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel Properties

Investment in hotel properties consists primarily of land, buildings, improvements and related fixtures and equipment. Investment in hotel properties is stated at cost and is depreciated using the straight-line method over estimated useful lives of 39 years for building, 5 to 15 years for improvements, 5 and 7 years for furniture, fixtures and equipment and 5 years for computer equipment. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. When property and/or equipment are sold or retired, their cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its property and equipment when events or circumstances indicate that the asset may be impaired. This evaluation consists of a comparison of the carrying value of the asset with the asset’s expected future cash flows,

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

undiscounted and without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If expected future undiscounted cash flows are less than the carrying value of the asset then impairment is indicated. Such impairment is measured as the difference between the carrying value of the asset and its fair market value. During 2009 and 2008, there were no events or changes in circumstances indicating that the carrying value of the property and equipment may not be recoverable.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Hotels maintain their cash accounts at various major financial institutions within the United States of America. At times, deposits may be in excess of federally insured limits. The Hotels have not experienced any losses on cash deposits with the financial institutions.

Restricted Cash

The Hotel mortgage loan agreements requires the Company to fund 4% of gross revenues on a monthly basis for furnishings, fixtures, equipment and general repair maintenance reserve of the Hotels in an account to be held by the lender (“Replacement Reserves”).

In addition, insurance and real estate tax reserves are required to be deposited into an escrow account to be held by the lenders (see Note 4).

Deferred Financing Costs

The Company’s deferred financing costs relate to fees and costs incurred to obtain long-term financing to purchase the Hotels. These costs are amortized using the straight-line method, which approximates the effective interest method, over the life of the applicable borrowing and are included as a component of interest expense. Capitalized deferred financing costs are recorded in Hotel receivables and other assets and totaled $1,296 as of December 31, 2009 and 2008. Accumulated amortization was $850 and $494 as of December 31, 2009 and 2008, respectively, and approximately $90 and $356 will be amortized in the years ending December 31, 2011 and 2010, respectively.

Revenue Recognition

Room revenues are recognized the night of occupancy. Cash received prior to guest arrival is recorded as an advanced deposit from customers and recognized as revenue at the time of occupancy.

Other revenues are also recognized for food, beverage, telephone charges and various ancillary services performed at the time the service is provided.

Fair value of Non-Financial Assets and Liabilities

Effective January 1, 2009, the Company adopted a new accounting pronouncement which affects how fair value is determined for non-financial assets that are measured at fair value on a non-recurring basis such as intangibles and long-lived assets, including the incorporation of market participant assumption in determining the fair value. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

Income Taxes

The Company has elected to be a limited liability company for federal tax purposes. As such, no federal or state income taxes are payable by the Company and none have been provided for in the accompanying financial statements. In accordance with partnership taxation, each of the partners is

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

responsible for reporting its share of taxable income or loss. The Company analyzed its material tax positions and determined that it has not taken any uncertain tax positions.

(3)	Investment in Hotel Properties, net

Investment in hotel properties, net, December 31, 2009 and 2008 consists of the following:

	2009	2008

Land	$6,718	$6,718
Building and improvements	50,553	$50,849
Furniture, fixtures, and equipment	401	$401

Subtotal	57,672	57,968
Less: Accumulated depreciation	(4,183)	$(2,541)

Investment in hotel properties, net	$53,489	$55,427

During 2009 the Company transferred building improvements valued at $296 to an affiliate in exchange for a receivable equaling the carrying value.

(4)	Mortgage Loan

The Washington First Loan is collateralized by the Washington Hotel and is guaranteed by Moody. The Washington First Loan matures on April 1, 2015, and does not allow for any prepayment prior to one month from the maturity date. From and after one month prior to the Maturity Date, the loan may be prepaid in whole without penalty or premium. The Washington First Loan bears interest at a fixed rate of 5.84% and requires monthly interest and principal payments on a 10-year amortization schedule. The Washington First Loan requires the Company to maintain a certain debt service coverage ratio. The Company is in compliance with its covenants as of December 31, 2009 and 2008.

The Washington First Loan requires the Company to make a monthly deposit to a tax and insurance escrow fund (“Tax and Insurance Escrow”) held by Berkadia Commercial Mortgage (the Lender) for real estate taxes and insurance related to the Washington Hotel. At December 31, 2009 and 2008, the Tax and Insurance Escrow had a balance of $42 and $72, respectively. These funds are included in restricted cash reserves in the accompanying financial statements.

The Washington First Loan requires the Company to make a monthly deposit to a replacement escrow fund for the replacement or refurbishment of furniture, fixtures, and equipment of the Washington Hotel. The monthly deposit is equal to 1/12 of 4% of the annual gross revenues of the hotel. The escrow is held by the Lender. At December 31, 2009 and 2008, the Replacement Escrow had a balance of $586 and $479, respectively. These funds are included in the restricted cash reserves in the accompanying financial statements.

The Altoona First Loan is collateralized by the Altoona Hotel and is guaranteed by Moody. The Altoona First Loan matures on April 1, 2016, and does not allow for any prepayment prior to three months from the maturity date. From and after three months prior to the Maturity Date, the loan may be prepaid in whole without penalty or premium. The Altoona First Loan bears interest at a fixed rate of 5.96% and requires monthly interest and principal payments on a 10-year amortization schedule. The Altoona First Loan requires the Company to maintain a certain debt service coverage ratio. The Company is in compliance with its covenants as of December 31, 2009 and 2008.

The Altoona First Loan requires the Company to make a monthly deposit to a tax and insurance escrow fund (“Tax and Insurance Escrow”) held by Berkadia Commercial Mortgage (the Lender) for real estate taxes and insurance related to the Hotel. At December 31, 2009 and 2008, the Tax and Insurance Escrow had a balance of $61 and $42, respectively. These funds are included in restricted cash reserves in the accompanying financial statements.

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Altoona First Loan requires the Company to make a monthly deposit to a replacement escrow fund for the replacement or refurbishment of furniture, fixtures, and equipment of the Altoona Hotel. The monthly deposit is equal to 1/12 of 4% of the annual gross revenues of the hotel. The escrow is held by the Lender. At December 31, 2009 and 2008, the Replacement Escrow had a balance of $361 and $256, respectively. These funds are included in restricted cash reserves in the accompanying financial statements.

The White Plains Mortgage Loans are as follows:

	Outstanding at
	December 31,	Interest
	2009 and 2008	Rate

Mortgage loan	$12,500,000	LIBOR + 1.714%
Mezzanine mortgage loan A	7,500,000	LIBOR + 2.505%
Mezzanine mortgage loan B	5,000,000	LIBOR + 3.805%
Mezzanine mortgage loan C	2,500,000	LIBOR + 3.805%

The White Plains Mortgage Loans are collateralized by the White Plains Hotel and are guaranteed by Moody. The White Plains Mortgage Loans mature on March 9, 2011, and allow for prepayment prior to the maturity date for an exit fee of .5% of the principal balance. The White Plains Mortgage Loan requires the Company to maintain a certain debt service coverage ratio. The Company is in compliance with its covenants as of December 31, 2009 and 2008.

The White Plains Mortgage Loan requires the Company to make a monthly deposit to a tax and insurance escrow fund (“Tax and Insurance Escrow”) held by Citigroup Global Markets Realty Corp (the White Plains Lender) for real estate taxes and insurance related to the White Plains Hotel. At December 31, 2009 and 2008, the Tax and Insurance Escrow had a balance of $439 and $458, respectively. These funds are included in the restricted cash reserves in the accompanying financial statements.

The White Plains Mortgage Loan requires the Company to make a monthly deposit to a replacement escrow fund for the replacement or refurbishment of furniture, fixtures, and equipment of the Hotel. The monthly deposit is equal to 1/12 of 4% of the annual gross revenues of the hotel. The escrow is held by the Lender. At December 31, 2009 and 2008, the Replacement Escrow had a balance of $1,625 and $1,296, respectively. These funds are included in restricted cash reserves in the accompanying financial statements.

Excluding the two loans assumed by member of the Company (see note 10), future scheduled debt principal payments at December 31, 2009 are as follows:

2010	$312
2011	27,832
2012	352
2013	373
2014	395
2015	4,940
2016	5,930

Total	$40,134

In connection with the acquisition of the Washington Hotel and the Altoona Hotel affiliates of Moody entered into a financing agreement collateralized by the hotels with assigned values of $5,579 and $7,113 respectively. The financing agreement required interest only payments on the assigned

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

values at one month LIBOR plus 4.7%, (6.09% and 4.93% as of December 31, 2009 and 2008, respectively). See (Note 10) for additional information regarding this financing arrangement.

(5)	Note Payable

On December 2, 2009, the Company entered into a $525 note payable for the White Plains Hotel (the “White Plains Note Payable”) with Amegy Bank N.A., which matures on December 1, 2010. The White Plains Note Payable is collateralized by the Moody’s interest in the Hotel. The White Plains Note Payable may be repaid in full without any prepayment fee. The White Plains Note Payable bears interest at a rate of 5.3% annually and requires monthly interest payments over the term of the note. All unpaid interest and principal is due upon maturity.

Future estimated schedule debt principal payments at December 31, 2009 are as follows:

2010	$525
2011	—

Total	$525

(6)	Management Agreement

The hotel management agreement for the Altoona and Washington Hotels expires on February 28, 2017 and renews automatically for successive one-year terms unless terminated by Moody or Concord. The agreement requires a base management fee equal to 4% of Gross Operating Revenues (as defined). The Hotel management agreement for the White Plains Hotel expired in February 2008 and currently renews automatically for successive one-year terms unless terminated by Moody or Concord. The agreement requires a base management fee equal to 3% of Gross Operating Revenues (as defined). The agreements also require an accounting fee of $16 annually.

(7)	Franchise Agreement

The White Plains Hotel is subject to a franchise agreement with Marriott International, Inc to operate under the Residence Inn brand. The agreement expires on July 18, 2016 and allows for one ten year renewal period. Under the agreement, royalty fees are equal to 5% of hotel gross room revenues (as defined), and marketing fees are equal to 2.5% of hotel gross room revenues (as defined). The franchise fee expense for the years ended December 31, 2009 and December 31, 2008 was $439 and $514, respectively.

The Washington Hotel is subject to a fourteen year franchise agreement with Marriott International, Inc to operate under the SpringHill Suites brand. The agreement expires on February 21, 2020 and is not renewable. Under the agreement, royalty fees are equal to 5% of hotel gross room revenues (as defined), and marketing fees are equal to 2.5% of hotel gross room revenues (as defined). The franchise fee expense for the years ended December 31, 2009 and December 31, 2008 was $205 and $222, respectively.

The Altoona Hotel is subject to a fourteen year franchise agreement with Marriott International, Inc to operate under the Courtyard brand. The agreement expires on August 31, 2021 and allows for one ten year renewal period. Under the agreement, royalty fees are equal to 5.5% of hotel gross room revenues (as defined), and marketing fees are equal to 2% of hotel gross room revenues (as defined). The franchise fee expense for the years ended December 31, 2009 and December 31, 2008 was $197 and $226, respectively.

(8)	Related Parties

The Moody Operator is an affiliate of the Company and provides asset management services for the Hotels. The terms of the asset management agreement requires payments equal to .5%, 1%

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

and 2% of Gross Operating Revenues (as defined) for the Altoona, Washington and White Plains Hotels, respectively. For the years ended December 31, 2009 and 2008, the affiliate received asset management fees of approximately $309 and $345.

(9)	Commitments and Contingencies

The nature of the operations of the Hotel exposes the Company to the risk of claims and litigation in the normal course of business. Although the outcome of these matters cannot be determined, management does not expect the ultimate resolution of these matters to have a material adverse effect on the financial position, operations, or liquidity of the Company.

The Altoona Hotel is committed to a ground lease with the Blair County Convention and Sports Facility Authority. The term of the agreement expires on April 30, 2029 with 12 additional terms of five years each. The lease rate is based on the quarterly average room occupancy of the hotel as follows:

Avg Occupancy	Lease Amount

> 85%	Base Rent
85% but less than 90%	$4/room/day
90% but less than 100%	$5/room/day
100%	$6/room/day

Base rent is equal to $5,500 per month, which shall be increased on an annual basis by two and one-half percent (2.5%).

The following is a schedule of the minimum future obligation payments required under the ground lease (in thousands):

2010	82
2011	84
2012	87
2013	89
2014	91
Thereafter	1,992

Total	2,425

The White Plains Hotel is part of a condominium known as La Reserva Condominium (the “Condominium”). The Condominium is comprised of 143 residential units and four commercial units. The four commercial units are owned by the Company and are part of the White Plains Hotel. The White Plains Hotel is comprised of 129 of the residential units owned by the Company and four residential units leased by the Company from unaffiliated third party owners. The remaining 10 residential units are owned and occupied by unaffiliated third party owners.

The Company leases 4 residential units in the White Plains hotel from individual owners (the “Condo Owner”). The lease agreements are for 6 years with a one-time 5 year renewal option. The White Plains Hotel shall have the right to sublease the Unit to any third party (a “Hotel Guest”) for such rent and on such terms as the White Plains Hotel may determine. Each Condo Owner may reserve the Unit for seven (7) days in any calendar quarter or two (2) weeks in any calendar year. The White Plains Hotel will have no obligation to pay Rent during such period. Each Condo Owner is also obligated to reimburse the White Plains Hotel for renovations that were completed in 2008 monthly. Minimum annual rents payable to the Condo Owner are approximately $70 per year and amounts receivable from the Condo Owner for its renovation reimbursements are approximately $11 per year, subject to a balloon repayment at the end of the lease term of any remaining reimbursements.

MOODY NATIONAL THREE PROPERTY PORTFOLIO

NOTES TO FINANCIAL STATEMENTS — (Continued)

The White Plains Hotel is responsible for paying assessments to the Condominium Association on a monthly basis for all residential units owned and leased. The White Plains Hotel provides certain services to the Condominium Association for housekeeping, maintenance and certain other services and receives compensation from the Condominium Association for said services. The net of assessment paid and reimbursements received is reflected in condominium fees on the Combined Statements of Operations.

(10)	Subsequent Events

On May 18, 2010, Moody entered into a purchase and sale agreement with Chatham Lodging Trust for the sale of the Hotels and the Lessee for a purchase price of $43.2 million which includes the assumption of loan debt of $12.4 million.

On August 24, 2010, the sale of the Altoona and Washington Hotels was completed for the purchase price plus customary pro-rated amounts and closing costs. During the six months ended June 30, 2010, the members of the Company assumed $12,690 of the Company’s debt.

On September 23, 2010, the sale of the White Plains Hotel was completed for the purchase price plus customary pro-rated amounts and closing costs.

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through October 26, 2010, the date the financial statements were available to be issued.

NEW ROC HOTELS, LLC

(A Limited Liability Company)
Balance Sheets
September 30, 2010 and December 31, 2009

	September 30,	December 31,
	2010	2009
	(Reviewed)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$318,014	$297,551
Accounts and guest receivables, net of allowance for uncollectible accounts	132,735	61,645
Escrows:
Taxes and insurance	271,312	170,926
Replacement reserve	195,237	69,526

Total escrows	466,549	240,452
Inventory	27,275	26,332
Prepaid expenses	53,327	54,592

Total current assets	997,900	680,572
Property and equipment
Property and equipment, at cost, net of accumulated depreciation	16,619,844	17,264,883
Other assets
Deferred costs — air rights, net of accumulated amortization	2,569,867	2,619,927
Deferred financing costs, net of accumulated amortization	17,501	45,264

Total other assets	2,587,368	2,665,191

Total Assets	$20,205,112	$20,610,646

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable, trade	$146,472	$137,803
Accrued expenses	173,206	99,914

Total current liabilities	319,678	237,717
Long-term liabilities
Mortgage note payable	16,800,000	16,800,000

Total liabilities	17,119,678	17,037,717
Members’ equity	3,085,434	3,572,929

Total Liabilities and Members’ Equity	$20,205,112	$20,610,646

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)
Statements of Operations
For the Nine Month Periods Ended September 30, 2010 and 2009

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2010	September 30, 2009
	(Reviewed)	(Reviewed)

Revenues:
Room revenues	$4,422,382	$4,219,787
Telephone revenue	5,205	6,597
Other revenues	213,613	182,346

Total revenues	4,641,200	4,408,730
Expenses:
Departmental costs:
Room expense	1,028,502	923,958
Telephone expense	9,686	10,886

Total departmental costs	1,038,188	934,844

Gross operating profit	3,603,012	3,473,886
General and administrative:
General and administrative	530,569	538,411
Energy expenses	298,766	259,963
Franchise expenses	337,753	326,280
Property taxes and insurance	495,937	461,315
Property operations, repairs and maintenance	296,310	235,322
Sales and marketing expenses	202,794	179,938
Management fees	181,812	142,489

Total general and administrative expenses	2,343,941	2,143,718

Total expenses	3,382,129	3,078,562

Income from operations, before depreciation,
amortization and interest	1,259,071	1,330,168
Other income and (expenses):
Depreciation and amortization	(775,563)	(847,588)
Interest expense	(704,503)	(696,064)

Total other income and (expenses), net	(1,480,066)	(1,543,652)

Net Loss	$(220,995)	$(213,484)

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)
Statement of Changes in Members’ Equity
For the Nine Month Period Ended September 30, 2010

		Louis R.
	Cappelli	Cappelli Family	Kylie
	Hotels, LLC	Partnership	Cappelli	Total
				(Reviewed)

Percentage ownership	25%	25%	50%	100%
Profit and loss percentage	100%	0%	0%	100%
Balance at December 31, 2009	$(543,352)	$1,372,093	$2,744,188	$3,572,929
Net loss	(220,995)	—	—	(220,995)
Distributions	(266,500)	—	—	(266,500)

Balance at September 30, 2010	$(1,030,847)	$1,372,093	$2,744,188	$3,085,434

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)
Statements of Cash Flows
For the Nine Month Periods Ended September 30, 2010 and 2009

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2010	September 30, 2009
	(Reviewed)	(Reviewed)

Cash Flows From Operating Activities
Net loss	$(220,995)	$(213,484)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	697,740	681,344
Amortization of intangible assets	50,060	50,059
Amortization of debt issue costs	27,763	116,185
(Increase) decrease in accounts and guest receivables	(71,090)	3,229
Deposits to escrow for insurance and real estate taxes	(517,744)	(502,588)
Releases from escrow for insurance and real estate taxes	417,358	384,038
Increase in inventories	(943)	(288)
Decrease in prepaid assets	1,265	71,736
Increase in accounts payable	8,669	59,040
Increase in other accrued liabilities	73,292	12,222

Total adjustments	686,370	874,977

Net cash provided by operating activities	$465,375	$661,493
Cash Flows From Investing Activities
Deposits to escrow for repairs and replacements	$(210,655)	$(210,655)
Releases from escrow for repairs and replacements	84,944	291,745
Purchases of fixed assets	(52,701)	(356,255)

Net cash used in investing activities	(178,412)	(275,165)
Cash Flows From Financing Activities
Distributions to members	(266,500)	(825,000)

Net cash used in financing activities	(266,500)	(825,000)
Net increase (decrease) in cash and cash equivalents	20,463	(438,672)
Cash and cash equivalents at beginning of period	297,551	822,369

Cash and cash equivalents at end of period	$318,014	$383,697

Supplemental Disclosure
Cash paid during the period for interest	$(704,503)	$(696,064)

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements
September 30, 2010

NOTE 1 —	NATURE OF ORGANIZATION

The New Roc Hotels, LLC (the Company) was incorporated in the State of New York for the purpose of operating a hotel known as Residence Inn by Marriott (Property), a 124-room hotel located in New Rochelle, New York.

The Company operates in one geographic market: New Rochelle, New York. Accordingly, the Company’s ability to meet its obligations is dependent on the tourism and business conditions in the New York metropolitan area. Management believes that the risk arising from this concentration is mitigated by the scarcity of reasonably-priced, quality hotel rooms in the immediate area, the market being one of the largest in the world and the Property’s proximity near many important entertainment and sports venues.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the major accounting policies followed by the Company is set forth below:

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Accounting

The Company prepares its financial statements on the accrual basis of accounting, in accordance with generally accepted accounting principles.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments, purchased with a maturity of three months or less, to be cash equivalents

Escrows

Under the terms of the mortgage and management agreements, the Company is required to establish escrow reserve accounts to cover the costs of real estate taxes, insurance, replacements and renewals related to the furniture, fixtures and equipment, and certain repairs and maintenance to the hotel.

Accounts and Guest Receivable

Accounts receivable are stated at the amount billed to the customer plus any accrued and unpaid interest. The Company considers guest receivables to be delinquent after thirty days, and begin collection activities on that date. The delinquent receivables at September 30, 2010 and December 31, 2009, aggregated $7,648 and $25,257, respectively.

Allowance for Doubtful Accounts

The Company provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off though a charge to the valuation allowance and a credit to accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

Allowance for doubtful accounts was $0 and $2,000 as of September 30, 2010 and December 31, 2009, respectively.

Inventory

Inventory of food, beverages and supplies are stated at the lower of cost or market using the first-in, first-out method.

Fair Value

The Company does not value any of its assets or liabilities at fair value, under Financial Accounting Standards Board (FASB) Statement No. 157, Fair Value Measurements.

Deferred Costs

Deferred costs represent costs incurred in connection with the purchase and development of the property, and in obtaining its long-term financing. These costs are being amortized on a straight-line basis as follows:

Years

Finance costs	2-20
Air rights	55

Fixed Assets and Depreciation

Property, hotel furniture and equipment are recorded at cost. Depreciation of real property is computed using the straight-line method over a 40-year estimated useful life. Depreciation of furniture, fixtures and equipment is provided over the estimated economic lives of the related assets, using the straight-line method over five to seven years. Maintenance and repair costs are charged to expense when incurred. At the time fixed assets are retired or otherwise disposed of, the fixed assets and related accumulated depreciation or amortization accounts are relieved of the applicable amounts, and any gain or loss is credited or charged to income.

Depreciation expense was $697,740 and $681,344 for nine month periods ended September 30, 2010 and 2009, respectively.

Advertising Costs

The costs of advertising, promotion and marketing programs are charged to operations in the period incurred and are included as operating expenses in the accompanying statements of operations

Income Taxes

The Company has elected for income tax purposes to be treated as a partnership. Accordingly, federal and state income taxes have not been provided, as the Company’s income or loss is passed through and reported by the members on their individual tax returns. The Company has determined that there are no uncertain positions required to be disclosed or recorded under Accounting Standards Codification 740, Accounting for Uncertainty in Income Taxes.

Subsequent Events

The Company has evaluated the financial statements for subsequent events that could require accrual or disclosure through the financial statement report date of          .

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at September 30, 2010 and December 31, 2009:

	2010	2009

Building	$20,338,974	$20,338,974
Equipment	5,377,816	5,325,115

Subtotal	25,716,790	25,664,089
Less accumulated depreciation	(9,096,946)	(8,399,206)

Total	$16,619,844	$17,264,883

NOTE 4 —	DEFERRED COSTS

The Company has an air rights lease with the City of New Rochelle. The Company paid a one-time payment of $3,203,750 and has an annual base rent of $10. The lease initially expires on December 1, 2047. During 2007, the Company extended the lease with an additional payment of $75,000. The lease extension expires on December 1, 2062. The additional payment is amortized over the life of the lease extension.

Deferred costs and accumulated amortization are as follows at September 30, 2010 and December 31, 2009:

	As of September 30, 2010
		Accumulated	Amortization
	Cost	Amortization	Period

Air Rights	$3,278,750	$708,883	55 years
Financing Costs	388,617	388,617	2 years
Franchise Expense	50,000	32,499	20 years

Total	$3,717,367	$1,129,999

	As of December 31, 2009
		Accumulated	Amortization
	Cost	Amortization	Period

Air Rights	$3,278,750	$658,823	55 years
Financing Costs	388,617	363,354	2 years
Franchise Expense	50,000	29,999	20 years

Total	$3,717,367	$1,052,176

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

The annual amortization of deferred costs is expected to be as follows:

For the Period Ended		Financing	Franchise
September 30,	Air Rights	Costs	Expense	Total

2011	$66,746	$—	$3,333	$70,079
2012	66,746	—	3,333	70,079
2013	66,746	—	3,333	70,079
2014	66,746	—	3,333	70,079
2015	66,746	—	3,333	70,079
Thereafter	2,236,137	—	836	2,236,973

	$2,569,867	$—	$17,501	$2,587,368

NOTE 5- GARAGE LEASE AGREEMENT

The Company has an agreement with the town of New Rochelle to lease 128 parking spaces in a municipal parking garage for their guests and employees. The annual base rent for the lease is $10 plus the Company’s proportionate share of the city’s adopted budget for the operation, management and maintenance of the garage and the proportionate share of the established reserve fund for the cost of capital repairs. The lease expires December 1, 2037 and has an option to extend to December 1, 2104.

The lease has been accounted for as an operating lease, rent and expense was $95,067 and $94,572 for nine month periods ended September 30, 2010 and 2009, respectively.

The following is a schedule by years of future minimum rental payments required under operating leases in excess of one year as of September 30, 2010:

For the Period Ended
September 30,	Amount

2011	$95,507
2012	95,507
2013	95,507
2014	95,507
2015	95,507
Thereafter	2,101,154

Total	$2,578,689

NOTE 6 —	MORTGAGE NOTE PAYABLE

During 2008, the Company borrowed $16,800,000 pursuant to a loan agreement with CIBC, Inc. The mortgage bears an interest rate of 5.45% and is collateralized by the Property and related real estate and equipment. The loan was extended on December 18, 2009 and is interest-only for the entire duration of the loan. The entire outstanding principal of the note, together with all accrued and unpaid interest, shall be due and payable on November 30, 2011. Interest expense was $704,503 and $696,064 for the nine month periods ended September 30, 2010 and 2009, respectively.

Annual maturities of long-term debt are as follows:

2011	$16,800,000

Total	$16,800,000

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

NOTE 7 —	HOTEL MANAGEMENT AGREEMENT

The Company has entered into a management agreement with Urgo Hotels, LLC to manage the operations of the Property.

The management fee is 3% of adjusted gross revenues and additional fees, which will vary depending on the Property achieving certain profit goals. The management fee was $181,812 and $142,489 for the nine month periods ended September 30, 2010 and 2009, respectively.

NOTE 8 —	RETIREMENT PLAN

Eligible employees of the Company participate in a defined contribution plan maintained by the Company, as described in section 401(k) of the Internal Revenue Code (IRC). Employees are eligible to participate after nine months of employment. Employees may make contributions to the plan up to the maximum amount allowed by the Internal Revenue Code if they wish. Through September 1, 2009 the employer matched employee contributions dollar for dollar the first 3% of an employee’s gross salary and 50% of the next 2% of an employee’s salary, not to exceed a maximum of 4%. The matching provision was amended in 2009 whereby future employer contributions were strictly discretionary. The Company made did not make any contributions for the nine month periods ended September 30 2010 and 2009.

INDEPENDENT AUDITORS’ REPORT

New Roc Hotels, LLC
(A limited liability company)
New Rochelle, New York

We have audited the accompanying balance sheets of New Roc Hotels, LLC (a limited liability company) as of December 31, 2009 and 2008, and the related statements of operations, cash flows and changes in members’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above fairly present, in all material respects, the financial position of New Roc Hotels, LLC as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

DeLeon & Stang, CPAs
Gaithersburg, Maryland
October 27, 2010

100 Lakeforest Blvd., Suite 650 •  Gaithersburg, MD 20877 •  Phone 301-948-9825
 • Fax 301-948-3220 e-mail: info@deleonandstang.com • www.deleonandstang.com

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Balance Sheets
December 31, 2009 and 2008

	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$297,551	$822,369
Accounts and guest receivables, net of allowance for uncollectible accounts	61,645	105,357
Escrows:
Taxes and insurance	170,926	135,750
Replacement Reserve	69,526	212,106

Total escrows	240,452	347,856
Due from affiliate	—	29,033
Inventory	26,332	25,775
Prepaid expenses	54,592	90,695

Total current assets	680,572	1,421,085
Property and equipment
Property and equipment, at cost, net of accumulated depreciation	17,264,883	17,776,984
Other assets
Deferred costs — air rights, net of accumulated amortization	2,619,927	2,686,673
Deferred financing costs, net of accumulated amortization	45,264	200,178

Total other assets	2,665,191	2,886,851

Total Assets	$20,610,646	$22,084,920

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable, trade	$137,803	$93,628
Accrued expenses	99,914	160,859

Total current liabilities	237,717	254,487
Long-term liabilities
Mortgage note payable	16,800,000	16,800,000

Total liabilities	17,037,717	17,054,487
Members’ equity	3,572,929	5,030,433

Total Liabilities and Members’ Equity	$20,610,646	$22,084,920

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Statements of Operations
For the Years Ended December 31, 2009 and 2008

	2009	2008

Revenues:
Room revenues	$5,561,935	$6,782,868
Telephone revenue	8,861	20,019
Other revenues	193,914	395,672

Total revenues	5,764,710	7,198,559
Expenses:
Departmental costs:
Room expense	1,249,665	1,534,922
Telephone expense	15,767	23,180

Total departmental costs	1,265,432	1,558,102

Gross operating profit	4,499,278	5,640,457
General and administrative:
General and administrative	715,181	732,303
Energy expenses	319,085	441,605
Franchise expenses	425,459	509,996
Property taxes and insurance	611,171	571,743
Property operations, repairs and maintenance	332,811	343,662
Sales and marketing expenses	250,269	233,383
Management fees	182,928	286,865

Total general and administrative expenses	2,836,904	3,119,557

Total expenses	4,102,336	4,677,659

Income from operations, before depreciation, amortization and interest	1,662,374	2,520,900
Other income and (expenses):
Depreciation and amortization	(1,135,777)	(1,102,395)
Interest expense	(930,069)	(933,782)
Write off of deferred financing costs	—	(423,427)
Interest income	—	1,820

Total other income and (expenses), net	(2,065,846)	(2,457,784)

Net (loss) income	$(403,472)	$63,116

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Statements of Changes in Members’ Equity
For the Years Ended December 31, 2009 and 2008

		Louis R.
		Cappelli
	Cappelli	Family	Kylie
	Hotels, LLC	Partnership	Cappelli	Total

Percentage ownership — December 31, 2009	25%	25%	50%	100%
Profit and loss percentage — December 31, 2009	100%	0%	0%	100%
Balance at December 31, 2007	$10,501,983	$—	$—	$10,501,983

Share of net income January through April 2008	21,057	—	—	21,057
Distributions January through April 2008	(5,034,666)	—	—	(5,034,666)

Balance at April 30, 2008	5,488,374	—	—	5,488,374
Member Interest Transfer at May 1, 2008	(4,116,281)	1,372,093	2,744,188	—

Balance at May 1, 2008	1,372,093	1,372,093	2,744,188	5,488,374

Share of net income May through December 2008	42,059	—	—	42,059
Distributions May through December 2008	(500,000)	—	—	(500,000)

Balance at December 31, 2008	914,152	1,372,093	2,744,188	5,030,433

Share of 2009 net loss	(403,472)	—	—	(403,472)
2009 Distributions	(1,054,032)	—	—	(1,054,032)

Balance at December 31, 2009	$(543,352)	$1,372,093	$2,744,188	$3,572,929

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008

Cash Flows From Operating Activities
Net income (loss)	$(403,472)	$63,116
Adjustments to reconcile net income (loss) to net
cash provided by operating activities
Depreciation	914,118	902,449
Amortization of intangible assets	66,746	66,746
Amortization of debt issue costs	154,913	133,200
Write off of deferred financing costs	—	423,427
Decrease in accounts and guest receivables	43,712	3,530
Decrease (increase) in prepaid assets	36,102	(82,508)
Deposits to escrow for insurance and real estate taxes	639,323	762,202
Releases from escrow for insurance and real estate taxes	(674,499)	(644,148)
Decrease (increase) in inventories	(557)	37,012
Increase (decrease) in accounts payable	44,175	(40,690)
Increase (decrease) in other accrued liabilities	(60,945)	(109,169)

Total adjustments	759,616	1,452,051

Net cash provided by operating activities	$739,537	$1,515,167
Cash Flows From Investing Activities
Deposits to escrow for repairs and replacements	$(280,873)	$(266,925)
Releases from escrow for repairs and replacements	423,455	62,258
Purchases of fixed assets	(402,017)	(77,112)

Net cash used in investing activities	(259,435)	(281,779)
Cash Flows From Financing Activities
Decrease (increase) in due from affiliate	29,033	(20,079)
Proceeds from long-term debt	—	16,800,000
Increase in financing costs	—	(303,160)
Repayment of long-term debt	—	(12,511,093)
Distributions to members	(1,054,032)	(5,534,666)

Net cash used in financing activities	(1,024,999)	(1,568,998)
Net decrease in cash and cash equivalents	(524,818)	(335,610)
Cash and cash equivalents at beginning of year	822,369	1,157,979

Cash and cash equivalents at end of year	$297,551	$822,369

Supplemental Disclosure

Cash paid during the year for interest	$930,069	$944,513

See Notes to the Financial Statements

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE 1 —	NATURE OF ORGANIZATION

The New Roc Hotels, LLC (the Company) was incorporated in the State of New York for the purpose of operating a hotel known as Residence Inn by Marriott (Property), a 124-room hotel located in New Rochelle, New York.

The Company operates in one geographic market: New Rochelle, New York. Accordingly, the Company’s ability to meet its obligations is dependent on the tourism and business conditions in the New York metropolitan area. Management believes that the risk arising from this concentration is mitigated by the scarcity of reasonably-priced, quality hotel rooms in the immediate area, the market being one of the largest in the world and the Property’s proximity near many important entertainment and sports venues.

Organization and Partnership Agreement

During 2008, the Company changed the structure of its ownership. Under the third amended and restated operating agreement of New Roc Hotels, LLC, Donald J. Urgo & Associates, LLC withdrew as a member of the Company leaving Cappelli Hotels, LLC with one hundred percent (100%) of the membership interest. Effective May 1, 2008 Cappelli Hotels, LLC assigned 50% of its rights, title and interest to Kylie Cappelli and 25% of its rights, title and interest to the Louis R. Cappelli Family Limited Partnership.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the major accounting policies followed by the Company is set forth below:

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Accounting

The Company prepares its financial statements on the accrual basis of accounting, in accordance with generally accepted accounting principles.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments, purchased with a maturity of three months or less, to be cash equivalents

Escrows

Under the terms of the mortgage and management agreements, the Company is required to establish escrow reserve accounts to cover the costs of real estate taxes, insurance, replacements and renewals related to the furniture, fixtures and equipment, and certain repairs and maintenance to the hotel.

Accounts and Guest Receivable

Accounts receivable are stated at the amount billed to the customer plus any accrued and unpaid interest. The Company considers guest receivables to be delinquent after thirty days, and begin

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

collection activities on that date. The delinquent receivables at December 31, 2009 and 2008 aggregated $25,257 and $25,353, respectively.

Allowance for Doubtful Accounts

The Company provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off though a charge to the valuation allowance and a credit to accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Inventory

Inventory of food, beverages and supplies are stated at the lower of cost or market using the first-in, first-out method.

Fair Value

The Company does not value any of its assets or liabilities at fair value, under Financial Accounting Standards Board (FASB) Statement No. 157, Fair Value Measurements.

Deferred Costs

Deferred costs represent costs incurred in connection with the purchase and development of the property, and in obtaining its long-term financing. These costs are being amortized on a straight-line basis as follows:

Years

Finance costs	2-20
Air rights	55

Fixed Assets and Depreciation

Property, hotel furniture and equipment are recorded at cost. Depreciation of real property is computed using the straight-line method over a 40-year estimated useful life. Depreciation of furniture, fixtures and equipment is provided over the estimated economic lives of the related assets, using the straight-line method over five to seven years. Maintenance and repair costs are charged to expense when incurred. At the time fixed assets are retired or otherwise disposed of, the foxed assets and related accumulated depreciation or amortization accounts are relieved of the applicable amounts, and any gain or loss is credited or charged to income.

Depreciation expense was $914,118 and $902,449 for 2009 and 2008, respectively.

Advertising Costs

The costs of advertising, promotion and marketing programs are charged to operations in the year incurred and are included as operating expenses in the accompanying statements of operations

Income Taxes

The Company has elected for income tax purposes to be treated as a partnership. Accordingly, federal and state income taxes have not been provided, as the Company’s income or loss is passed through and reported by the members on their individual tax returns. The Company has determined that there are no uncertain positions required to be disclosed or recorded under Accounting Standards Codification 740, Accounting for Uncertainty in Income Taxes.

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

Subsequent Events

The Company has evaluated the financial statements for subsequent events that could require accrual or disclosure through the financial statement report date of October 27, 2010.

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2009 and 2008:

	2009	2008

Building	$20,338,974	$20,242,943
Equipment	5,325,115	5,019,129

Subtotal	25,664,089	25,262,072
Less accumulated depreciation	(8,399,206)	(7,485,088)

Total	$17,264,883	$17,776,984

NOTE 4 —	DEFERRED COSTS

The Company has an air rights lease with the City of New Rochelle. The Company paid a one-time payment of $3,203,750 and has an annual base rent of $10. The lease initially expires on December 1, 2047. During 2007, the Company extended the lease with an additional payment of $75,000. The lease extension expires on December 1, 2062. The additional payment is amortized over the life of the lease extension.

In connection with the 2008 refinancing of the Company’s mortgage debt (Note 6), previously deferred fees of $423,427 were written off to amortization expense during the year ended December 31, 2008.

Deferred costs and accumulated amortization are as follows at December 31, 2009 and 2008:

	As of December 31, 2009
		Accumulated	Amortization
	Cost	Amortization	Period

Air Rights	$3,278,750	$658,823	55 years
Financing Costs	388,617	363,354	2 years
Franchise Expense	50,000	29,999	20 years

Total	$3,717,367	$1,052,176

	As of December 31, 2008
		Accumulated	Amortization
	Cost	Amortization	Period

Air Rights	$3,278,750	$592,077	55 years
Financing Costs	388,617	211,773	2 years
Franchise Expense	50,000	26,666	20 years

Total	$3,717,367	$830,516

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

The annual amortization of deferred costs is expected to be as follows:

		Financing	Franchise
	Air Rights	Costs	Expense	Total

2010	$66,746	$25,263	$3,333	$95,342
2011	66,746	—	3,333	$70,079
2012	66,746	—	3,333	$70,079
2013	66,746	—	3,333	$70,079
2014	66,746	—	3,333	$70,079
Thereafter	2,286,197	—	3,336	2,289,533

	$2,619,927	$25,263	$20,001	$2,665,191

NOTE 5 — GARAGE LEASE AGREEMENT

The Company has an agreement with the town of New Rochelle to lease 128 parking spaces in a municipal parking garage for their guests and employees. The annual base rent for the lease is $10 plus the Company’s proportionate share of the city’s adopted budget for the operation, management and maintenance of the garage and the proportionate share of the established reserve fund for the cost of capital repairs.

The lease has been accounted for as an operating lease, rent and expense for the years ended December 31, 2009 and 2008 was $126,092 and $109,779, respectively.

NOTE 6 —	MORTGAGE NOTE PAYABLE

During 2008, the Company borrowed $16,800,000 pursuant to a loan agreement with CIBC, Inc. The mortgage bears an interest rate of 5.45% and is collateralized by the Hotel and related real estate and equipment. The loan was extended on December 18, 2009 and is interest-only for the entire duration of the loan. The entire outstanding principal of the note, together with all accrued and unpaid interest, shall be due and payable on November 30, 2011. Interest expense was $930,069 for 2009 and $933,782 for 2008.

Annual maturities of long-term debt are as follows:

2010	$—
2011	16,800,000

Total	$16,800,000

NOTE 7 —	RELATED PARTY TRANSACTIONS

Due from affiliate consists of net advances to an affiliate of a Member of $29,033 at December 31, 2008. The advances were non-interest bearing and fully repaid during 2009.

NOTE 8 —	HOTEL MANAGEMENT AGREEMENT

The Company has entered into a management agreement with Urgo Hotels, LLC to manage the operations of the Property.

The management fee is 3% of adjusted gross revenues and additional fees, which will vary depending on the Property’s achieving certain profit goals. The management fee was $182,928 and $286,865 for the years ended December 31, 2009 and 2008, respectively.

NEW ROC HOTELS, LLC
(A Limited Liability Company)

Notes to the Financial Statements — (Continued)

NOTE 9 —	RETIREMENT PLAN

Eligible employees of the Company participate in a defined contribution plan maintained by the Company, as described in section 401(k) of the Internal Revenue Code (IRC). Employees are eligible to participate after six months of employment. Employees may make contributions to the plan up to the maximum amount allowed by the Internal Revenue Code if they wish. Through June 1, 2009 the employer matched employee contributions dollar for dollar the first 3% of an employee’s gross salary and 50% of the next 2% of an employee’s salary, not to exceed a maximum of 4%. The matching provision was amended in 2009 whereby future employer contributions were strictly discretionary. The company made contributions of $0 and $21,423 for 2009 and 2008, respectively.

NOTE 10 —	COMMITMENTS AND CONTINGENCIES

Franchise Agreement

On December 21, 2000, the Company entered into a franchise agreement with Marriot Corporation (Marriot) for the use of its trade name for an initial term of 20 years with an option to renew for an additional 10 years. The following fees are payable quarterly:

a. 5% of gross room revenue, as defined

b. 2.5% of gross room revenue, as defined, which is paid into a fund for the purposes of paying marketing and advertising costs in connection with the operation or promotion of the Property.

The franchise expense paid was $425,459 and $509,996 for the years ended December 31, 2009 and 2008, respectively.

Contingencies

The Company is involved in various legal actions and claims arising in the ordinary course of its business. Management believes that current litigation and claims will be resolved without any material effect on the Company’s financial position.

NOTE 11 —	SUBSEQUENT EVENT

Sale of Hotel

On October 4, 2010 the Company sold the Property to Chatham New Rochelle RI, LLC for $21,000,000. Chatham New Rochelle RI, LLC received the building, all of its contents and a portion of the guest receivables and also assumed the mortgage payable to CBIC, Inc. in the amount of $16,800,000.

4,000,000 Shares

Common Shares

Prospectus
February 2, 2011

Barclays Capital
UBS Investment Bank

FBR Capital Markets

Morgan Keegan
Credit Agricole CIB
Piper Jaffray
Stifel Nicolaus Weisel
JMP Securities